UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(Rule 14a-101)
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__ )

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Cardtronics plc
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2021

Notice of Annual Meeting
of Shareholders
and Proxy Statement

CARDTRONICS

Cashless? Choiceless. Payment choice matters.
We are a company with a purpose-driven mission to provide cash access for the communities we serve – enabling payment choice. As the world’s largest ATM operator, we are a vital part of the cash infrastructure. We take exceptional pride in the role we play in advocating for consumers and ensuring they remain connected to consistent and reliable cash wherever they need it. Among the many benefits of cash, it is secure, reliable and private.

VISION

To be the trusted platform, enabling the majority of cash transactions in the communities we serve

2.2 Billion
total transactions processed in 2020
75,000 Owned (2)
+
214,000 Managed (2)
the leading ATM platform
~2,000
financial institution relationships
Located in
8 of Top 10 (1)
US retailers
60+ Million
Cardholders with access to Allpoint

4 continents, 10 countries

(1)Source: Kantar Consulting, Top Retailers 2020, U.S. Retailers with an ATM program
(2)Ending transacting ATM counts as of December 31, 2020, including the estimated 4,000 owned and 16,000 managed sites temporarily closed as a result of the COVID-19 pandemic

LETTER FROM THE CHAIR OF THE BOARD OF DIRECTORS June 1, 2021 Dear Shareholder:

“2020 was a year unlike any other for most individuals and businesses across the world. Through this challenging period, Cardtronics continued to deliver for its customers, employees and shareholders.”

Cardtronics is the world’s leading owner/operator of ATMs, providing service to approximately 285,000 ATMs located in ten countries across four continents. Our ATM footprint at top retailers and extensive financial institution relationships creates a unique value network. Our retailers benefit from increased foot traffic driven by our ATMs in their stores. Financial institutions benefit from access and scale into new markets, reduced costs, and an efficient and effective infrastructure to provide critical cash-based financial services to their customers. Consumers benefit from convenient, reliable, private, and safe access to their cash and a portal for doing more in one place. Banking touchpoints are rapidly evolving. Our services and solutions are helping financial institutions, financial technology companies, and retailers flex to meet their customers’ emerging needs.
2020 was a year unlike any other for most individuals and businesses worldwide. Through this challenging and unprecedented period, our core priorities were to protect our employees’ safety and well-being, take care of our customers, and ensure the Company’s long-term success. The Board frequently met with the management team throughout 2020 to ensure these critical objectives were met through a variety of new and existing initiatives. The COVID-19 pandemic caused governments worldwide to implement social gathering and travel restrictions, which resulted in varying degrees of impact across the business. While our largest business, in the United States, was remarkably resilient and continued to grow with our retail, bank and FinTech partners, government-mandated restrictions affected other geographies more significantly. Despite the reduced transaction volumes caused by the pandemic, we delivered a solid financial performance, highlighted by solid free cash flow for the year of $142 million. We also continued to make important new investments in the business, including deploying our NeotermTM proprietary operating system to over 20,000 ATMs. NeotermTM is transforming the way we operate, allowing us to optimize the customer experience through richer data, better operational performance, and new product deployment opportunities.
We spoke with a number of our large shareholders during the year as a part of our investor outreach efforts. These investor engagements help shape Board priorities. We remain committed to a culture of strong governance and the Board’s role in overseeing sustainability, enterprise risk management, and human capital management. To support these efforts in 2020, we formalized oversight of our Environment, Social, and Governance ("ESG") agendas under our Nominating and Governance Committee. The Board also adopted the Sustainability Accounting Standards Board ("SASB") and Task Force on Climate-related Financial Disclosures ("TCFD") frameworks to help guide our sustainability and climate risk efforts. In addition, we provided further detail related to our ESG efforts on our website.
Our Board is comprised of eight professionals from highly relevant and diverse backgrounds, including two women, who chair our audit and nominating & governance committees. All Board members are independent, except for our CEO, who does not serve on any of the Board’s committees.
On January 25, 2021, Cardtronics entered into a definitive agreement with NCR Corporation under which NCR UK Group Financing Limited, a wholly-owned indirect subsidiary undertaking of NCR Corporation, will acquire all outstanding shares of Cardtronics for $39.00 per share. On May 7, 2021, a substantial majority of our shareholders approved the transaction at a special meeting of shareholders and the transaction is expected to close in the coming weeks, subject to the satisfaction of the remaining customary closing conditions. The Board believes this is a compelling transaction, which will deliver superior value to our shareholders, and is a testament to the strength and value of Cardtronics.
As the Chairman of Cardtronics plc, it is my pleasure to invite you on behalf of the entire Board to attend our 2021 annual meeting of shareholders, which will also be available via teleconference call this year due to the COVID-19 pandemic. I also ask for your voting support, welcome your input, and thank you for your investment in Cardtronics.
Thank you for your continued confidence in and support of Cardtronics.
Sincerely,

Mark Rossi Chair of the Board of Directors
2021 PROXY STATEMENT     1

LETTER FROM THE CHIEF EXECUTIVE OFFICER June 1, 2021 Dear Shareholder:

We cordially invite you to attend (or listen by teleconference to) our 2021 Annual General Meeting of Shareholders. We will hold our meeting on Wednesday, June 30, 2021, at 6 p.m. BST at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom.
As a shareholder of Cardtronics plc, you play an essential role in our Company by considering and taking action on the matters outlined in the attached proxy statement. We appreciate the time and attention you invest in making thoughtful decisions.
Attached you will find a notice of the meeting and proxy statement that contain further information about the items upon which you will be asked to vote and the meeting itself, including:
▪ How to obtain admission to the meeting if you plan to attend (but please see the comments below); and
▪ Different methods you can use to vote your proxy, including by internet, telephone, and mail.
Every shareholder vote is important, and we encourage you to vote as promptly as possible. If you cannot attend the meeting in person, you may listen to the meeting via webcast. Instructions on how to access the live webcast are included in the proxy statement.
Due to the COVID-19 pandemic, and in line with what other companies are doing when holding their annual general meeting and in light of the current guidance from the UK Government, we are encouraging shareholders not to attend the meeting in person. Rather than attend in person at the location of the Annual General Meeting, we encourage shareholders to exercise their votes in advance of the meeting by proxy and listen to the meeting via teleconference. In addition, we will provide a teleconference dial-in facility whereby shareholders will be able to dial-in and listen to the business of the meeting (details of this teleconference dial-in facility will be set out on our website in due course and prior to the date of the meeting). In light of the COVID-19 pandemic, the Board will not be attending in person, rather Board members plan to attend via teleconference and the Board is encouraging shareholders to listen into the meeting by teleconference and not in person.
On January 25, 2021, Cardtronics entered into a definitive agreement with NCR Corporation under which a wholly-owned indirect subsidiary undertaking of NCR Corporation will acquire all outstanding shares of Cardtronics for $39.00 per share, pursuant to a Scheme of Arrangement in accordance with the Companies Act 2006 (the “NCR Transaction”). If the NCR Transaction is sanctioned by the High Court of Justice of England and Wales (the “Court”) and the NCR Transaction closes prior to the Annual General Meeting, which is expected to be the case, NCR Corporation through its subsidiary will be appointed as attorney to exercise any voting rights attaching to the Cardtronics shares.
Sincerely,

Edward H. West Chief Executive Officer

2     CARDTRONICS

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
Notice is hereby given of the 2021 Annual General Meeting of Shareholders (the “Annual Meeting”) of Cardtronics plc, an English public limited company (“Cardtronics”).

DATE AND TIME Wednesday, June 30, 2021 6 p.m. BST*	LOCATION Wednesday, June 30, 2021, at 6 p.m. BST at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom	WHO CAN VOTE Shareholders of record at the close of business on May 25, 2021, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponements thereof*

* On January 25, 2021, Cardtronics entered into a definitive agreement with NCR Corporation under which NCR UK Group Financing Limited, a wholly-owned indirect subsidiary undertaking of NCR Corporation, will acquire all outstanding shares of Cardtronics for $39.00 per share, pursuant to a Scheme of Arrangement in accordance with the Companies Act 2006 (the “NCR Transaction”). On May 7, 2021, a substantial majority of our shareholders approved the NCR Transaction at a special meeting of shareholders. The NCR Transaction is expected to close in the coming weeks, subject to, among other things, the sanction of the NCR Transaction by the High Court of Justice of England and Wales (the “Court”). The Court will requested to sanction the NCR Transaction at a hearing scheduled to be held on June 17, 2021. If the Court sanctions the NCR Transaction and following the scheme becoming effective, under the terms of the scheme, NCR UK Group Financing Limited will be appointed as attorney to exercise (in place of and to the exclusion of Cardtronics shareholders) any voting rights attaching to the Cardtronics shares acquired pursuant to the scheme including executing any form of proxy in respect of such shares.
2021 PROXY STATEMENT     3

Voting Items
The following proposals are being submitted to shareholders for their consideration at the Annual Meeting in accordance with applicable requirements. Shareholders should be aware that, in connection with and following completion of the pending NCR Transaction, among other things, our board of directors, including such directors up for re-election at the Annual Meeting, may resign, our ordinary shares will cease trading on the Nasdaq Stock Market and Cardtronics will become a wholly-owned indirect subsidiary of NCR.

Proposals		Board Vote Recommendation
PROPOSAL 1:	To elect three Class II directors, Juli C. Spottiswood, Edward H. West and Rahul Gupta, each by separate ordinary resolution, to our Board of Directors to serve until the 2024 Annual General Meeting of Shareholders*	FOR each director nominee	See page 16
PROPOSAL 2:	To ratify, on an advisory basis, our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR	See page 43
PROPOSAL 3:	To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders	FOR	See page 44
PROPOSAL 4:	To authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration	FOR	See page 44
PROPOSAL 5:	To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement	FOR	See page 47
PROPOSAL 6:	To approve, on an advisory basis, the Directors’ Remuneration Report (other than the Directors' Remuneration Policy) for the fiscal year ended December 31, 2020	FOR	See page 78
PROPOSAL 7:	To receive our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2020, together with the reports of the auditors therein	FOR	See page 79
Please note that the location of the Annual Meeting is at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom. Due to travel restrictions relating to COVID-19, please also note that the Board of Directors may not be present at this address, but expect to join telephonically.
All resolutions will be proposed during the Annual Meeting as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.
4     CARDTRONICS

With respect to the non-binding advisory votes in proposals 2, 5, and 6, the result of the vote for each proposal will not require our Board of Directors to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. Our Board of Directors will carefully consider the outcome of the advisory vote on each proposal.
During the Annual Meeting, our Board of Directors (or the chair of the annual meeting) will present to our shareholders our U.K. statutory accounts together with our U.K. statutory reports, including the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2020 (our “U.K. Annual Reports and Accounts”).
Only shareholders of record at the close of business on May 25, 2021 , are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponements thereof. A list of shareholders will be available commencing June 20, 2021, and may be inspected at our offices during regular business hours before the Annual Meeting. The list of shareholders also will be available for review at the location of the Annual Meeting in the U.K. In the event there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.
The proxy materials include this notice, the proxy statement, our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2020, and the enclosed proxy card. The proxy statement provides information about the agenda and related matters for the Annual Meeting. It also describes how our Board of Directors operates, includes information about its director candidates, and includes information about the other items of business to be conducted at the Annual Meeting.
Your vote is important. Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person. However, in light of the COVID-19 pandemic, please see the Letter from the Chief Executive Officer above in relation to any decision to attend the Annual Meeting in person.

As mentioned above, shareholders should be aware that the NCR Transaction is expected to close in the coming weeks, subject to, among other things, the sanction of the transaction by the High Court of Justice of England and Wales, which will be requested to sanction the NCR Transaction at a hearing scheduled to be held on June 17, 2021. If the Court sanctions the NCR Transaction and following the scheme becoming effective, under the terms of the scheme, NCR UK Group Financing Limited will be appointed as attorney to exercise (in place of and to the exclusion of Cardtronics shareholders) any voting rights attaching to the Cardtronics shares acquired pursuant to the scheme including executing any form of proxy in respect of such shares.

Sincerely,

Aimie Killeen Company Secretary
How to Vote

INTERNET www.proxyvote.com	TELEPHONE 1-800-454-8683	MAIL Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON June 30, 2021
The Notice of Annual General Meeting of Shareholders, Proxy Statement for the Annual General Meeting of Shareholders and our 10-K Filing for the fiscal year ended December 31, 2020, are available at www.proxyvote.com

2021 PROXY STATEMENT     5

Forward Looking Statements and Non-GAAP Measures
This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”
The information in this document is based upon our current expectations as of the date hereof unless otherwise noted. Our actual future business and financial operations or performance may differ materially and adversely from our expectations expressed in any forward-looking statements. We undertake no obligation to revise or publicly update our forward-looking statements or this presentation for any reason unless required by law. Although our expectations and beliefs are based on reasonable assumptions, actual results may differ materially. The factors that may affect our results are listed in certain of our press releases and disclosed in the Company’s most recent Form 10-K and 10-Q along with other public filings with the SEC.
This document includes certain non-GAAP financial measures as defined under SEC Regulation G. We believe such measures are useful together with a reconciliation of those measures to the most directly comparable U.S. GAAP measures, which are available in our most recent Form 10-K and 10-Q filed with the SEC.
6     CARDTRONICS

TABLE OF CONTENTS

LETTER FROM THE CHAIR OF THE BOARD OF DIRECTORS	1
LETTER FROM THE CHIEF EXECUTIVE OFFICER	2
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	3
FORWARD LOOKING STATEMENTS AND NON-GAAP MEASURES	6
PROXY SUMMARY	9
ELECTION OF DIRECTORS	16
PROPOSAL 1: To elect three Class II directors, Juli C. Spottiswood, Edward H. West and Rahul Gupta each by separate ordinary resolution, to our Board of Directors to serve until the 2024 Annual General Meeting of Shareholders	16
Continuing Directors	19
Board Skills and Experience	22
Board Composition	23
Director Independence	24
CORPORATE GOVERNANCE	25
Our Board and Committees	25
Board Responsibilities	30
SHARE OWNERSHIP MATTERS	35
Communications from Shareholders and Interested Parties	35
Securities Authorized for Issuance under Equity Compensation Plans	35
Security Ownership of Certain Beneficial Owners and Management	36
DIRECTOR COMPENSATION	38
EXECUTIVE OFFICERS	40
AUDIT MATTERS	43
PROPOSAL 2: To ratify, on an advisory basis, our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2021	43
PROPOSAL 3: To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders	44
PROPOSAL 4:To authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration	44
Report of our Audit Committee	44
Selection and Engagement of Independent Registered Public Accounting Firm	45
Independent Registered Public Accounting Firm Fee Information	45
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	46
Shareholder Requests	46
Certain Relationships and Related Person Transactions	46
EXECUTIVE COMPENSATION	47
PROPOSAL 5: To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement	47
Letter from the Compensation Committee	48
Compensation Discussion & Analysis	49
EXECUTIVE COMPENSATION TABLES	67
Summary Compensation Table for 2020	67
2021 PROXY STATEMENT     7

Grants of Plan-Based Awards for 2020	68
Outstanding Equity Awards at Fiscal 2020 Year-End	69
Options Exercises and Stock Vested During Fiscal Year 2020	70
Pension Benefits	71
Nonqualified Deferred Compensation	71
Named Executive Officer Employment-Related Agreements	71
Potential Payments Upon a Termination or Change in Control	73
Hedging	77
CEO Pay Ratio	77
PROPOSAL 6: To approve, on an advisory basis, the directors’ remuneration report (other than the directors remuneration policy) for the fiscal year ended December 31, 2020	78
PROPOSAL 7: To receive our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2020, together with the reports of the auditors therein	79
PROXY STATEMENT	80
ABOUT THE ANNUAL MEETING	81
PROPOSALS FOR THE 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS	85
OTHER MATTERS	85
ANNUAL REPORT TO SHAREHOLDERS	86
ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT	87

8     CARDTRONICS

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not include all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Board Highlights
The following provides summary information about our directors.

				Committee Membership
	Name and Primary Occupation	Age	Director Since	AC	CC	NGC	FC
CLASS II	Class II Director Nominees for 2021
	Juli C. Spottiswood Former Senior Vice President Blackhawk Network Holdings, Inc.	54	2011
	Edward H. West Chief Executive Officer, Cardtronics.	54	2018
	Rahul Gupta Former Executive Vice President, and Group President at Fiserv, Inc.	61	2020
CLASS I	Continuing Directors
	Douglas L. Braunstein Managing Partner and Founder, Hudson Executive Capital LP	60	2018
	G. Patrick Phillips Retired President of Premier Banking and Investments, Bank of America	71	2010
CLASS III	Continuing Directors
	Mark Rossi Founder and Senior Managing Director, Cornerstone Equity Investors, L.L.C.	64	2010
	Julie Gardner Retired Executive Vice President and Chief Marketing Officer, Kohl’s Department Stores	63	2013
	Warren C. Jenson President, CFO and Executive MD of International, LiveRamp Holdings, Inc.	64	2018

AC	Audit Committee	Chair
CC	Compensation Committee	Member
NGC	Nominating & Governance Committee
FC	Finance Committee

2021 PROXY STATEMENT     9

PROXY SUMMARY

INDEPENDENCE		TENURE		AGE		DIVERSITY
Independent	7	<3 years	1	<55 years	2	Female	2
Not independent	1	3-7 years	3	55-60 years	1
		8-10 years	4	61-65 years	4
				>65 years	1

SKILLS AND EXPERIENCE

Accounting	Financial Services		President/ Executive Group
3/8		5/8		7/8
Chief Executive Officer	FinTech/ Payments		Private Equity
3/8		4/8		3/8
Chief Financial Officer	Global Business		Sales
4/8		4/8		7/8
Cybersecurity and Information Technology	Investment Management		Strategy
2/8		3/8		5/8
Digital Business	Marketing and Product Development
5/8		3/8
Disruptive Business Models	Merger/Acquisitions
3/8		6/8
Environmental, Social, and Corporate Governance Highlights
Our Board is committed to overseeing social responsibility and corporate governance practices that promote sustainability, long-term value for shareholders, and foster a culture of transparency, trust, and accountability between the Company and our stakeholders.
ENVIRONMENTAL

•Public disclosure of annual material GHG emissions from owned and utilized assets for which the Company has operational control
•Recycling programs in all Cardtronics locations
•Adoption of Sustainability Accounting Standards Board ("SASB") and Task Force on Climate-related Financial Disclosures ("TCFD") frameworks to help guide sustainability and climate risk efforts

•Global head office in Houston, Texas, and a major facility in Frisco, Texas, each use natural light and energy-efficient LED lighting to reduce energy consumption and are LEED (Leadership in Energy and Environmental Design) certified for efficiency and sustainability

10     CARDTRONICS

PROXY SUMMARY
SOCIAL

•We advocate for consumers and ensure they remain connected to secure, convenient, and reliable cash wherever they need it, including in areas serving unbanked and underbanked citizens
•Purposeful alignment of human capital management and business strategies to drive pay for performance and to cultivate a culture that attracts the talent necessary for sustained success
•25% of the Board is female (2 of 8 directors), including the Chair of our Audit Committee and the Chair of our Nominating & Governance Committee
•Board-approved policies which prohibit discrimination based on protected grounds
•Throughout the Pandemic, we ensured the availability of cash, a critical need for securing many essential goods and services

•Through its Statement of Compliance with the Modern Slavery Act, 2015, Cardtronics publicly commits to preventing human trafficking and modern slavery in its business and supply chains
•Support of legislation which would provide the freedom of payment choice
•Continuing to develop and maintain privacy policies and procedures in line with evolving legislation, to protect the privacy and data of our customers, suppliers and employees
•Cardtronics and its employees support our communities through a range of charitable giving schemes and events, and we also support employees who engage directly with local and national charities
•Comprehensive Board self-assessment process led by an outside third party in 2020

CORPORATE GOVERNANCE

•Non-executive, independent Chair of the Board
•All directors are independent, other than the CEO
•Board’s four committees are fully independent and meet regularly
•Majority vote for directors in uncontested elections
•No supermajority shareholder approval requirements
•Directors must notify Nominating & Governance Committee before joining another public company Board
•Strong corporate values and commitment to ethics and compliance

•Board and its committees have the authority to retain independent advisors
•Shareholder right to call special meetings with 5% ownership
•No dual-class capital structure
•Robust share ownership and retention guidelines for directors and executive officers
•Code of Business Conduct and Ethics guides on best practices and sets the expectation for employee and director conduct

ENTERPRISE RISK MANAGEMENT

•A robust enterprise risk management program provides a mechanism for the collaborative review, by executive leadership and operational owners, of certain risks which could impact the business. The output of such reviews, which take place on a quarterly basis, are reviewed by the Board.
•See 'Corporate Governance', and 'Our Board and Committees' on page 25 which includes an overview of the role of each committee of the Board in risk oversight

2021 PROXY STATEMENT     11

PROXY SUMMARY
Financial and Business Highlights
2020 Highlights

Strong cash flows despite challenging year caused by the pandemic
Revenues of $1.09 billion	13% revenue growth in bank-branding and surcharge-free network revenues	Enabled proprietary NeotermTM software on over 20,000 ATMs by the end of 2020
GAAP net income of $19.1 million	Adjusted EBITDA(1) of $264 million	Adjusted Free Cash Flow(1) of $142 million
Continued expansion with FinTech partners, with significant new partners added to the Allpoint network and FinTech Allpoint transaction growth of over 100% during the year	Repurchased 0.5 million shares and reduced Net Debt(1) by $101 million in 2020
Strong execution; well-positioned for continued growth
(1)Adjusted free cash flow as disclosed in our periodic SEC filings. Adjusted Free Cash Flow, Adjusted EBITDA, Adjusted Net Income per Diluted Share and Net Debt are non-GAAP measures. Please see our 2020 Form 10-K, as amended (the "Amended Form 10-K") for a description of these measures, management’s opinion regarding the usefulness of these non-GAAP measures, along with a reconciliation to the nearest GAAP measures.
12     CARDTRONICS

PROXY SUMMARY
Compensation Highlights
Compensation Snapshot

Elements	CEO	Other NEOs	Overview
Base Salary			A competitive level of cash to attract and retain executive talent
Annual Cash Incentive
Designed to motivate our executives to achieve annual financial goals and other business objectives
Total amount paid based on achievement of Revenue, Adjusted EBITDA and Adjusted Free Cash Flow metrics, and for NEOs other than the CEO, individual performance goals

Long-Term Incentive Plan ("LTIP")			Designed to motivate our executives to build long-term shareholder value
2020 LTIP comprised of the following:
Performance-Based RSUs			Earned based on cumulative Adjusted EBITDA (50%) and relative Total Shareholder Return ("TSR") (50%) metrics over a three-year performance period
Time-Based RSUs			Further tie the interests of our executives to shareholders and encourage a significant equity stake in the company and vest over three years
Stock Options
Recent Compensation Changes and Best Practices
Having successfully navigated a period of significant transition, our Compensation Committee determined that for 2019 and 2020, long-term performance-based incentives should be based on a cumulative three-year performance period, and include relative TSR and Adjusted EBITDA as equally weighted metrics. The Compensation Committee elected to include relative TSR as a critical metric to tie a considerable portion of management’s LTIP awards to the Company’s share price performance as compared to the composite share price performance of a broad group of companies with similarly-sized market capitalizations. In addition, the 2019 and 2020 LTIPs incorporate vesting over three years for time-based RSUs and stock options.

What We Do	What We Don’t Do
•Emphasis on performance-based compensation tied to specific, pre-established financial goals and individual goals (the latter for all NEOs except the CEO), with payouts capped at 200% of the target
•Compensation recoupment (“clawback”) policy
•Meaningful share ownership guidelines for our executive officers and directors
•Independent Compensation Committee directors and compensation consultant
•Insider Trading Policy

•No excise tax gross-ups for executive officers
•No backdating or repricing of options
•No hedging or pledging of Cardtronics shares per our Insider Trading Policy
•No excessive perquisites for executive officers

2021 PROXY STATEMENT     13

PROXY SUMMARY
Shareholder Engagement in 2020

We have reached out to shareholders totaling over
We are committed to ensuring that our shareholders fully understand our executive compensation programs, including how they reward the achievement of our strategic objectives and align the interests of our named executive officers with those of our shareholders.
Since our 2020 Annual General Meeting of Shareholders, we engaged with our shareholders to seek feedback on our executive compensation program and any other subjects of interest.
We focused our outreach on our top 25 shareholders, who represent over 90% of our shares outstanding.

We held substantive stewardship discussions with holders of
In addition to meetings management held with shareholders throughout the year, we engaged in discussions with shareholders during the spring, in advance of our 2020 Annual Shareholders Meeting, and again between October and December 2020. During the latter shareholder engagement effort, which focused primarily on stewardship, executive compensation, social responsibility and strategy matters, we were able to engage in discussions with shareholders that accounted for approximately 40% of our shares outstanding.
These discussions generally included multiple Board members, in addition to our Chief Financial Officer, our General Counsel, our head of Human Resources, and our head of Investor Relations. Key points commonly raised or discussed with shareholders included: (1) executive compensation matters in light of COVID-19; (2) governance matters and Board composition; and (3) the Board’s role in strategy, risk, and ESG matters.
During 2020, we communicated throughout the year with investors through in-person meetings, conferences and conference calls. During the year, in total, we held meetings with over 80% of our shareholder base.

14     CARDTRONICS

PROXY SUMMARY

SHAREHOLDERS’ FEEDBACK	Our responses:
•Executive Compensation and Corporate Governance most important areas	Our Board is fully committed to ensuring that our long-term executive incentive plans align with shareholder interests.
•Most shareholders were supportive of the Company's executive compensation structure; some recognition of the COVID-19 impact on shareholders should be considered
Over 96% of our shareholders supported our 2019 executive compensation program, and we continue to evaluate feedback from our shareholders through our outreach discussions and believe that we have appropriately addressed shareholders’ primary concerns in the 2020 incentive compensation determination and have considered shareholder input in setting 2021 plans.

•Shareholders indicated increased interested in Board's oversight of ESG matters; generally pleased with Company's ESG progression and Board involvement
Since 2019, we have used two long-term performance measures, each measured over a cumulative three-year period: 1) relative TSR and 2) Adjusted EBITDA. We believe relative TSR aligns management directly with shareholders to deliver long-term shareholder value. While we also use an Adjusted EBITDA metric in our short-term plan, we believe delivering Adjusted EBITDA growth over both the short and long-term is one of the most important drivers of shareholder value and is an area over which management has a high degree of control.

We committed significant Board and Company resources to advancing our ESG initiatives during 2020. We formalized oversight of our ESG program under our Nominating and Governance Committee. During the year, Committee evaluated and decided to adopt the SASB and TCFD frameworks to guide the company’s sustainability program and climate risk assessment and disclosure efforts. Additionally, through consistent discussion with management, advanced several key social initiatives including the creation of an Inclusions and Diversity Council.

Pay and Performance Alignment
Our executive compensation programs are designed to attract, engage, and incentivize the talent necessary to enable Cardtronics to successfully execute on strategy and increase overall value for shareholders over time. Accordingly, our compensation philosophy is to align the interests of management and shareholders, motivate achievement of specified performance objectives, and reward performance against goals, without encouraging excessive risk-taking.
The Company’s 2020 financial performance relative to established targets was heavily impacted by the COVID-19 pandemic, as the effects of government-mandated restrictions adversely impacted transaction volumes across all of our regions. During this challenging period, the Company strengthened its network by adding new partnerships with large financial institutions, retailers, and emerging financial technology companies, while also investing in infrastructure, security, and new software, which have unlocked new growth opportunities and reduced the capital intensity of the business. Additionally, the Company generated strong Adjusted Free Cash Flow (as defined in the Cash Incentive Plan) of $173 million for the year, enabling strong net debt reduction.
During 2020, the Company operated at a high level, delivered significant new customer growth and expansion, and strong cash flows.
2021 PROXY STATEMENT     15

ELECTION OF DIRECTORS

PROPOSAL 1
To elect three Class II directors, Juli C. Spottiswood, Edward H. West and Rahul Gupta, each by separate ordinary resolution, to our Board of Directors to serve until the 2024 Annual General Meeting of Shareholders
Our Board recommends that shareholders vote FOR the re-election of each of the Class II Director nominees.

Our Class II Director Nominees
The term of our Class II directors expires at the Annual Meeting. As required by our Articles of Association, we are holding director elections at the Annual Meeting for our Class II directors, with each re-elected Class II director to hold office until the 2024 Annual General Meeting of Shareholders, or his or her successor is duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal. As mentioned above, our board of directors, including such directors up for re-election at the Annual Meeting, may resign in connection with the consummation of the NCR Transaction.
Acting upon the recommendation of our Nominating & Governance Committee, our Board nominated Juli C. Spottiswood, Edward H. West and Rahul Gupta for election as Class II directors at the Annual Meeting. Each nominee is currently a director, has consented to be named a nominee in this proxy statement, and has indicated a willingness to serve if elected. Class II directors elected at the Annual Meeting will serve for a term to expire at the 2024 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal.
Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Juli C. Spottiswood, Edward H. West and Rahul Gupta as Class II directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
The names and certain information about the Class II director nominees, including their ages as of the Annual Meeting date, positions with Cardtronics, as well as the specific experience, qualifications, attributes and skills that led our Board to the conclusion that the director should be nominated to serve on our Board in light of our business, are set forth below:
16     CARDTRONICS

ELECTION OF DIRECTORS

Juli C. Spottiswood INDEPENDENT Age: 54 Director Since: May 2011 Committees: Audit (Chair), Nominating & Governance	SKILLS AND EXPERIENCE

BACKGROUND
•Serves as Chair & Chief Executive Officer of Syncapay, Inc., whose mission is to acquire and consolidate high-growth, leading-edge payments companies.
•Served as Senior Vice President of Blackhawk Network Holdings Inc. (NASDAQ: HAWK), a leading prepaid and payments network (“Blackhawk”), and General Manager of Blackhawk Engagement Solutions (“BES”), a division of Blackhawk from October 2014 to July 2015. BES provides customized engagement and incentive programs for consumers, employees, and sales channels. She was previously an Independent Advisor to Blackhawk.
•Served as President, Chief Executive Officer and Board Member at Parago, Inc., a marketing services company, which she co-founded in 1999 and served as Chief Financial Officer. Parago was sold in October 2014 to Blackhawk.
•Served as Board Member and Treasurer of the Network Branded Prepaid Card Association, a nonprofit association formed to promote the use of prepaid cards as an alternative payment method.
•Recipient of the Ernst & Young Entrepreneur of the Year award in the Southwest region in 2009.
•Holds a Bachelor of Business Administration in Accounting from the University of Texas.
DIRECTOR QUALIFICATIONS
Ms. Spottiswood has expansive business and financial services experience, which includes experience as an accountant with Arthur Andersen. Her knowledge of the payment industry and innovation makes her well-qualified to serve on our Board, Nominating & Governance Committee, and as Chair of our Audit Committee.

Edward H. West Age: 54 Director Since: January 1, 2018	SKILLS AND EXPERIENCE

BACKGROUND
•Serves as our Chief Executive Officer since January 1, 2018. Joined Cardtronics in January 2016, became Chief Financial Officer in February 2016, and assumed the role of Chief Operations Officer in July 2016.
•Served as President and Chief Executive Officer of Education Management Corporation, joining initially as Chief Financial Officer in 2006.
•Served in a variety of executive positions within Internet Capital Group, including serving as Chief Executive Officer of ICG Commerce, the largest subsidiary of the group from 2002 to 2006.
•Served in numerous roles and most recently as Executive Vice President & Chief Financial Officer for Delta Air Lines before his time at Internet Capital Group, and previous to that began his career at SunTrust.
•Received the "CFO of the Year" award from Institutional Investor Magazine in 2012 and was previously named one of the "Top 40 under 40" by CFO Magazine.
•Received a BBA in Finance from Emory University.
DIRECTOR QUALIFICATIONS
Mr. West’s current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory and governance insights to our Board; and his considerable role in the management of our company allows him to continually educate and advise our Board on our business, industry and related opportunities and challenges.

2021 PROXY STATEMENT     17

ELECTION OF DIRECTORS

Rahul Gupta INDEPENDENT Age: 61 Director Since: March 2020 Committees: Audit, Compensation	SKILLS AND EXPERIENCE

BACKGROUND
•Serves as a board member for several privately held payments and financial technology ("FinTech") companies and as advisor to private equity funds and venture funds in the financial technology space.
•Served as Chief Executive Officer of RevSpring, a private company in the financial services and healthcare space, from 2017 to 2019.
•Served as Executive Vice President and Group President at Fiserv, a public banking technology and payments company, from 2006 to 2017. Before that served in various executive positions with technology companies serving the financial services industries for 20 years.
•Received an MBA in Finance and Information Technology from Indiana University in 1986 and Bachelor of Commerce from Delhi University in 1978.
DIRECTOR QUALIFICATIONS
Mr. Gupta's extensive leadership experience in the financial services technology industry, and subsequent board and advisory experience with FinTech companies and investors makes him well-qualified to serve on our Board, Audit Committee, and our Compensation Committee.

Recommendation and Required Vote
Each of the Class II directors must be separately elected. For a director nominee to be elected, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the director nominee’s election. Our Board believes that the election or re-election of each Class II director nominee identified above is advisable and in the best interests of Cardtronics and our shareholders.
18     CARDTRONICS

ELECTION OF DIRECTORS
Directors
Below is information about our directors including, their ages as of the Annual Meeting date, Board class, specific experience, qualifications, attributes, and skills.
Our Class I Directors

Douglas L. Braunstein INDEPENDENT Age: 60 Director Since: June 2018 Committees: Finance, Compensation	SKILLS AND EXPERIENCE

BACKGROUND
•Serves as a Managing Partner and Founder of Hudson Executive Capital L.P. since January 2015, which through its funds, has beneficial ownership of approximately 19.1% of the Company’s common stock and is our largest shareholder.
•Served at JPMorgan Chase & Co., from March 1997 to January 2015, with roles as CFO, Vice Chair, member of the Operating Committee, Head of Americas Investment Banking, and Global M&A, among others.
•Served as a Director of Eagle Pharmaceuticals, Inc. from March 2018 to August 2019; and Corindus Vascular Robotics, Inc. from January 2017 to November 2019.
•Trustee of Cornell University; member of Cornell’s Investment Committee; and Chair of Cornell's Finance Committee.
•Received his B.S. from Cornell University in 1983 and his J.D. from Harvard Law School in 1986.
DIRECTOR QUALIFICATIONS
Mr. Braunstein’s extensive executive experience and background in investment strategy and banking, as well as a strong financial background, makes him well-qualified to serve on our Board, Finance Committee, and Compensation Committee.

G. Patrick Phillips INDEPENDENT Age: 71 Director Since: February 2010 Committees: Audit, Compensation (Chair)	SKILLS AND EXPERIENCE

BACKGROUND
•Retired from Bank of America in 2008, after a 35-year career, most recently serving as President of Bank of America’s Premier Banking and Investments group from August 2005 to March 2008. During his tenure, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses.
•Serves as the Chair of the Board of Directors of USAA Federal Savings Bank ("USAA FSB"), where he also previously served as Chair of the Finance and Audit Committee (until March 2018); Chair of the Compensation Committee (until March 2018); and, Chair of the Risk Committee (until January 2020). He also serves on the Board of USAA, the parent of USAA FSB.
•Serves as Past Chair and member of the Board of Trustees of Novant Health, a non-profit healthcare company operating in North Carolina, South Carolina, Georgia and Virginia. He served as Chair of the Board from 2018 to 2020.
•Served as an adviser to the financial services practice of Bain & Company, a global management consulting firm from 2013 to 2019.
•Served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively.
•Received a Masters of Business Administration from the Darden School of Business at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina, in 1971.
DIRECTOR QUALIFICATIONS
Mr. Phillips’ extensive experience in the banking industry and the electronic payments industry makes him well-qualified to serve on our Board, Audit Committee and as Chair of our Compensation Committee.

2021 PROXY STATEMENT     19

ELECTION OF DIRECTORS
Our Class III Directors

Mark Rossi BOARD CHAIR, INDEPENDENT Age: 64 Director Since: November 2010 Committees: Finance, Nominating & Governance	SKILLS AND EXPERIENCE

BACKGROUND
•Founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C. ("Cornerstone"), a Connecticut based private equity firm with a particular emphasis on technology and telecommunications, health care services and products, and business services.
•Served as President of Prudential Equity Investors, Inc., the private equity arm of Prudential Insurance Company of America before the formation of Cornerstone in 1996.
•Served as Chair of the Board of Directors for Maxwell Technologies, Inc.
•Earned a Master of Business Administration degree from the J.L. Kellogg School of Management at Northwestern University, where he was an F.C. Austin Scholar after graduating with highest honors from Saint Vincent College in 1978 with a Bachelor of Arts degree in Economics.
DIRECTOR QUALIFICATIONS
Mr. Rossi's extensive financial services experience, and his industry focus on business services and technology makes him well-qualified to serve on our Board, Finance Committee, and Nominating & Governance Committee.

Julie Gardner INDEPENDENT Age: 63 Director Since: October 2013 Committees: Audit, Nominating & Governance (Chair)	SKILLS AND EXPERIENCE

BACKGROUND
•Over 25 years of marketing experience in the retail industry, cited by Forbes in 2012, as the 11th most influential Chief Marketing Officer in the world.
•Served as Executive Vice President and Chief Marketing Officer for Kohl’s Department Stores. During her 14 year tenure at Kohl’s, 887 new stores were opened, and 25 new brands were launched to the portfolio of private, exclusive and national brands. Has been credited for the successful launch of numerous exclusive brands including Simply Vera Wang, Elle, Food Network, Chaps, Dana Buchman, Candies, Lauren Conrad, Jennifer Lopez and Tony Hawk.
•Created the Kohl’s Cares program, the first philanthropic strategy for the company, which raised over $200 million between 2000 and 2012 for children’s health and educational programs, and lead the funding and development of the TED educational program with the TED organization.
•Served in several positions for Eckerd Corporation, a retail drug store company operating over 3,000 stores in the Southeast and Southwest, from 1985 to 1999, serving as Chief Marketing Officer from 1994 to 1999.
•Served in Account Management with two advertising firms before joining Eckerd Corporation.
•Recipient of numerous awards, including 20 Addy Awards, 30 RACie awards, and an Emmy Award from the Arts and Sciences.
DIRECTOR QUALIFICATIONS
Ms. Gardner has expansive marketing and advertising experience in the retail industry, and we believe her experience and her background with rapid business expansion, as well as her insights with drugstore chains, a key retailer constituent of Cardtronics, make her well-qualified to serve on our Board, Audit Committee and as Chair of our Nominating & Governance Committee.

20     CARDTRONICS

ELECTION OF DIRECTORS

Warren C. Jenson INDEPENDENT Age: 64 Director Since: June 2018 Committees: Compensation, Finance (Chair)	SKILLS AND EXPERIENCE

BACKGROUND
•Currently serves as the President, CFO, and Executive MD of International at LiveRamp Holdings, Inc. (formerly known as Acxiom Holdings). He has served at LiveRamp since 2012.
•Served as the CFO at Electronic Arts Inc. from 2002 to 2008, then as COO of Silver Spring Networks before joining LiveRamp.
•More than 30 years of experience in strategy and operational finance as Chief Financial Officer of Amazon.com, NBC, and Electronic Arts.
•Successfully shaped the digital transformations at NBC and Delta Air Lines; and substantially contributed to the growth of DigitalGlobe, Tapjoy, and the Marshall School of Business at the University of Southern California.
•Twice designated one of the “Best CFOs in America” by Institutional Investor magazine, and was also honored as Bay Area Venture CFO of the Year in 2010.
•Holds a Bachelor of Accounting and a Master of Accountancy degree, both from Brigham Young University.
DIRECTOR QUALIFICATIONS
Mr. Jenson’s extensive experience as a CFO and in other executive positions of several successful public and private companies makes him well-qualified to serve on our Board, Compensation Committee, and as Chair of our Finance Committee.

2021 PROXY STATEMENT     21

ELECTION OF DIRECTORS
Board Skills and Experience
The Board considers a wide range of attributes when selecting and recruiting candidates. Our nominees and continuing Board members have experience and skills that are aligned with our business and strategy, and the following matrix identifies the primary skills, core competencies, and other attributes each Director brings to bear in his or her service to the Board.

	Braunstein	Gardner	Gupta	Jenson	Phillips	Rossi	Spottiswood	West
Accounting				¢			¢	¢
Chief Executive Officer			¢				¢	¢
Chief Financial Officer	¢			¢			¢	¢
Cybersecurity and Information Technology			¢	¢
Digital Business		¢	¢	¢	¢		¢
Disruptive Business Models			¢	¢			¢
Financial Services	¢		¢		¢	¢		¢
FinTech/Payments			¢		¢		¢	¢
Global Business	¢			¢			¢	¢
Investment Management	¢				¢	¢
Marketing and Product Development		¢	¢				¢
Merger/Acquisition	¢		¢	¢		¢	¢	¢
President/ Executive Group	¢		¢	¢	¢	¢	¢	¢
Private Equity			¢			¢	¢
Sales	¢	¢	¢	¢	¢		¢	¢
Strategy		¢	¢	¢			¢	¢

22     CARDTRONICS

ELECTION OF DIRECTORS
Board Composition
Annual Assessment of Size, Composition, and Structure
Our Nominating & Governance Committee considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement, or any other reason. Following Michelle Moore's resignation on December 31, 2020, and as permitted by our Articles of Association, the Board reduced the number of seats on the Board from nine to eight.
The term of our Class I directors expires at the 2023 Annual Meeting, the term of our Class II directors expires at the Annual General Meeting of Shareholders, and the term of our Class III directors expires at the 2022 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal.
Director Selection and Nomination Process
Our Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board.

In addition to having a proven track record of high business ethics and integrity, the present criteria for director qualifications include:
•possessing the qualifications of an “independent” director per applicable NASDAQ listing rules;
•capacity to devote sufficient time to learn and understand our marketplace and industry and to prepare for and attend our meetings;
•commitment to enhancing shareholder value;
•furthering the inclusion and diversity objectives of the Company;
•ability to develop productive working relationships with other board members and management;
•demonstrated skills, background and competencies that complement and add diversity to our Board; and
•possessing demonstrated experience in financial services.
The Nominating & Governance Committee regularly reassess these criteria based on the needs of the Company and does not require that a successful candidate possess each qualification.
Process for Selecting Directors
1
The Nominating & Governance Committee evaluates the composition of the Board and the Committees of the Board at least once annually and recommends changes to the Board. Also, it actively seeks and identifies individuals whom it believes are qualified to become directors.

2	Candidates are interviewed by several members of the Board as well as the Chief Executive Officer.
3
Candidates complete and submit detailed questionnaires and undergo background checks to ensure independence under SEC and NASDAQ rules, identify any possible related party transaction and to assess committee appointments.

4	The Nominating & Governance Committee makes formal appointment recommendations to the Board, and the Board votes on any Board or committee appointments.
Our Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by our Nominating & Governance Committee or shareholder recommendations, provided that the procedures set forth above are followed. Our Nominating & Governance Committee does not intend to alter how it evaluates candidates based on the source of the recommendation. However, in assessing a candidate’s relevant business experience, our Nominating & Governance Committee may consider previous experience as a member of our Board. Our Board must extend an invitation before a candidate may join our Board.
2021 PROXY STATEMENT     23

ELECTION OF DIRECTORS

COMMITMENT TO DIVERSITY
Our Board values diversity as a factor in selecting nominees to serve on our Board, and believes that the diversity among our directors provides significant benefit to our Board and Cardtronics. Therefore, our Nominating & Governance Committee considers diversity as part of its criteria in selecting nominees for directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience, and international business experience.

From time to time, our Nominating & Governance Committee may request additional information from the nominee or the nominating shareholder.
Shareholder Nominations
Shareholders may recommend potential candidates to our Board by sending a written request to our Company Secretary Aimie Killeen, at 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, per our Articles of Association. The requirements and procedures for shareholder recommendations are described in the section of this proxy statement entitled “Proposals for the 2022 Annual General Meeting of Shareholders”.
Director Independence
Our Nominating & Governance Committee assesses the independence of each director and each prospective director and recommends to the full Board for its determination of whether or not each director and each prospective director is independent.
Based on the evaluation of all relevant transactions or relationships involving each director, or any of his or her family members, and our Company, senior management, U.S. independent registered accounting firm, and U.K. statutory auditors, the Board has affirmatively determined that all of our directors are independent under the applicable standards set forth by NASDAQ and the SEC, with the exception of Mr. West, our Chief Executive Officer. In making these independence determinations, our Nominating & Governance Committee reviewed, and presented to the Board to consider, the following relationships and transactions, which the Board found did not affect the independence of the applicable directors:
•Douglas L. Braunstein. Mr. Braunstein is the Managing Partner and Co-Founder of HEC, which currently owns approximately 19.1% of our outstanding shares.
•G. Patrick Phillips. Mr. Phillips serves on the board of directors of USAA FSB where he served on the Finance and Audit Committees. He currently serves on the Executive Committee and as Chair of the Risk Committee and USAA FSB is one of many financial institutions that brand our ATMs and is a customer of our Allpoint network.
24     CARDTRONICS

CORPORATE GOVERNANCE
Our Board and Committees
Our Commitment to Good Corporate Governance
We are committed to good corporate governance and accountability to our shareholders and other important continuances, as appropriate. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics, Related Persons Transactions Policy, Whistleblower Policy and charters for each standing committee of our Board. Each of these documents is available on our website at http://www.cardtronics.com, and you may also request a copy of each policy at no cost by writing or telephoning the following: Cardtronics plc, Attention: Company Secretary, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, or by telephone at (832) 308-4518.

KEY CORPORATE GOVERNANCE HIGHLIGHTS
•Non-executive, independent Chair of the Board
•All directors are independent, other than the CEO
•Board’s four committees are fully independent and meet regularly
•Executive sessions held in conjunction with each quarterly Board meeting
•Majority vote for directors in uncontested elections
•No supermajority shareholder approval requirements
•We have three “audit committee financial experts” on our Audit Committee
•Directors must notify Nominating & Governance Committee before joining another public company Board
•Board and committees have the authority to retain independent advisors
•Board and committees conduct performance reviews annually
•Robust share ownership and retention guidelines for directors and executive officers
•25% of the Board is female (2 of 8 directors), including the Chairs of our Audit Committee and Nominating and Governance Committee
•Shareholder right to call special meetings with 5% ownership
•No dual-class capital structure
•Robust investor outreach for input on governance, compensation, and social responsibility
•Insider trading policy prohibits our directors, executive officers, employees, and consultants hedging or pledging our shares

Board Leadership Structure

Our Board regularly reviews its structure and has determined that having a non-executive director serve as Chair of our Board is in the best interest of our shareholders at this time.
We believe this structure ensures a greater role for the non-executive directors in the oversight of our Company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of our Board.

Our Chief Executive Officer is responsible for setting our strategic direction and providing us day-to-day leadership.
The Chair of our Board provides guidance to our Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board as well as the executive sessions of independent directors.

2021 PROXY STATEMENT     25

CORPORATE GOVERNANCE
Committees of the Board
Our Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Finance Committee. Each committee is comprised of only independent directors as defined under applicable SEC rules and regulations and NASDAQ listing standards. Each committee is governed by a written charter approved by our Board and which forms an integral part of our corporate governance policies, and a copy of each charter is available on our website at http://www.cardtronics.com.
The table below provides the current composition of each committee of our Board:

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
Douglas L. Braunstein
Julie Gardner
Rahul Gupta
Warren C. Jenson
G. Patrick Phillips
Mark Rossi
Juli C. Spottiswood

Member	Committee Chair
Audit Committee
Our Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles. Also, each member of our Audit Committee satisfies the financial literacy requirements of NASDAQ listing standards. Ms. Spottiswood (our Chair), Mr. Gupta and Mr. Phillips each qualify as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.

MEMBERS
Juli C. Spottiswood (Chair)
Julie Gardner
Rahul Gupta
G. Patrick Phillips
MEETINGS IN 2020: 8
The Report of our Audit Committee is set forth under “Audit Matters — Report of our Audit Committee” below.

PRINCIPAL RESPONSIBILITIES:
Pursuant to its charter, the purposes of the Audit Committee are to, among other things:
•assist our Board in fulfilling its oversight responsibilities for our accounting and financial reporting process (including management’s development and maintenance of a system of internal accounting and financial reporting controls) and audits of our financial statements;
•assist our Board in overseeing the integrity of our financial statements;
•assist our Board in overseeing our compliance with legal and regulatory requirements;
•assist our Board in overseeing the qualifications, independence, and performance of both our U.S. independent registered public accounting firm and the independent U.K. auditor firm engaged to act as Cardtronics’ U.K. statutory auditors, in each case, engaged for preparing or issuing an audit report or performing other audit, review, or attest services;
•assist our Board in overseeing the effectiveness and performance of our internal audit function;
•in consultation with our Board, meet with management regularly regarding the Company’s key risks related to data and cybersecurity;
•prepare the Annual Audit Committee Report for inclusion in our proxy statement for our annual general meeting of shareholders
•set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior; and
•perform such other functions as our Board may assign to our Audit Committee from time to time.

26     CARDTRONICS

CORPORATE GOVERNANCE
Compensation Committee
Our Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles.

MEMBERS G. Patrick Phillips (Chair) Douglas L. Braunstein Rahul Gupta Warren C. Jenson MEETINGS IN 2020: 6 The Report of our Compensation Committee is set forth under “Compensation Committee Report” below.
PRINCIPAL RESPONSIBILITIES:
Pursuant to its charter, the purposes of the Compensation Committee are to, among other things:
•oversee the responsibilities of our Board relating to compensation of our directors and executive officers;
•produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, per applicable rules and regulations; and
•design, recommend and evaluate our director and executive compensation plans, policies, and programs.
In addition, our Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “Compensation Discussion and Analysis” and “Executive Compensation” for additional information on our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation” for further details on its review and determination of director compensation. According to its charter, our Compensation Committee has the sole authority, at our expense, to retain, terminate, and approve the fees and other retention terms of outside consultants to advise our Compensation Committee in connection with the exercise of its powers and responsibilities.

Compensation Committee Interlocks and Insider Participation
During 2020, G. Patrick Phillips, Douglas L. Braunstein, Rahul Gupta, and Warren C. Jenson served on our Compensation Committee. During 2020, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee or had any relationships with us or any of our subsidiaries requiring disclosure. Additionally, none of our executive officers have served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.
2021 PROXY STATEMENT     27

CORPORATE GOVERNANCE
Nominating & Governance Committee
Our Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual general meeting of shareholders, and develops and recommends corporate governance principles to our Board. Our Nominating & Governance Committee is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles. For information regarding our Nominating & Governance Committee’s policies and procedures for identifying, evaluating, and selecting director candidates, including candidates recommended by shareholders, see “Corporate Governance—Our Board—Director Selection and Nomination Process” above.

MEMBERS Julie Gardner (Chair) Mark Rossi Juli C. Spottiswood MEETINGS IN 2020: 5
PRINCIPAL RESPONSIBILITIES:
Pursuant to its charter, the purposes of the Nominating & Governance Committee are to, among other things:
•assist our Board by identifying individuals qualified to become Board members and to recommend that our Board select the director nominees for election at the annual meetings of shareholders or for appointment to fill vacancies on our Board;
•recommend to our Board director nominees for each committee of our Board;
•advise our Board about appropriate composition of our Board and its committees;
•advise our Board about and recommend to our Board appropriate corporate governance practices, including those related to social responsibility, sustainability and diversity, and to assist our Board in implementing those practices;
•lead our Board in its annual review of the performance of our Board, its committees and management; and
•perform such other functions as our Board may assign to our Nominating & Governance Committee from time to time.

Finance Committee
Our Nominating & Governance Committee, in its business judgment, has determined that our Finance Committee is comprised entirely of directors who satisfy the applicable standards of independence established under NASDAQ listing standards and our Corporate Governance Principles. To assist our Finance Committee, our Chief Executive Officer, Chief Financial Officer, and Treasurer are invited to all meetings.

MEMBERS Warren C. Jenson (Chair) Douglas L. Braunstein Mark Rossi MEETINGS IN 2020: 16
PRINCIPAL RESPONSIBILITIES:
Pursuant to its charter, our Finance Committee, among other things:
•assists our management with respect to corporate insurance programs, significant financing arrangements, and investment decisions;
•reviewing the capital structure, capital allocation strategy and liquidation position;
•evaluate and recommend policies regarding capital allocation;
•reviewing and approving certain acquisitions/investments above management’s approval level; and
•development and oversight of derivative instruments, comprehensive plans to mitigate interest rate and foreign currency exposure.
Accordingly, our Finance Committee will review and recommend to our Board an Interest Rate Risk Management Policy and any changes thereto at least annually.

28     CARDTRONICS

CORPORATE GOVERNANCE
Director Engagement
Meetings and Attendance
Our Board held a total of 18 meetings (4 quarterly and 14 special meetings) during the year ended December 31, 2020. During 2020, the average attendance of all directors, excluding Douglas Braunstein, was more than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all Board committees on which such person served.
Mr. Douglas Braunstein is both a director of the Company and the Managing Partner and Founder of HEC. HEC is an approximate 19.1% shareholder of the Company. Affiliates of HEC together with Apollo Global Management, Inc., had entered into a definitive acquisition agreement with the Company that was terminated on January 25, 2021, in connection with the acquisition agreement between the Company and NCR Corporation. As a result, Mr. Braunstein did not participate in 11 special meetings of the Board because in those meetings there were discussions or deliberations in respect of this proposed transaction.
Due to restrictions in travel and gatherings in May of 2020, all but one of our serving directors were not able to attend our 2020 annual meeting in person, however, all severing directors did attend via teleconference on May 13, 2020. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to discharge their responsibilities.

Attendance at Board/Committee Meetings during 2020 (excluding Mr. Braunstein).	Attendance, in person or by teleconference, at the 2020 Shareholder Meeting.

According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting. The Chair of our Board presides at these meetings and is responsible for preparing an agenda for these executive sessions.
Beyond the Boardroom
The Nominating and Governance Committee develops and recommends to all directors an education plan to keep the Board updated on the latest issues, challenges, and trends. In addition, when the Board meets for in-person meetings, it often arranges for presentations to be made by counsel, advisers, regulators or other key stakeholders as part of the continuing education and professional development of the Board and to keep the Board well informed as to the latest developments in the industry.
Limitation on Public Company Board Service
Members of our Audit Committee are prohibited from serving on audit committees of more than two other public companies. In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties, as required by applicable securities laws and NASDAQ listing standards.
Board and Committee Self-Evaluations
Our Board and each standing committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively. Our Nominating & Governance Committee leads our Board’s self-evaluation effort by performing a yearly evaluation of our Board’s performance, and may, from time to time, engage a third-party to assist with the assessment, including in 2020. Similarly, each committee reviews the results of its assessment to determine whether any changes need to be made to the committee or its procedures.
The Board recognizes that a thoughtful and comprehensive Board evaluation process is an integral component of a robust corporate governance framework, board succession planning, and an effective Board. Each year, our Board undergoes an evaluation process to determine areas of strength, as well as to identify opportunities for further development. Our Nominating & Governance Committee leads our Board’s self-evaluation effort by reviewing and recommending a process for that year. Then the Chair of Nominating & Governance reviews the results of the evaluation with the Board and the chair of each Board committee once the evaluation is completed.
Generally, directors are asked to complete a written evaluation of the Board and each of its committees. The Nominating & Governance Committee reviews the results. It then discusses the results with the Board and each committee to determine whether any changes are needed. In addition to the formal evaluation processes conducted on an annual basis, directors share perspectives, feedback, and suggestions year-round and our Board Chair speaks with each Board member from time-to-time and receives valuable input regarding Board and committee practices.
2021 PROXY STATEMENT     29

CORPORATE GOVERNANCE
The Nominating & Governance Committee reviews the self-evaluation process from time-to-time to reflect best practices. During 2020, the Nominating & Governance Committee completed a comprehensive analysis of the Board's overall effectiveness and the effectiveness of each committee and engaged a third party to support the process. In 2021 the Chair of the Nominating & Governance Committee led the evaluation process.
The evaluation process involves the following steps:

Interviews: Individual, confidential interviews with each director by the Chair of Nominating & Governance Committee, or, as appropriate, a third party advisor	Review Feedback: Review and analysis of feedback by Chair of Nominating & Governance Committee	Discussion of Results: Deliver findings to the entire Board	Improvements: Board considers and implements improvements based on the findings and recommendations from the evaluation process

Improvements, as the Board deems necessary, are made based on the information gained through this self-evaluation process, which are generally intended to provide the Board with insight into the following key areas:
		General Board practices, information, and resources	Contributions by individuals directors
		Board dynamics and culture	Director independence
		Board leadership	Relationship with management
		Board composition, skills, tenure and refreshment	Succession planning
Committee leadership and composition

Board Responsibilities
Risk Oversight
Risk is inherent with every business, and how well a company manages risk can ultimately determine its success. We face economic and regulatory risks, in addition to risks related to cybersecurity, the impact of competition, changes in consumer behavior, and technological changes, among others. Management is responsible for the day-to-day management of risks faced by our Company. At the same time, our Board, as a whole and through its committees, has the responsibility for the oversight of risk management.
Our Board believes that establishing the right “tone at the top” and that full and open communication between management and our Board are essential for effective risk management and oversight. Our Chair has regular discussions with our Chief Executive Officer and other executive officers to discuss strategy and risks facing us. Our Board is also regularly updated by our management team on strategic matters involving our operations and trends driving these risks, including related to environmental, social and governance issues and discusses these risks at meetings and in executive session, as appropriate.
While our Board is ultimately responsible for risk oversight, each of our Board committees assists with oversight responsibilities as prescribed in each committee's Charter.
30     CARDTRONICS

CORPORATE GOVERNANCE

BOARD
•In its risk oversight role, our Board is responsible for ensuring that the risk management processes designed and implemented by management are adequate and functioning as designed.
•Specifically, the Board regularly discusses and focuses on cybersecurity risks and the effectiveness of our strategy in light of such risks and receives reports from management on cybersecurity no less than once every quarter.
•In setting and monitoring strategy, the Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model and whether the approach is consistent with the Company’s risk appetite.

AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING & GOVERNANCE COMMITTEE	FINANCE COMMITTEE
•Our Audit Committee assists our Board in fulfilling its oversight responsibilities for risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, per NASDAQ listing standards, discusses policies concerning risk assessment and risk management.

•Our Compensation Committee assists our Board in fulfilling its oversight responsibilities for the management of risks arising from our compensation policies and programs as described in more detail in “Compensation Discussion and Analysis” below. For example, a minimum performance qualifier under our cash bonus program requires that executives are required to complete a specifically assigned corporate and compliance training demonstrating our commitment to ethics and compliance at all levels of our Company.

•Our Nominating & Governance Committee assists our Board in fulfilling its oversight responsibilities for the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance practices (including those related to social responsibility, sustainability, and diversity).

•Our Finance Committee assists our Board in fulfilling its oversight responsibilities for our capital structure, capital allocation, interest rate risk management, foreign exchange risk management, tax and insurance policies, and coverage.

Cardtronics maintains a Risk Management Program through which Management:
•Identifies risks that may impact on strategic and business objectives
•Measures the potential likelihood and severity of such risks
•Ensures that risks are prioritized
•Implements risk responses consistent with risk appetite
•Takes a holistic view of risk
•Monitors risk status on a continuing basis
•Reports to the Board on risk management performance, trends and any material deviance

2021 PROXY STATEMENT     31

CORPORATE GOVERNANCE

MODERN SLAVERY
Our Board has adopted a policy on Slavery and Human Trafficking in Compliance with the Modern Slavery Act 2015 (UK) and the Modern Slavery Act 2018 (Cth) (“Modern Slavery Policy”) and a Modern Slavery Statement relating to the Modern Slavery Act 2015 (UK) and the Modern Slavery Act 2018 (Cth) (“Modern Slavery Statement”), which are reviewed on an annual basis. The Modern Slavery Policy and Modern Slavery Statement confirms Cardtronics’ commitment to detecting and preventing modern slavery throughout its supply chain, consistent with its disclosure obligations under the Modern Slavery Act 2015 (UK) and the Modern Slavery Act 2018 (Cth). Our Board has also adopted a Supplier Code of Conduct which sets out Cardtronics’ expectation that all of its contractors, suppliers and other business partners are held to the same high standards and prohibit the use of forced, compulsory or trafficked labor, or anyone held in slavery or servitude, whether adults or children.

DATA PRIVACY
Cardtronics is subject to a number of federal, state, provincial, and international privacy laws, including but not limited to the General Data Protection Regulation (GDPR), the UK Data Protection Act 2018, the California Consumer Privacy Act (CCPA), the California Privacy Rights Act (CPRA), the Personal Information Protection and Electronic Documents Act (PIPEDA), and the Protection of Personal Information Act (POPIA), which govern how it collects, stores, uses and discloses the information it collects from certain individuals and companies. The Company continues to navigate the ever-changing regulatory landscape as it responds to current and emerging data privacy legislation across the globe. The Board maintains oversight by reviewing periodic updates on the relevant legislation, as well as actively participating in Cardtronics’ risk management program, which includes a review of Cardtronics’ current data privacy policies, procedures, and other controls.

CLIMATE-RELATED RISK AND DISCLOSURE
Cardtronics recognizes that climate change is an area of increasing interest to long-term investors as they evaluate which businesses may be impacted as the world evolves into a lower carbon economy. Cardtronics currently discloses certain energy-consumption related information along with key company initiatives to protect the environment. In 2020, Cardtronics adopted the framework established by the TCFD to evaluate the impact on climate change related risk to our business. During 2020 Cardtronics disclosed several key climate related metrics and initiatives on its website and continues to evaluate climate change risk on its business.

Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to its principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. A copy of the Code of Ethics is available on the Company’s website at http://www.cardtronics.com, and you may also request a copy of the Code of Ethics at no cost, by writing or telephoning the following: Cardtronics plc, Attention: General Counsel, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, (832) 308-4000. The Company intends to disclose any amendments to or waivers of the Code of Ethics on behalf of its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and persons performing similar functions, on our website at http://www.cardtronics.com promptly following the date of any such amendment or waiver.
Succession Planning and Talent Development
A strategic priority for our Board is valuing and developing our people. To support this priority, the directors regularly discuss talent development and management succession for senior leaders with the CEO. The CEO provides his assessment of those leaders and their potential to succeed in key roles, with the assistance of relevant internal and third party talent assessments. In executive sessions, the Board also routinely reviews CEO development and succession to maintain current long-term and emergency CEO succession plans.
Our Board conducts these assessments within the context of the business strategy, with a focus on risk management. These discussions provide an opportunity for our Board to ensure management is implementing development plans and programs to enhance the skills and abilities of successor candidates for critical roles. Additionally, the Board regularly reviews candidates for senior leadership positions to ensure that qualified and diverse successor candidates are available for critical positions. Throughout the year, the Board also interacts with key leaders across the organization in both formal and informal settings.
32     CARDTRONICS

CORPORATE GOVERNANCE
Human Capital Management & Culture
In partnership with management, our Board believes that how we do our work at Cardtronics is just as important as what we do as a Company. Our actions demonstrate the value we place on our people and culture. One of the Board’s most important oversight roles, therefore, is ensuring that the business strategy is aligned to the human capital management strategy, and the Company has the leadership and talent to deliver on this important goal.
Our Board places high value on ensuring the leadership of the Company creates a positive, inclusive, and diverse work environment for its employees in which all have the opportunity to realize their potential as individuals and teams. It takes an active interest in ensuring all employees understand and feel connected to the purpose-driven mission, vision, and values of the organization, which management reimagined in 2018 to improve alignment of the people, culture, and business strategies. This work directly serves the management priority of engendering employee pride, to ensure all employees understand the important roles they play in helping Cardtronics serve as a global champion of cash and payment choice in the communities we serve.
Our Company values include One Team, Trust, Excellence, Ambitious, and Innovation. Management purposefully defined these values to drive specific behaviors in the service of Cardtronics’ long-term success and the achievement of its vision. The Board regularly reviews management’s ongoing, focused efforts to embed these values in all our employees do in their day-to-day work to serve our customers best. Since 2018, this includes the encouragement of specific, values-driven behaviors, in line with our desired culture, to performance management and a portion of every employee’s compensation. These efforts have contributed to substantial employee engagement score improvements since 2018, and our Board firmly believes they reinforce our ability to attract, engage, and retain the talent needed for long-term success.
In sum, our Board takes an active interest in ensuring employees are engaged. In addition to the above, our Board regularly reviews results from pulse surveys, annual employee engagement surveys, and data from other feedback platforms. This information provides the Board with input from all levels of the organization, enabling it to assess performance against inclusion and diversity goals, and to hold leaders accountable for developing talent, and cultivating a winning culture.
Shareholder Engagement
Our Board and management team place great value on the opinions and feedback of our shareholders. Therefore, we have proactively reached out to many shareholders to hear their views on corporate governance, social responsibility, and executive compensation matters.
During 2020, our outreach program targeted investors representing over 90% of our outstanding common stock, soliciting input on these key areas. We engaged in discussions with shareholders during early May, in advance of our annual shareholder's meeting, and again between October and December. These discussions generally included multiple Board members, in addition to our Chief Financial Officer, our General Counsel, and our head of Human Resources and Investor Relations. Key points commonly raised or discussed with shareholders included: (1) executive compensation matters; (2) governance matters and Board composition; and (3) the Board’s role in strategy, risk management, sustainability and climate risks, social matters, and human capital management. This active engagement with shareholders and the feedback received will be evaluated by the Board to continue to evolve and improve governance and long-term value creation.
2021 PROXY STATEMENT     33

CORPORATE GOVERNANCE
Oversight of Strategy and Purpose
The Board recognizes the importance of Cardtronics’ role in enabling payment choice, and providing cash access in the communities it serves. We believe long-term value creation for our shareholders will be tied to our provision of a range of key services that benefit consumers, retailers, and financial institutions. The Board and management team recognize and embrace our role in making cost-effective, convenient, secure, reliable, and private commerce possible with cash. With Cardtronics’ leading market position as an ATM owner and operator in many of the world’s largest economies, we are well positioned to deliver value for the communities in which we serve. In 2020, we were proud to be able to serve a critical need – cash access for many throughout the pandemic and other emergency preparedness events.
The consumer financial services industry is currently undergoing a period of unprecedented change. Emerging technology and new types of consumer-oriented financial service companies are rapidly changing the competitive landscape. Traditional banks and financial institutions are under increasing pressure to evolve their business models to remain competitive. Despite all of these rapid changes in financial services, physical cash distribution for consumers is at the core of what Cardtronics does, and it remains valuable and vital to many around the globe.
Cashless? Choiceless. Payment choice matters.
Cash matters to a significant portion of the world’s population, for varying reasons. Whether it is the only way some can transact, perhaps because they do not have a bank account, or because some prefer to keep their transactions private and secure, or because many simply like the reliability and simplicity of cash, Cardtronics embraces its role in providing consumers a CHOICE in how they transact.
Throughout 2020, Cardtronics prioritized ensuring cash availability at its ATMs – recognizing the importance of our role in serving the communities in which we operate. We advocated for the many people who relied on cash and were allies in the fight against anti-cash sentiment and discrimination against cash by merchants and businesses. We worked to educate various elected officials and government agencies on the importance of protecting cash as a consumer payment choice.
The Board recognizes that a focus on sustainability is critical to delivering long-term shareholder value and is highly important to many long-term-oriented investors. While the Board has extensive frameworks to oversee governance, manage risk, and guide strategic direction and sustainability, we also recognize the importance of increasingly improving our processes and disclosures. The Board evaluated and adopted the framework established by the SASB and plans to augment its disclosures in future periods.
34     CARDTRONICS

SHARE OWNERSHIP MATTERS
Communications from Shareholders and Interested Parties
Our Board welcomes communications from our shareholders and other interested parties. Shareholders and any other interested parties may send communications to our Board, any committee of our Board, the Chair of our Board or any director in particular to c/o Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, Attention: Company Secretary.
Our Company Secretary (or any successor to the duties thereof) will review each such communication received from shareholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (i) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (ii) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated to a committee of our Board to or to an executive officer, our Company Secretary may forward such communication to the executive or the chair of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officer to the person submitting the communications.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information as of December 31, 2020, concerning the compensation plans under which our equity awards are authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders(2)	584,465	$23.96	2,582,605
Total	584,465	$23.96	2,582,605
(1)Excluding Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.
(2)Represents our 2007 Plan. For additional information on the terms of this plan, see the “Terms of the 2007 Plan” section in “Compensation Discussion and Analysis” below.
2021 PROXY STATEMENT     35

SHARE OWNERSHIP MATTERS
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our shares as of May 25, 2021, for:
•each person known by us to beneficially own more than 5% of our shares;
•each of our directors and director nominees;
•each of our Named Executive Officers; and
•all directors and executive officers as a group.
The number of shares and the percentages of beneficial ownership are based on 45,284,943 shares outstanding as of May 25, 2021, and the number of shares owned and acquirable within 60 days of May 25, 2021, by the named person, with the exception of the amounts reported in filings on Schedule 13D, 13F and 13G, which amounts are based on holdings as of the date disclosed in such filings and reported below.
To our knowledge and except as indicated in the footnotes to this table and subject to applicable laws, the persons named in this table have the sole voting and investment power with respect to all shares listed as beneficially owned by them.

Name and Address of Beneficial Owners(1)(2)	Shares Beneficially Owned(3)	Percent of Shares Beneficially Owned
5% Shareholders:
Hudson Executive Capital LP and Affiliates(4)	8,658,920	19.1%
BlackRock, Inc.(5)	5,820,955	12.9%
The Vanguard Group(6)	3,928,804	8.7%

Directors and Named Executive Officers:
Douglas L. Braunstein(4)	8,658,920	19.1%
Edward H. West	658,837	1.5%
Gary W. Ferrera	142,206	0.3%	*
Mark Rossi	60,205	0.1%	*
Dan Antilly	42,644	0.1%	*
G. Patrick Phillips	40,693	0.1%	*
Stuart Mackinnon	36,388	0.1%	*
Juli C. Spottiswood	35,903	0.1%	*
Julie Gardner	29,528	0.1%	*
Marc Terry	15,369	—%	*
Warren C. Jenson	14,040	—	*
Rahul Gupta	10,489	—	*

All Directors and Executive Officers as a Group (17 persons)	9,828,574	21.7%
*Less than 1.0% of our outstanding shares
(1)Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of May 25, 2021, and RSUs that are currently vested or will be vested within 60 days of May 25, 2021. Shares issuable pursuant to options and RSUs are deemed outstanding for computing the percentage of the person holding such options or RSUs but are not deemed outstanding for computing the percentage of any other person.
36     CARDTRONICS

SHARE OWNERSHIP MATTERS
(2)The address for each Named Executive Officer and director outlined in the table, unless otherwise indicated, is c/o Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042. The address of Hudson Executive Capital LP is 570 Lexington Avenue, 35th Floor, New York, NY 10022. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)Amounts shown include 7,928 RSUs that will vest within 60 days of May 25, 2021, as well as 207,399 exercisable options. No unvested options will vest within 60 days of May 25, 2021.
(4)As reported on Schedule 13F, filed with the SEC on May 17, 2021, Hudson Executive Capital LP ("HEC") has shared voting and dispositive power over 8,644,880 shares as of March 31, 2021. The Schedule 13F was filed jointly by HEC Management GP LLC, a Delaware limited liability company ("Management GP"), and Douglas L. Braunstein, a citizen of the United States of America (together with HEC and Management GP, the "Reporting Persons"), each of whom has the same business address as HEC and may be deemed to have a pecuniary interest in the securities reported on the Schedule 13F (the "Subject Securities"). In addition, the Form 4 filed with the SEC on March 11, 2021 reported that Mr. Braunstein owned 14,040 shares as of March 9, 2021 in his capacity as a director and the other Reporting Persons do not have a pecuniary interest in these shares. HEC, as the investment adviser to certain affiliated investment funds, may be deemed to be the beneficial owner of the Subject Securities for purposes of Rule 16a-1(a) under the Securities Exchange Act of 1934. Management GP, as the general partner of HEC, may be deemed to be the beneficial owner of the Subject Securities for purposes of Rule 16a-1(a). By virtue of Mr. Braunstein's position as Managing Partner of HEC and Managing Member of Management GP, Mr. Braunstein may be deemed to be the beneficial owner of the Subject Securities for purposes of Rule 16a-1(a) and HEC and Management GP may be deemed to be the beneficial owner of the Subject Securities held by Mr. Braunstein. Each of the Reporting Persons disclaims any beneficial ownership of any of the Subject Securities, except to the extent of any pecuniary interest therein. Mr. Braunstein is a member of the Cardtronics board of directors and was appointed to that board as a representative of the Reporting Persons. As a result, each of those persons are directors by deputization for purposes of Section 16 of the Securities Exchange Act of 1934.
(5)As reported on Schedule 13F, dated as of March 31, 2021 and filed with the SEC on May 7, 2021, BlackRock, Inc. has sole voting power over 5,745,463 Shares and sole dispositive power over 5,820,955 Shares.
(6)As reported on Schedule 13F, dated as of March 31, 2021, and filed with the SEC on May 14, 2021, the Vanguard Group, Inc. has shared voting power over 69,896 Shares, sole dispositive power over 3,827,713 Shares and shared dispositive power over 101,091 Shares.
2021 PROXY STATEMENT     37

DIRECTOR COMPENSATION
The following table provides compensation information for each non-employee director who served as a member of our Board during the year ended December 31, 2020.
DIRECTOR COMPENSATION TABLE FOR 2020

Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Douglas L. Braunstein	$111,000	$124,516	$235,516
Jorge M. Diaz(2)	$50,968	$124,516	$175,484
Julie Gardner	$114,417	$124,516	$238,933
Rahul Gupta(3)	$67,258	$121,106	$188,364
Warren C. Jenson	$120,000	$124,516	$244,516
Michelle Moore(3)	$59,758	$121,106	$180,864
G. Patrick Phillips	$120,000	$124,516	$244,516
Mark Rossi	$198,583	$124,516	$323,099
Juli C. Spottiswood	$120,000	$124,516	$244,516
(1)This column shows the grant date fair value of each RSU granted in 2020, as computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 4. Share-Based Compensation footnote, to our consolidated financial statements in our Amended Form 10-K filing. Mr. Diaz and Ms. Moore's unvested RSUs previously granted in the year were forfeited upon their resignations as members of the Board. As of December 31, 2020, Mr. Braunstein, Ms. Gardner, Mr. Jenson, Mr. Phillips, Mr. Rossi, and Ms. Spottiswood held 5,952 outstanding RSUs, Mr. Gupta held 5,789 outstanding RSUs, and Mr. Diaz and Ms. Moore held no outstanding RSUs.
(2)Mr. Diaz resigned as a member of the Board effective May 13, 2020. The cash portion of Mr. Diaz’s director compensation is prorated based on the date of such resignation.
(3)The cash portion of Mr. Gupta and Ms. Moore's director compensation is prorated based on the date they were appointed as members of the Board. Ms. Moore resigned as a member of the Board effective December 31, 2020.
Only non-employee directors receive compensation for service on our Board. The 2020 compensation paid to our non-employee directors, excluding the temporary cash retainer reduction discussed below, consisted of:
•an annual award of RSUs, valued at approximately $135,000 at the time of grant, which vests approximately 12 months from the grant date;
•an annual cash retainer of $70,000;
•a meeting fee of $10,000 for each Board meeting attended in person in the United Kingdom or other location outside of the United States, with no additional fees paid for committee or other Board meetings attended;
•an additional annual cash retainer of $85,000 for the Chair of our Board;
•an annual cash retainer of $10,000 for each committee of which the director is a member;
•an additional annual cash retainer of $10,000 for the chair of the Audit, Finance and Compensation Committee, and an additional annual cash retainer of $5,000 for the chair of our Nominating & Governance Committee; and
•reimbursement of reasonable fees related to the preparation of U.K. tax returns.
All Directors received a temporary cash retainer reduction from April 1, 2020 through June 30, 2020 of 40%, consistent with the temporary salary reduction of 40% Mr. West received for the same period, in response to business pressures due to the pandemic. These temporary cash retainer reductions are not reflected in the amounts noted above. Cash amounts are paid monthly. In addition, all of our directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. The 2020 RSU awards to all non-employee directors were granted on March 31, 2020. These RSUs vested in full on March 9, 2021. Mr. Diaz and Ms. Moore's 2020 RSU awards were forfeited upon their resignation from the Board.
38     CARDTRONICS

DIRECTOR COMPENSATION

ANNUAL REVIEW PROCESS AND PEER BENCHMARKING
Director compensation is generally reviewed by the Compensation Committee on an annual basis. To assist the Committee with its review, Meridian provides competitive compensation data for the companies in the “Peer Group.” Data is provided for all elements of director pay, including annual cash retainer, Board and Committee fees (including Chair and Member retainers), annual equity awards, and Board leadership compensation. Based on its review of the data, no director pay changes were recommended for 2020.

DIRECTOR SHARE OWNERSHIP GUIDELINES
In 2020, the Compensation Committee held the director shareholding requirement consistent with 2019 at five times the annual board member cash retainer amount based on consultation with Meridian relating to market benchmarks and best practices.

2021 PROXY STATEMENT     39

EXECUTIVE OFFICERS
Our executive officers are appointed by our Board on an annual basis and serve until removed by our Board or their successors have been duly appointed. The following biographies describe the business experience of our executive officers, along with their age and the position they currently hold.

Dan Antilley
Executive Vice President, Operations and Chief Information Security Officer
Age: 53
Dan Antilley has served as our Executive Vice President, Operations and Chief Information Security Officer since May 30, 2017. In January 2020, Mr. Antilley assumed oversight of global operations, in addition to his role as Chief Information Security Office. Mr. Antilley is responsible for leading the Company's global information security and technology risk strategy program, focused on safeguarding company and customer assets, and ATM user information while also leading global operations. Mr. Antilley has more than 20 years of information security leadership experience, including retail banking industry expertise. Before joining Cardtronics, Mr. Antilley capped a 16+ year career at Bank of America. He served as Senior Vice President and Global Information Security Operations Executive, a role in which he directed a multi-site global team of 400 information security professionals, with an emphasis on threat and vulnerability management, malware protection and cyber forensics. Earlier in his career, Mr. Antilley served in technology roles at Genuity, Check Point Software Technologies and the Texas Department of Housing and Community Affairs. Earned throughout his career, Mr. Antilley holds multiple patents for systems and methods related to information security risk assessment and a B.S. from Midwestern State University.

Gary W. Ferrera
Chief Financial Officer
Age: 58
Gary W. Ferrera has served as our Chief Financial Officer since November 28, 2017. In this role, Mr. Ferrera is responsible for leading all financial functions of the Company, and he provides oversight for accounting and reporting, strategic planning and analysis, treasury, tax, internal audit, risk management, investor relations, and corporate development. Ferrera has more than 25 years of leadership experience in corporate finance and corporate development roles. Prior to Cardtronics, Mr. Ferrera was at DigitalGlobe, Inc., where he served as Chief Financial Officer since early 2015. He served in that same capacity for Intrawest Resorts, Great Wolf Resorts, National CineMedia, and Unity Media. Mr. Ferrera’s career as a Chief Financial Officer is notable for overseeing periods of rapid growth, mergers and acquisitions, initial public offerings, along with cost-efficient operating and capital structures and tax efficiency. Before his Chief Financial Officer positions, Mr. Ferrera developed his M&A and capital markets expertise with Citigroup and Bear Stearns. Mr. Ferrera also started his commercial career as an international tax consultant with Arthur Andersen. Mr. Ferrera holds an MBA from the Kellogg School of Management, Northwestern University, and a BS in Accounting from Bentley University, magna cum laude.

Paul A. Gullo
Chief Accounting Officer
Age: 55
Paul A. Gullo has served as our Chief Accounting Officer since May 21, 2018. Previously, Mr. Gullo, served many roles at TechnipFMC plc, including as Chief Financial Officer, Technip Stone & Webster Process Technology, Inc. since August 2013, as Chief Financial Officer, Technip USA Inc. from January 2012 to August 2013 and as Vice President, Finance, Technip USA, Inc. from March 2009 to December 2011. Mr. Gullo has also held various finance and accounting positions at Friedkin Companies, Inc., Kellogg Brown & Root, Continental Airlines, Inc., and IQ 2000, Inc. and served in the Audit Practice at Ernst & Young LLP in Houston, Texas. Mr. Gullo holds a Bachelor of Business Administration degree in Accounting and Finance from The University of Texas and is a licensed Certified Public Accountant in the state of Texas.

40     CARDTRONICS

EXECUTIVE OFFICERS

Geri House
Chief Human Resources Officer
Age: 45
Geri House has served as our Chief Human Resources Officer since February 12, 2018. In this role, Ms. House is responsible for leading the Company’s global human resources function, overseeing human resources strategy, talent acquisition, employee engagement, development, and relations, along with compensation and benefits programs. Ms. House is an experienced, strategic human resources executive with a demonstrated ability to align people and culture to the corporate vision, strategies, and values to drive effective execution of company goals. Before joining Cardtronics, Ms. House was Executive Vice President, People & Organization, at National CineMedia, where she also previously served as Vice President and Deputy General Counsel. Earlier in her career, Ms. House was in private practice, serving as outside counsel for an array of clients of two international law firms. Ms. House holds a Juris Doctor degree from Harvard Law School and a Bachelor of Arts degree from Simon Fraser University.

Carter Hunt
Executive Vice President, Managing Director of North America
Age: 54
Carter Hunt is Executive Vice President and Managing Director for our business in North America. In this role, he oversees the Company's commercial activities in the United States, Canada, Mexico, and the Caribbean. Mr. Hunt has more than three decades of experience in leadership. Before joining Cardtronics, Carter led the North America organization for Western Union. His responsibilities included the ownership of revenue and profit, developing the strategy, general management, and the on-going leadership of Western Union’s overall North America business. Mr. Hunt originally joined Western Union in 2005 as the Vice President of National Accounts. Also, Mr. Hunt has held the roles of Senior Vice President of Global Key Accounts, and Senior Vice President of Commercial at Western Union. Before joining Western Union, Mr. Hunt spent 14 years with PepsiCo, Inc., where he held a variety of roles in sales management, marketing, and joint venture development. Mr. Hunt has a Bachelor of Business Administration degree from the University of Texas at Austin and a Master of Business Administration degree from Southern Methodist University’s Cox School of Business in Dallas, Texas.

Aimie Killeen
General Counsel and Secretary
Age: 42
Aimie Killeen has served as our General Counsel and Secretary since March 2017, leading our legal, corporate governance, and compliance sections. Ms. Killeen joined Cardtronics through our acquisition of DirectCash Payments Inc. (“DCP”) in January 2017, where she served as Global General Counsel since March 2013. Before joining DCP, Ms. Killeen practiced for nine years at one of Australia’s premier global law firms. Her experience there included leveraged and acquisition finance, aviation finance, structured asset finance, securitization, debt capital markets, general corporate banking, and restructuring. Ms. Killeen graduated of the University of Technology in Sydney, Australia, and was admitted to practice law in the Supreme Court of New South Wales, and the High Court of Australia in 2004.

Stuart Mackinnon
Executive Vice President, Technology and Chief Information Officer
Age: 49
Stuart Mackinnon has served as our Executive Vice President, Technology and Chief Information Officer since February 1, 2017. Mr. Mackinnon is responsible for the global information technology infrastructure for Cardtronics. Mr. Mackinnon directs the strategy and implementation of innovative solutions for the business focusing on efficiency and service. Mr. Mackinnon joined Cardtronics in 2015 through the acquisition of Columbus Data Services, the largest ATM processor in North America, where he held the position of President for five years. Before Columbus Data Services, Mr. Mackinnon held senior technology roles at Threshold Financial Technologies and Choice Hotels Canada.

2021 PROXY STATEMENT     41

EXECUTIVE OFFICERS

Marc Terry
Executive Vice President, Managing Director of International
Age: 59
Marc Terry has served as our Executive Vice President and Managing Director of International since September 18, 2017. In this role, Mr. Terry oversees all commercial activities for the Company in Europe, the Middle East, Africa and Australia. Mr. Terry has nearly 30 years of payments and financial services technology business and leadership experience. Before joining Cardtronics, Mr. Terry was Group Managing Director, EMEA at FIS, where he was responsible for all banking and payments products. Earlier in his career, Mr. Terry served as Managing Director Commercial for Vocalink, where he was responsible for all commercial activities and relationships including management of the LINK ATM network in the United Kingdom. Mr. Terry previously held roles as International Sales Director for Metavante, Managing Director, EMEA for Clear2Pay, and Vice President, International Sales for S1 U.K., following a 15+ year career in multiple global leadership roles for ACI Worldwide. Mr. Terry holds a Bachelor of Arts degree in System Analysis from Bristol Polytechnic.

Edward H. West Chief Executive Officer Age: 54 Mr. West’s biographical information is located under “Directors.”

Paul Wilmore
Chief Marketing Officer
Age: 54
Paul Wilmore is the Chief Marketing Officer for Cardtronics. He joined Cardtronics on May 1, 2019 and is responsible for all aspects of our marketing, data, and analytics across our U.S. and international markets. He is also a member of the Cardtronics Executive Leadership Team. Before joining Cardtronics, Mr. Wilmore was the Chief Marketing Officer of Barclays U.S. Consumer Bank. He brings over 30 years of experience in marketing and financial services, and has a deep background in marketing metrics and data analysis to drive growth and performance. A member of the Barclaycard U.S. and Barclays U.S. Consumer Bank executive team since 2004, Mr. Wilmore led marketing operations for both the co-brand business unit and the digital consumer bank. Prior to joining Barclays, he was part of the executive team that launched Juniper Bank, a monoline credit card issuer, and a member of the founding executive team for RelianceDirect and Reliance Personal, which offered personal automobile insurance through direct distribution channels. Paul holds an MBA from the Wharton School at the University of Pennsylvania and a bachelor’s degree in Economics from Swarthmore College.

There are no family relationships among any of our directors or executive officers.
42     CARDTRONICS

AUDIT MATTERS

PROPOSAL 2 To ratify, on an advisory basis, our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2021	Our Board recommends that shareholders vote FOR the ratification of the selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm.

Our Audit Committee has selected KPMG LLP (U.S.) as our U.S. independent registered public accounting firm to conduct our audit for the year ending December 31, 2021.
We engaged KPMG LLP (U.S.) to serve as our U.S. independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP (U.S.) for the fiscal year ending December 31, 2021, has been approved by our Audit Committee. Our Audit Committee has reviewed and discussed the consolidated financial statements included in our Amended Form 10-K and has approved their inclusion therein. See “Audit Matters—Report of our Audit Committee” for more details.
Although shareholder ratification of the selection of KPMG LLP (U.S.) is not required, our Audit Committee considers it desirable for our shareholders to vote upon this selection. If the selection is not ratified, our Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Cardtronics and our shareholders.
A representative of KPMG LLP (U.S.) is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from shareholders at the Annual Meeting.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that the ratification of the selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2021, is advisable and in the best interests of Cardtronics and our shareholders.
2021 PROXY STATEMENT     43

AUDIT MATTERS

PROPOSAL 3
To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders

Our Board recommends that shareholders vote FOR the re-appointment of KPMG LLP (U.K.) as our U.K. statutory auditors to hold office from the conclusion of the annual meeting until the end of the next annual general meeting of shareholders at which the U.K. annual reports and accounts are presented to our shareholders.

In accordance with the U.K. Companies Act 2006, our U.K. statutory auditors must be re-appointed at each meeting at which the U.K. Annual Reports and Accounts are presented to our shareholders. KPMG LLP (U.K.) has served as Cardtronics’ U.K. statutory auditors since June 29, 2016.
If this proposal is not approved by our shareholders at the Annual Meeting, our Board may appoint auditors to fill the vacancy.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes, following a recommendation to this effect by our Audit Committee, that the re-appointment of KPMG LLP (U.K.) as Cardtronics’ U.K. statutory auditors is advisable and in the best interests of Cardtronics and our shareholders.

PROPOSAL 4 To authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration	Our Board recommends that shareholders vote FOR the authorization of our Audit Committee to determine our U.K. statutory auditors’ remuneration.

In accordance with the U.K. Companies Act 2006, the remuneration of our U.K. statutory auditors must be fixed in a general meeting of shareholders or in such manner as may be determined in a general meeting of shareholders. We are asking our shareholders to authorize our Audit Committee to determine the remuneration of KPMG LLP (U.K.) in its capacity as Cardtronics’ U.K. statutory auditors under the U.K. Companies Act 2006 in accordance with our Audit Committee’s procedures and applicable law.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that authorizing our Audit Committee to determine the remuneration of KPMG LLP (U.K.) as Cardtronics’ U.K. statutory auditors is advisable and in the best interests of Cardtronics and our shareholders.
Report of our Audit Committee
Each member of our Audit Committee is an independent director as such term is defined under the current listing requirements. Our Audit Committee is governed by our Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and the corporate governance rules of NASDAQ. Our Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of our Audit Committee Charter is available on our website at http://www.cardtronics.com.
In fulfilling its responsibilities, our Audit Committee has reviewed and discussed the consolidated financial statements contained in our Amended Form 10-K filing for the year ended December 31, 2020, with Cardtronics’ management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. GAAP.
44     CARDTRONICS

AUDIT MATTERS
Our Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditors’ communications with our Audit Committee concerning independence and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, our Audit Committee discussed the matters required to be discussed by PCAOB Auditing Standard No. 16, as adopted by the PCAOB and approved by the SEC.
In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board, and our Board approved the inclusion of the audited consolidated financial statements in our Amended Form 10-K filing for the year ended December 31, 2020, for filing with the SEC.
Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics plc,
Juli C. Spottiswood, Chair
Julie Gardner
Rahul Gupta
G. Patrick Phillips
Selection and Engagement of Independent Registered Public Accounting Firm
Among its other duties, our Audit Committee is responsible for the selection and engagement of an Independent Registered Public Accounting Firm. The Audit Committee appoints, sets compensation for, and oversees the work of the independent registered public accounting firm.
As indicated in Proposal 2, we engaged KPMG LLP (U.S.) to serve as our U.S. independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP (U.S.) for the fiscal year ending December 31, 2021, has been approved by our Audit Committee.
Furthermore, our Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, of which it has delegated its pre-approval authority of certain audit and non-audit services to our Audit Committee Chair. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of our Audit Committee Chair or our Audit Committee is requested.
Our Audit Committee Chair or our Audit Committee reviews these requests and advises management if the engagement of the independent registered public accounting firm is approved. On a periodic basis, management reports to our Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. Our Audit Committee Chair or our Audit Committee approved all of the services provided by KPMG LLP in 2020 and 2019.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2020	2019
	(In thousands)
Audit Fees	$3,424	$2,895
Audit-Related Fees	455	318
Tax Fees	30	45
All Other Fees	—	—
Total	$3,909	$3,258
Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of several of our entities in the United Kingdom, Australia, Germany, Mexico, and South Africa. Our 2020 audit fees also include amounts related to the consolidated financial statements required to be filed in the U.K. in accordance with International Accounting Standards. The audit-related fees in 2020 relate to SOC-1 services and due diligence procedures. Audit-related fees in 2019 relate to SOC-1 services. The tax fees in 2020 and 2019 relate to fees paid to KPMG LLP for tax compliance and general tax consulting services.
Our Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence and has determined such services for the fiscal year 2020 were compatible.
2021 PROXY STATEMENT     45

AUDIT MATTERS
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
Among its other duties, our Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. Our Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, of which it has delegated its pre-approval authority of certain audit and non-audit services to our Audit Committee Chair. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of our Audit Committee Chair or our Audit Committee is requested.
Our Audit Committee Chair or our Audit Committee reviews these requests and advises management if the engagement of the independent registered public accounting firm is approved. On a periodic basis, management reports to our Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. Our Audit Committee Chair or our Audit Committee approved all of the services provided by KPMG LLP in 2020 and 2019.
Shareholder Requests
Under Section 527 of the U.K. Companies Act 2006, Shareholders meeting the threshold requirements set out in that section have the right to require us to publish on a website a statement setting out any matter relating to (1) the audit of our accounts (including the auditors’ report and the conduct of the audit) that are to be laid before the Annual Meeting; or (2) any circumstance connected with an auditor of Cardtronics ceasing to hold office since the previous meeting at which annual accounts and reports were laid, (in each case) that our Shareholders propose to raise at the Annual Meeting. We may not require the Shareholders requesting any such website publication to pay our expenses in complying with Sections 527 or 528 of the U.K. Companies Act. Where we are required to place a statement on a website under Section 527 of the U.K. Companies Act, we must forward the statement to our auditors not later than the time when we make the statement available on the website. The business which may be dealt with at the Annual Meeting includes any statement that we have been required under Section 527 of the U.K. Companies Act to publish on a website.
Certain Relationships and Related Person Transactions
Transactions with our Directors and Officers
There were no transactions or series of similar transactions since January 1, 2020, or any currently proposed transactions to which we are or were participants that involved an amount exceeding $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
Approval of Related Person Transactions
The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy. Our Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either approving or disapproving the entry into such transaction. Our Related Persons Transactions Policy is available on our website at http://www.cardtronics.com.
46     CARDTRONICS

EXECUTIVE COMPENSATION

PROPOSAL 5 To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement	Our Board recommends that shareholders vote FOR the approval of named executive officer compensation.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives as well as the Summary Compensation Table for the year ended December 31, 2020, and other related compensation tables and narrative discussions, which provide detailed information of the compensation of our Named Executive Officers. Our Compensation Committee believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement help position us for long-term success. As a part of the Company’s shareholder outreach effort during 2020, our Compensation Committee solicited input and feedback on the structure of our executive compensation programs.
We are asking shareholders to adopt the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of Cardtronics approve, on an advisory basis, the compensation of Cardtronics’ Named Executive Officers as disclosed in the proxy statement for the 2021 Annual General Meeting of Shareholders of Cardtronics pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.
Although the vote is non-binding and is not meant to address any particular element of our executives’ compensation arrangements, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that approving Named Executive Officer compensation is advisable and in the best interests of Cardtronics and our shareholders.
2021 PROXY STATEMENT     47

EXECUTIVE COMPENSATION
Letter from the Compensation Committee
Dear Shareholder:
As Chairman of the Compensation Committee of the Board of Directors, I am pleased to present the Compensation Discussion & Analysis for the year ended December 31, 2020. The primary principles underlying our approach to compensation are unchanged from prior years: our pay practices align with shareholders’ interests and they incentivize and support the Company’s strategic objectives. The Company achieved solid financial results in 2020. It continued to execute on the long-term strategy outlined at the Company’s 2019 Investor Day, despite the unexpected and unprecedented challenges faced by the business due to the global pandemic. We believe that our guiding compensation principles and approach have helped the Company navigate through these unique challenges.
For 2020, to ensure ongoing focus on long-term performance, we maintained the executive equity award program design we implemented in 2019. Under this design, performance-based Restricted Stock Units (“performance-based RSUs”) use a three-year performance period, and executive equity awards are comprised of performance-based RSUs (50%), stock option awards (25%), and time-based RSUs (25%). Performance-based RSUs for 2020 are tied to two performance metrics: cumulative Adjusted EBITDA and relative Total Shareholder Return (“TSR”), comparing the Company’s TSR for the performance period against a group of companies in the comparator group. We selected these long-term incentive metrics because we believe they are appropriate indicators of success and sustainable business performance. For the 2020 Cash Incentive Plan, after achieving strong 2019 results against objectives, the Committee set performance goals for Revenue and Adjusted EBITDA above the 2019 results to incentivize management to deliver growth in both metrics year-over-year.
Shortly after establishing these 2020 programs, with their associated performance goals, we experienced substantial and unexpected business impacts related to the COVID-19 pandemic. Our core priorities rightfully shifted to focus on protecting our employees’ safety and well-being while taking care of customers and ensuring the company’s long-term success. Our Compensation Committee and Board met with management regularly throughout the year to communicate our business goals and objectives to management and ensure they met these critical objectives.
Despite unexpected business impacts and priority shifts in 2020, we did not alter any performance goals related to the 2020 executive equity award program. We also did not alter the targets established for the 2020 Cash Incentive Plans. However, as detailed further in this Compensation Discussion & Analysis, we did communicate ongoing business goals and objectives for management to align with our strategic goals to navigate our people and our business through the global pandemic, including cost reductions, maintaining cash flow, preserving balance sheet and liquidity, and meeting COVID-19 revised forecast objectives. Ultimately, as a result of the business disruption caused by the global pandemic, we did not achieve the financial targets initially established in the 2020 Cash Incentive Plan, but management met or exceeded the ambitious business goals and objectives that we set to transform the business to ensure its long-term success. Despite the reduced transaction volumes and substantial disruption caused by the pandemic, management delivered a solid financial performance, developed important new customer relationships, enabled proprietary NeotermTM software on over 20,000 ATMs, deployed thousands of new ATMs worldwide, generated impressive free cash flow, and reduced net debt, maintained system availability, and even improved customer satisfaction and employee engagement scores.
During the second quarter, in the midst of the pandemic’s initial wave, management took a 20% salary reduction while our CEO took a 40% salary reduction to help ensure the Company continued to produce positive cash flows through this, especially challenging period. The Board of Directors also took a 40% reduction in their cash retainer fees. This voluntary financial sacrifice by management and the Board helped the Company achieve positive cash flow during the second quarter and successfully execute important financing activities. After assessing performance against all 2020 objectives, the Compensation Committee determined that it was prudent and necessary to exercise its discretion under the 2020 Cash Incentive Plan to approve a payout under the plan of approximately 50% of the established 2020 Cash Incentive Plan target amounts. The Compensation Committee also supported similar partial bonus payments to all bonus-eligible employees across the business. The Committee felt this exercise of discretion was appropriate and necessary to reward these individuals for effectively driving execution against our strategic objectives throughout and in spite of a global crisis, and to retain them and motivate their continued contributions to our long-term success.
We had insightful discussions throughout 2020 with many of our shareholders and value the feedback on our executive compensation programs and any potential pandemic impacts, along with many related topics, such as succession planning, human capital management, and inclusion and diversity. Based on the feedback we received from many of our largest shareholders, we believe our compensation plans have been structured to align with most of our shareholders’ views and objectives.
In early 2021, Cardtronics reached a definitive agreement to be acquired by NCR and the transaction has been approved by a substantial majority of our shareholders. The Compensation Committee and Board believe this is a positive development for Cardtronics shareholders, employees and customers, which validates the unique value of our business due to the diligent work of management.
We thank you for your past support and welcome your feedback on our program and practices.
G. Patrick Phillips
Chair, Compensation Committee
48     CARDTRONICS

EXECUTIVE COMPENSATION
Compensation Committee Report
Our Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and our Amendment No. 1 on Form 10-K to the original Form 10-K filing for the fiscal year ended December 31, 2020 (the "Amended Form 10-K").
Respectfully submitted by the Compensation Committee of the Board of Cardtronics plc,
G. Patrick Phillips, Chair
Douglas L. Braunstein
Rahul Gupta
Warren C. Jenson
Compensation Discussion & Analysis
The Compensation Discussion and Analysis (“CD&A”) set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers serving as of December 31, 2020 (collectively, the “Named Executive Officers” or "NEOs"). This CD&A also describes the actions and decisions of our Compensation Committee as it relates to 2020 compensation decisions.
Our 2020 Named Executive Officers
For the year ended December 31, 2020, our Named Executive Officers were as follows:

Named Executive Officers	Position
Edward H. West	Chief Executive Officer and Director
Gary W. Ferrera	Chief Financial Officer
Dan Antilley	Executive Vice President, Operations and Chief Information Security Officer
Carter Hunt	Executive Vice President, Managing Director of North America
Stuart Mackinnon	Executive Vice President, Technology and Chief Information Officer
Executive Summary
Compensation Program Philosophy and Design
The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our Company to meet its business objectives and increase overall shareholder value. To achieve these objectives, our Compensation Committee’s philosophy is to implement a total compensation program that aligns the interests of management with those of our shareholders, creates incentives for the achievement of financial performance objectives, and rewards the performance of individuals based on our overall success, without encouraging excessive risk-taking. The primary components of our executive compensation program, as we discuss in further detail in this CD&A, are base salary, annual non-equity incentive plan awards (“Cash Incentive Plan”), and annual long-term incentives that include performance and time-based equity awards (“LTIP”).
2021 PROXY STATEMENT     49

EXECUTIVE COMPENSATION
2020 Performance and Key Priorities
Since 2018, senior management has focused the business on five strategic priorities, outlined below. While the Company's financial performance in 2020 was significantly impacted by the COVID-19 pandemic, management executed on Cardtronics' key priorities and evolved the business to gain transaction share and grow revenues and profits. During 2020, Cardtronics secured major new partnerships with leading retailers, financial institutions, and FinTech businesses while generating strong free cash flows. The following are a few notable business and financial highlights from 2020.

Key Management Priorities:	Performance Highlights
Drive organic growth and durable revenue streams	•13% revenue growth in bank branding and surcharge-free revenues, led by new branding arrangements and Allpoint •Deployed thousands of new ATMs worldwide
Operational excellence & portfolio optimization	•Maintained high availability despite the Pandemic •Enabled proprietary Neotermtm software on over 20,000 ATMs by the end of 2020
Earn “raving fans” status with customers
•80% of Allpoint customers describe their relationship as “Truly Loyal,” according to the Walker Voice-of-the-Customer Survey
•Program strategies for proprietary products result in resilient surcharge-free transaction levels at leading retailers in the U.S., despite the pandemic

Deliver growth in free cash flow	•Adjusted free cash flow of $173 million in 2020 (as defined in the Cash Incentive Plan) •Reduced Net Debt by $101 million
Engender employee pride
•Continued investment in talent and development across the organization
•Deployed enhanced corporate communication and collaboration tools on a global basis to drive increased collaboration throughout the organization
•Utilized employee engagement survey to continue driving targeted program development, resulting in strong year-over-year engagement score improvement
•Implemented Inclusion and Diversity Council to drive identified global initiatives

Adjusted Free Cash Flow, Adjusted EBITDA, Adjusted Net Income per Diluted Share and Net Debt are non-GAAP measures. Please see our Amended Form 10-K filing for a description of these measures, management’s opinion regarding the usefulness of these non-GAAP measures, along with a reconciliation to the nearest GAAP measures.
The Company’s 2020 financial performance relative to established targets was heavily impacted by the COVID-19 pandemic, as the effects of government-mandated restrictions adversely impacted transaction volumes across all of our regions. The Company, however, strengthened its network by adding new partnerships with large financial institutions, retailers, and emerging financial technology companies. The Company generated strong Adjusted Free Cash Flow (as defined in the Cash Incentive Plan) of $173 million for the year, enabling strong net debt reduction.
The Company's investments in infrastructure, security, and new software have unlocked new growth opportunities and reduced the capital intensity of the business. During 2020, the Company operated at a high level, delivered significant new customer growth and expansion, and strong cash flows.
50     CARDTRONICS

EXECUTIVE COMPENSATION
2020 Executive Compensation Highlights
Principal Pay Mix
The Compensation Committee has designed the executive compensation program to reward pay-for-performance through Company and individual performance. A large percentage of total target compensation is at risk through our annual cash incentive award and Long-Term Incentive Plan, which are linked to performance measures that drive shareholder value. The mix of target total compensation for 2020 for our CEO and the average of our other NEOs is shown below.
CEO
Other NEOs
Performance-Based Compensation Results and Payouts

Award	2020 Payouts	Performance Link

2020 Annual Cash Incentive Award		Global Metrics resulted in a 0% payout (excluding individual performance), due to the unexpected and significant business impacts related to the COVID-19 pandemic. Because management met or exceeded the revised 2020 objectives set by the Board to stabilize, transform, and ensure the long-term success of the business, the Compensation Committee exercised its discretion to award a payout of approximately 50% of target payouts to bonus-eligible employees, including NEOs.
While neither the 2019 or 2020 LTIP Performance-based RSUs resulted in a payout for 2020 due to their three-year performance periods, the performance-based RSUs granted due to Mr. West's promotion to CEO on January 1, 2018, resulted in a 198.4% payout, upon completion of the three-year performance period. These awards were earned solely by the Company’s achievement of relative TSR objectives compared to the TSR of companies in a comparator group (companies included in the S&P 600 Index with a market capitalization between $1 billion and $5 billion as of December 29, 2017).
2021 PROXY STATEMENT     51

EXECUTIVE COMPENSATION
Shareholder Feedback and Changes to 2020 Compensation Program

We have reached out to shareholders totaling over
We are committed to ensuring that our shareholders fully understand our executive compensation programs, including how they reward the achievement of our strategic objectives and align the interests of our Named Executive Officers with those of our shareholders.
Since our 2020 Annual General Meeting of Shareholders, we engaged with our shareholders to seek feedback on our executive compensation program and any other subjects of interest.
We focused our outreach on our top 25 shareholders, who represent over 90% of our shares outstanding.

We held substantive stewardship discussions with holders of
In addition to meetings management held with shareholders throughout the year representing over 80% of our shareholder base, we engaged in stewardship discussions with shareholders during the spring, in advance of our 2020 Annual Shareholders Meeting, and again between October and December 2020. During the latter shareholder engagement effort, which focused primarily on stewardship, executive compensation, social responsibility and strategy matters, we were able to engage in discussions with shareholders that accounted for approximately 40% of our shares outstanding.
These discussions generally included multiple Board members, in addition to our Chief Financial Officer, our General Counsel, our head of Human Resources, and our head of Investor Relations. Key points commonly raised or discussed with shareholders included: (1) executive compensation matters in light of COVID-19; (2) governance matters and Board composition; and (3) the Board’s role in strategy, risk, and Environmental, Social & Governance matters.

52     CARDTRONICS

EXECUTIVE COMPENSATION

SHAREHOLDERS’ FEEDBACK	Our responses:
•Executive Compensation and Corporate Governance most important areas	The Board is fully committed to ensuring that our long-term executive incentive plans align with shareholder interests.
•Most shareholders were supportive of the Company's executive compensation structure; some recognition of the COVID-19 impact on shareholders should be considered
Over 96% of our shareholders supported our 2019 executive compensation program, and we continue to evaluate feedback from our shareholders through our outreach discussions and believe that we have appropriately addressed shareholders’ primary concerns in the 2020 incentive compensation determination and have considered shareholder input in setting 2021 plans.

•Shareholders indicated increased interested in Board's oversight of ESG matters; generally pleased with Company's ESG progression and Board involvement
Since 2019, we have used two long-term performance measures, each measured over a cumulative three-year period: 1) relative TSR and 2) Adjusted EBITDA. We believe relative TSR aligns management directly with shareholders to deliver long-term shareholder value. While we also use an Adjusted EBITDA metric in our short-term plan, we believe delivering Adjusted EBITDA growth over both the short and long-term is one of the most important drivers of shareholder value and is an area over which management has a high degree of control.

We committed significant Board and Company resources to advancing our ESG initiatives during 2020. We formalized oversight of our ESG program under our Nominating and Governance Committee. During the year, Committee evaluated and decided to adopt the SASB and TCFD frameworks to guide the company’s sustainability program and climate risk assessment and disclosure efforts. Additionally, through consistent discussion with management, advanced several key social initiatives including the creation of an Inclusions and Diversity Council.

Compensation Program Best Practices

What We Do	What We Don’t Do
•Emphasis on performance-based compensation tied to specific, pre-established financial goals and individual goals (the latter for all NEOs except the CEO), with payouts capped at 200% of the target
•Compensation recoupment (“clawback”) policy
•Meaningful share ownership guidelines for our executive officers and directors
•Independent Compensation Committee directors and compensation consultant
•Insider Trading Policy

•No excise tax gross-ups for executive officers
•No backdating or repricing of options
•No hedging or pledging of Cardtronics shares per our Insider Trading Policy
•No excessive perquisites for executive officers

2021 PROXY STATEMENT     53

EXECUTIVE COMPENSATION
Compensation Determination Process
Role of Compensation Committee, Compensation Consultant and Management
Compensation Committee
Our Compensation Committee is responsible for designing, recommending, and evaluating all compensation programs for our executive officers (including each of the Named Executive Officers) as well as oversight for other broad-based employee benefits programs. Our Compensation Committee receives information and advice from third-party compensation consultants as well as from our human resources department and management to assist in making decisions regarding compensation matters.
Compensation Consultant
Our Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to our Compensation Committee. The role of the compensation consultant is to advise our Compensation Committee in its oversight role, advise management in the executive compensation design process, and provide independent compensation data and analysis to facilitate the annual review of our compensation programs. The compensation consultant attends Compensation Committee meetings as requested by our Compensation Committee.
Our Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters on executive officer and director compensation and related corporate governance. Meridian reports directly to our Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services. Meridian is not given a specific list of instructions, but rather is engaged in providing our Compensation Committee with information and advice that might assist our Compensation Committee in performing its duties. During 2020, the services provided by Meridian included:
•updating our Compensation Committee on regulatory changes affecting our compensation program;
•providing information on market trends, practices, and other data;
•giving guidance on CEO compensation;
•reviewing our Peer Group (as defined in “Factors Considered in Setting Executive Pay — Peer Company Compensation Analysis”) and conducted a competitive analysis of compensation for our Named Executive Officers and our Board;
•assisting in reviewing and designing program elements; and
•providing overall guidance and advice about the efficacy of each component of our compensation program and its fit within our Compensation Committee’s developing compensation philosophy.
Meridian provides valuable guidance and resources for our Compensation Committee in identifying compensation trends and determining competitive compensation packages for our executives. Our Compensation Committee considers, but is not required to follow, any particular advice or recommendations that Meridian may provide.
Our Compensation Committee considered the independence of Meridian in light of SEC rules and NASDAQ listing standards, including the following factors: (i) other services provided to us by the consultant; (ii) fees paid by us as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and a member of our Compensation Committee; (v) any company shares owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Our Compensation Committee discussed these considerations, among other things, and concluded that the work of Meridian did not raise any conflicts of interest.
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EXECUTIVE COMPENSATION
Role of the Chief Executive Officer in Executive Compensation Decisions
Our CEO works very closely with our Compensation Committee, other than with respect to his own compensation. Our CEO sets our strategic direction and strives to promote compensation programs that motivate employee behavior, consistent with our strategic objectives and corporate values. Under the direction of our Compensation Committee, and in coordination with the compensation consultant, our CEO coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of each officer’s historical pay and career development, individual and corporate performance, competitive practices and trends, and various compensation-related issues. Based on the results of this review, our CEO makes recommendations to our Compensation Committee regarding each element of compensation for each of the executive officers, other than himself. Our CEO also provides our Compensation Committee with his evaluation of the performance of each executive officer other than himself during the prior year for their consideration for determining actual payouts. Our Compensation Committee also meets in executive session, independently of the CEO and other members of senior management, to review not only compensation issues related to the CEO, but those of all Named Executive Officers and other executive officers. Other than the CEO, none of our other Named Executive Officers provide direct recommendations to our Compensation Committee or participate in the executive compensation setting process; however, our Chief Human Resources Officer and Chief Financial Officer provide information and recommendations to our Compensation Committee when it reviews and sets incentive performance goals.
Factors Considered in Setting Executive Pay
Tally Sheets
Our Compensation Committee reviews “tally sheets” for the CEO and the CFO, which are prepared by management and reviewed by Meridian. The tally sheets contain information related to prior years’ compensation, outstanding equity awards (both vested and unvested) and various termination scenarios. The tally sheets enable our Compensation Committee to review and evaluate various components of the executive pay programs, understand the magnitude of potential payouts as a result of certain employment terminations, and consider changes to our plans and programs in light of emerging trends.
Other Factors
In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analysis of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual Named Executive Officer’s performance, the desire to generally maintain internal equity and consistency among our executive officers, tally sheets (as discussed above), and any other considerations that our Compensation Committee deems to be relevant. While our Compensation Committee reviews the total compensation package we provide to each of our Named Executive Officers, our Board and our Compensation Committee view each element of our compensation program as distinct elements, each serving a specific purpose. In other words, a significant amount of compensation paid to an executive for one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash, or among the different forms of non-cash compensation.
Peer Company Compensation Analysis
To help assess the competitiveness of total compensation for each NEO, and as a reference point for 2020 pay decisions, the Compensation Committee analyzed executive compensation data from the following two sources: (i) publicly available proxy statements of companies selected as peer companies (the “Peer Group”), and (ii) the proprietary Equilar database (the “Equilar Peer Group”). For purposes of review, the Compensation Committee utilized data from the Peer Group as the primary data source to assess the competitive positioning for the CEO and CFO target compensation. Given the limited data available from proxy statements for our Named Executive Officers other than CEO and CFO, the Compensation Committee utilized data from the Equilar Peer Group as the primary data source to assess competitive positioning for the other Named Executive Officers. Data from the Equilar Peer Group was used as a secondary data source for the CEO and CFO positions.
The companies in the Peer Group and the Equilar Peer Group, identified in the tables below, were approved by the Compensation Committee following a review of companies, prepared by Meridian, that had revenues generally between one-third and four times those of the Company, and were within similar industries as the Company based on select General Industry Classification Standard (“GICS”) codes. In addition to the revenue and industry criteria, the Committee also considered market capitalization, companies with a technology services focus, and companies with which we compete for executive talent. The Equilar Peer Group is limited by the number of participating companies that submit compensation data to the Equilar database. Therefore, even though similar GICS codes and revenue parameters were used to filter the companies in the Equilar database, only a limited number of Peer Group companies participated in the Equilar database. Certain companies have subsequently merged with others or become private companies. Their most recent available compensation data was still utilized if considered current and accurate.
2021 PROXY STATEMENT     55

EXECUTIVE COMPENSATION

PEER GROUP		EQUILAR PEER GROUP
ACI Worldwide, Inc. Diebold Nixdorf, Incorporated Euronet Worldwide, Inc. Everi Holdings Inc. Fair Isaac Corporation FleetCor Technologies, Inc. Green Dot Corporation	Jack Henry & Associates, Inc. MoneyGram International, Inc. NCR Corporation The Brink's Company The Western Union Company USA Technologies, Inc. WEX Inc.	Black Knight, Inc. Broadridge Financial Solutions, Inc. CoreLogic, Inc. Diebold Nixdorf, Incorporated Genpact Limited Manhattan Associates, Inc. MoneyGram International, Inc.	NCR Corporation Paychex, Inc. Pegasystems, Inc. The Western Union Company TTEC Holdings, Inc. Tyler Technologies, Inc. WEX, Inc.

Our Compensation Committee also believes that using the Peer Group provides meaningful reference points for competitive design practices, types of equity awards used, and equity usage levels for the Named Executive Officers. Our Compensation Committee’s goal is to provide a target total compensation package that is competitive with prevailing practices in our industry and within the peer groups, as described above.
Our Compensation Committee does not react to or structure our compensation programs on market data alone, and it has not historically utilized any true “benchmarking” techniques when making compensation decisions. Furthermore, our Compensation Committee did not use the peer groups to establish a particular range of compensation for any element of pay in 2020. Instead, the peer group market data was used as general guidelines in our Compensation Committee’s deliberations.
Goal Setting Process
When establishing the appropriate threshold, target and maximum performance levels for the performance measures, the Compensation Committee typically sets the target level based on a number of factors, including the Board-approved operating plan for the year, as well as reference to industry dynamics and prior performance results. The Compensation Committee’s goal for each financial performance measure is to establish a target level of performance that we are not certain to attain, so that achieving or exceeding the target level requires significant effort by our executive officers. Once the target levels are set, our Compensation Committee establishes the threshold and maximum amounts. Taking a variety of business factors into account, our Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what our Compensation Committee views would be outstanding performance versus target and operating plan.
For 2020, the Compensation Committee established relative TSR and Adjusted EBITDA as equally weighted metrics for the LTIP based on a cumulative three-year performance period. For the Company’s 2020 Cash Incentive Plan, the Company established targets for Revenues, Adjusted EBITDA, and Adjusted Free Cash Flow, measured over a one-year performance period.
The Compensation Committee evaluated several factors when setting performance-based award targets for 2020. Having recently repositioned the business to enhance focus on organic growth, the Committee felt that it was important to structure the 2020 LTIP and Cash Incentive Plan so that payouts at target required organic revenue and profit growth. Additionally, in the case of the LTIP, this growth is required over a multi-year period. In setting the performance metrics for both the Cash Incentive Plan and the LTIP for 2020, the Compensation Committee took into account various factors that would have an impact on the Company’s performance. To achieve target level performance in 2020 on the Cash Incentive Plan, constant currency revenue growth of 3% was required for Revenues and growth of 9% was required for Adjusted EBITDA. Among other factors, the setting of these targets was informed by continued negative revenue pressure from the Company’s second-largest operation, its U.K. business, which has been impacted by recent reductions in the interchange rate earned on a majority of the Company’s revenues in that market. This U.K. market headwind was expected to be more than offset by growth expectations, particularly with financial institutions in the U.S., and continued expansion in Germany, Spain, and South Africa. The 2020 LTIP targets were established to require significant growth in cumulative Adjusted EBITDA over a three-year period. Additionally, consistent with the 2019 LTIP, relative TSR was included as an additional performance metric. To achieve target-level payment on the relative TSR measure, the Company must perform at the 55th percentile level for select Companies in the S&P 600. Achievement on the relative TSR metric will be measured as of the end of 2022.
The Compensation Committee believes these metrics have properly balanced a long-term focus for executive management with the short-term execution that will be required to deliver durable performance over time.
56     CARDTRONICS

EXECUTIVE COMPENSATION
Risk Assessment Related to Our Compensation Structure
We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices, and programs are not reasonably likely to have a material adverse effect on the Company. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking.
•The program design provides a balanced mix of cash and equity, annual and long-term incentives, and performance metrics.
•Our 2020 Cash Incentive Plan has a cap of 200% of the target.
•The performance-based RSUs under our 2020 LTIP have a cap of 200% of the target.
•Our 2020 Cash Incentive Plan and the performance-based portion of our 2020 LTIP under our Fourth Amended and Restated 2007 Stock Incentive Plan (the "2007 Plan") are subject to our Clawback policy.
•Our executive officers and directors are subject to our Insider Trading Policy, which prohibits hedging and pledging.
•Compliance and ethical behaviors are integral factors considered in all performance assessments.
•We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.
•We maintain an internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.
•We perform extensive financial analysis work before entering into new contracts or ventures, thus making it more difficult for individuals to act against our long-term interest by attempting to manipulate earnings results in the short term.
•We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.
2021 PROXY STATEMENT     57

EXECUTIVE COMPENSATION
Elements of Total Compensation
Principal Elements of Total Compensation
The table below summarizes the principal elements of our compensation program, the form in which each element is paid, the purpose or objective of each element, key features of the element, and any performance metrics associated with each element.

Elements	CEO	Other NEOs	Overview

Base Salary			A competitive level of cash to attract and retain executive talent
Annual Cash Incentive
Designed to motivate our executives to achieve annual financial goals and other business objectives
Total amount paid based on achievement of Revenue, Adjusted EBITDA and Adjusted Free Cash Flow metrics, and for NEOs other than the CEO, individual performance goals

Long-Term Incentive Plan			Designed to motivate our executives to build long-term shareholder value

2020 LTIP comprised of the following:
Performance-Based RSUs			Earned based on cumulative Adjusted EBITDA (50%) and relative TSR (50%) metrics over a three-year performance period
Time-Based RSUs			Further tie the interests of our executives to shareholders and encourage a significant equity stake in the company and vest over three years
Stock Options
58     CARDTRONICS

EXECUTIVE COMPENSATION
Base Salary
In its review of the base salary of each of our Named Executive Officers for 2020, our Compensation Committee generally considered the market data available for the aforementioned peer groups, as applicable. Our Compensation Committee evaluated the results of the market data available and the performance of the executive. It made adjustments to the base salaries of certain Named Executive Officers, as deemed necessary, based on the various factors identified above under “Other Factors.”
The following table reflects annualized base salary amounts for our 2020 Named Executive Officers for 2020 and 2019:

Named Executive Officer	2020 Annualized Base Salary	2019 Annualized Base Salary	Percentage Increase
Edward H. West	$750,000	$750,000	—
Gary W. Ferrera	$566,500	$550,000	3.0%
Dan Antilley	$437,750	$425,000	3.0%
Carter Hunt	$425,000	—	N/A
Stuart Mackinnon	$412,000	$400,000	3.0%
All Named Executive Officers received a temporary salary reduction from April 1, 2020 through June 30, 2020 of 20%, except for Mr. West, who received a 40% temporary salary reduction for that same period, in response to business pressures due to the pandemic. These temporary salary reductions are not reflected in the table above. In line with benchmarking data, Mr. Ferrera, Antilley, and Mackinnon's salaries increased on July 1, contemporaneous with the lifting of salary reductions for all employees.
Cash Incentive Plan
Each year, our Compensation Committee reviews and approves the Cash Incentive Plan. Under the Cash Incentive Plan, the Compensation Committee sets the threshold, target, and maximum payouts for each of our Named Executive Officers. These are dependent on the payouts at each level for each performance metric, which can vary by Named Executive Officer. Performance below the threshold for a metric generally results in no incentive payout for that metric. See further details below under "2020 Cash Incentive Plan Performance Levels". For the 2020 Cash Incentive Plan, if each performance metric assigned achieved the same level, the threshold, target, and maximum annual incentive payout amounts for each Named Executive Officer would have been:

2020 Incentive Payout as a % of Base Salary
Named Executive Officer	at Threshold---------------at Target__________at Maximum
Edward H. West
Gary W. Ferrera
Dan Antilley
Carter Hunt (1)
Stuart Mackinnon
(1)Mr. Hunt's payout for 2020 was guaranteed at target in his employment agreement.
2021 PROXY STATEMENT     59

EXECUTIVE COMPENSATION
Components of 2020 Cash Incentive Plan
The design of the 2020 Cash Incentive Plan included two primary components to determine whether and at what payout level a participant’s award would be achieved: (i) performance qualifiers; and (ii) performance metrics (financial performance measures and, for our Named Executive Officers other than our CEO, individual performance goals).

Component		Description

Performance Qualifiers		Absolute prerequisites that must be met before we will make any payments under the Cash Incentive Plan.
Our compliance with all material public company regulations and reporting requirements for the fiscal year, the participant’s achievement of the minimum performance standards established by his superior or our Board, and completion of required corporate and compliance training as assigned.

Performance Metrics	Financial Performance Metrics
Key metrics designated as critical to our success.
Appropriate indicators of success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.
2020 Metrics: •Revenue(1) •Adjusted EBITDA(2) •Adjusted Free Cash Flow(3)

Individual Performance Goals
Apply to our NEOs, other than our CEO, whose payout under the Cash Incentive Plan is based solely on Company performance.
Intended to align the individual officers with the Company’s business strategies and objectives in each officer’s sphere of duties and control

Varied from individual to individual and include both objective and subjective measures of performance.
Examples include customer satisfaction metrics, achieving customer and new customer growth objectives, implementation of programs and systems, process and control improvements, and completion of development projects.

(1)Revenue is defined as “Total Revenues” on a U.S. GAAP basis, as reported in our 2020 consolidated financial statements or as reported in the division’s financial statements, defined and reported in the same manner as in our consolidated financial statements included in our Amended Form 10-K filing.
(2)Adjusted EBITDA is a non-GAAP measure calculated consistently with the definition included in our Amended Form 10-K filing as adjusted for the effects of foreign currency exchange rate movements from the target metrics and other minor adjustments as called for in the Cash Incentive Plan.
(3)Adjusted Free Cash Flow is a non-GAAP measure, which for incentive plan purposes is calculated as Adjusted EBITDA less payments for capital expenditures as reported in the statement of cash flows in our Amended Form 10-K filing.
60     CARDTRONICS

EXECUTIVE COMPENSATION
2020 Cash Incentive Plan Performance Levels
2020 Cash Incentive Plan Board Focus Areas & Management Performance
We established the 2020 Cash Incentive Plan and set the performance metrics and targeted achievement levels for our Named Executive Officers, discussed below, prior to the onset of the global COVID-19 pandemic. As a result of the unprecedented conditions across all of our markets and unexpected impacts of the pandemic, following the first quarter of 2020, we withdrew our financial outlook for the full year and shifted our goals to focus on the protection of our employees’ safety and well-being, taking care of customers and ensuring the company’s long-term success. Our Compensation Committee and Board met with management frequently throughout 2020 and communicated ongoing business goals and objectives for management to align with our strategic goals to navigate our people and our business through the global pandemic. The Board articulated specific focus areas and objectives, identifying performance outcomes for which management was responsible, which were viewed by the Compensation Committee and the Board in three periods:
•January – February 2020 (pre-pandemic);
•March – June 2020 (dynamic pandemic); and
•July – December and Full Year 2020 (ongoing pandemic).
Accordingly, for purposes of the 2020 Cash Incentive Plan, the Board evaluated management’s performance in these three time periods, each with separate and distinct performance objectives given fast-changing global circumstances.

January – February 2020
During this early period, the Board’s core focus areas for management included meeting or exceeding planned and prior year metrics in the following areas:
•Organic Revenue Growth
•Free Cash Flow Growth
•Adjusted EBITDA Growth
•Margin Expansion
The Company met and exceeded these goals, as 2020 began with very solid results, continuing the strong performance in the second half of 2019, driven primarily by performance in the United States. Our same-store withdrawal transactions in the United States grew by 6%, resulting in Consolidated Revenue growth of 8% and EBITDA growth of 32% for the two months ended February 2020. In these first two months of 2020, Adjusted EBITDA was 1.3% above our operating plan, driven largely by organic growth, resulting in strong margin expansion.

March – June 2020
In this period, with the onset of the global pandemic, shelter-in-place requirements in all of the regions in which we operate, and prevailing global business uncertainty, our primary focus shifted to employee safety, well-being, and engagement, as well as long-term financial stability, liquidity preservation and cost reductions. As such, the Board identified the following management focus areas and empowered management to take immediate action to ensure the long-term success of the Company:
•Implement Comprehensive Cost Reductions
•Maintain Free Cash Flow
•Preserve Balance Sheet and Liquidity
•Meet COVID-19 Revised Forecast Objectives
Management took swift, decisive, and effective action in the latter portion of the first quarter and throughout the second quarter of 2020 in response to the onset of the global pandemic, including the following key actions and results:
•Implemented cost containment actions resulting in substantial operating expense reductions
•Temporary broad-based salary reductions and employee furloughs across geographies, resulting in significant cost savings
•Preserved cash flow by reducing full year capital expenditures by nearly $50 million
•Despite historic reductions in commerce across all geographies, the Company generated $38 million of adjusted free cash flow on $47 million of Adjusted EBITDA in the second quarter
•Implemented improved business data and analytics, including new daily reporting at granular level to better understand geographic variances and distribution channel impacts
•Maintained high-level availability throughout pandemic in some cases at increased costs, enabling cash access for consumers and partners in time of crisis, in spite of furloughs and salary cuts
2021 PROXY STATEMENT     61

EXECUTIVE COMPENSATION
•Expanded vault cash lines with three banks, ensuring plenty of availability
•Successful placement of $500 million term loan financing and credit facility modification, improving liquidity, extending maturity of debt, ensuring retirement of convertible notes and preserving flexibility
•Significant new customer agreements executed
•Significant growth with FinTech partners, with transactions increasing over 100% in Q2 from start of the year
•Continuous reforecast and evaluation of future business performance
•Enhanced, cross-functional focus on employee well-being, safety, and engagement during unprecedented uncertainty
•Expanded investor communications, including two mid-quarter performance updates in Q2 and Q3 to ensure transparency

July – December and Full Year 2020
During this period, as pandemic-related restrictions fluctuated across countries where we operate, the primary focus shifted yet again as the Company reacted to the continuing impacts of the pandemic and the underlying successes and lessons learned from the first half of the year. The Board’s focus areas for management involved positioning the Company for long-term success and enabling near- and medium-term success via the following:
•New Business Growth
•Continued Cost Management
•Improved Earnings
•Attract, Retain, and Engage Key Talent
•Meet COVID-19 Revised Forecast Objectives
•Successful Leadership of the Potential Acquisition Process
Once again, management was responsive, and effectively performed against these revised objectives, resulting in the following achievements:
•Exceeded COVID-19 revised forecast
•Despite the challenging business climate, succeeded in driving sales and new partnerships, including:
•Added more than 35 financial institutions to the Allpoint network, including KeyBank
•Grew bank branding by over 1,100 additional locations with 62 different partners in the U.S.
•Significant new retail partnerships
•Deployed NeosuiteTM on ~20,000 US ATMs
•Drove reduced costs through strategic sourcing actions and NeosuiteTM deployment, enabling in-year and reduced on-going capital expenditures
•Increased employee engagement in spite of the uncertain environment, furloughs and pay reductions
•Formalized Inclusion & Diversity strategy and related initiatives
•Global engagement survey resulted in 20% increase in overall engagement scores (2019 - 2020)
•Implemented formalized Environmental, Social & Governance program under Board direction
•Successful leadership of all matters relating to the potential acquisition, resulting in definitive acquisition agreement and significant value realization for most shareholders
In sum, management met or exceeded the updated business objectives set by the Board in each of the three designated performance periods in 2020.
Targets and Financial Performance Metrics
As discussed above, the 2020 Cash Incentive Plan targets and performance metrics were established prior to the onset of the global pandemic. Our Compensation Committee also established the relative weighting of each performance metric for each Named Executive Officer, which were established in 2020 in connection with setting the 2020 performance goals prior to the onset of the global pandemic. Mr. West’s target was comprised of 33.3% Revenue, 33.3% Adjusted EBITDA and 33.3% Adjusted Free Cash Flow, in each case for Global performance, while the other Named Executive Officers’ (other than Mr. Hunt’s) targets were 25% Revenue, 25% Adjusted EBITDA, 25% Adjusted Free Cash Flow, in each case for Global performance, and 25% individual performance. Mr. Hunt’s target bonus was split between Global and North America financial performance goals with 8.3% Revenue, 8.3% Adjusted EBITDA, 8.3% Adjusted Free Cash Flow, in each case for Global performance, and 16.7% Revenue, 16.7% Adjusted EBITDA, 16.7% Adjusted Free Cash Flow, in each case for North America performance, and 25% individual performance.
62     CARDTRONICS

EXECUTIVE COMPENSATION
The following table provides (i) the 2020 pre-established threshold, target and maximum performance levels for each of our financial performance metrics and (ii) our performance results for each metric, as adjusted for the effects of foreign currency exchange rate movements from the target, and other minor adjustments as called for in the Cash Incentive Plan.

	Threshold	Target	Maximum	Performance Results Achieved
Performance Metric	(In thousands)
Global Revenue	$1,343,512	$1,399,492	$1,455,472	$1,099,855
Global Adjusted EBITDA	$320,869	$337,757	$364,778	$265,182
Global Adjusted Free Cash Flow	$177,981	$197,757	$229,398	$172,904
North America Revenue	$856,760	$892,459	$928,157	$763,176
North America Adjusted EBITDA	$258,670	$272,284	$294,067	$213,521
North America Adjusted Free Cash Flow	$187,006	$207,784	$241,030	$165,688
Individual Performance Goals
Grading of performance on the individual performance goals for our Named Executive Officers other than our CEO was determined as threshold, target, or maximum achievement, and was weighted for each executive based on importance. A threshold achievement resulted in no payout for that goal. The CEO provided an assessment of the achievement of these individual goals, which ranged from threshold to maximum achievement, and based on that input, and the Committee determined that each of these executives achieved their individual performance goals near or above target levels.
2020 Cash Incentive Plan Results and Payouts
Ultimately, due to the business disruption caused by the global pandemic, we did not achieve the financial targets that were initially established in the 2020 Cash Incentive Plan prior to the global pandemic. As noted above, however, management met or exceeded the revised and shifting objectives set by the Compensation Committee and the Board throughout 2020 to effectively manage and continue to transform the business to ensure its long-term success while also taking temporary salary reductions during the highly dynamic and uncertain second quarter of 2020 (20% salary reduction for executive management and most employees and 40% for the CEO). In spite of the substantial disruption caused by the global pandemic in 2020, management’s commitment and decisive actions allowed the Company to exit the year in a strong position financially and positioned for continued long-term growth. As a result, based on management’s performance against the full suite of 2020 strategic objectives discussed above, the Compensation Committee believed it was both prudent and necessary to exercise its discretion to reward management for its substantial effort and performance. Accordingly, the Committee determined to exercise its discretion provided under the 2020 Cash Incentive Plan by approving for all NEOs a payout of approximately 50% of the established 2020 Cash Incentive Plan target amounts (other than for Mr. Hunt whose payout at 100% of target was guaranteed under his employment agreement), 37.5% of which was based on Company performance and 12.5% was based on individual performance (other than for the CEO, whose payout was based entirely on Company performance), to incent them to remain and continue contributing to our success. For payout amounts, see the “Summary Compensation Table for 2020” under the “Bonus” column.

2021 PROXY STATEMENT     63

EXECUTIVE COMPENSATION
Long-Term Incentive Programs
Our Compensation Committee approves our annual LTIPs, which are subject to the terms and conditions of the 2007 Plan and formalize specific details for the equity awards granted during the year. Our Compensation Committee has the sole authority to grant awards under the respective year’s LTIP to our Section 16 officers, as defined by the SEC, and our CEO has the authority to grant a limited number of awards (based on a pool approved each year by the Compensation Committee) to other employees that are not Section 16 officers.
The type and number of awards held by each of our Named Executive Officers as of December 31, 2020 that were granted pursuant to our 2007 Plan are described below in the “Outstanding Equity Awards at Fiscal 2020 Year End” section.
2020 Long-Term Incentive Plan
The 2020 LTIP provided for the grant of performance-based RSUs (with a 50% weighting), time-based RSUs (with a 25% weighting), and nonqualified stock options (with a 25% weighting) to executives, including the Named Executive Officers, with the exception of Mr. West, for whom the weighting was set by the Compensation Committee at 53% performance-based RSUs, 27% time-based RSUs, and 20% Options. The performance-based RSUs are earned based on cumulative performance achievement over three years with 100% vesting following performance achievement (as described more fully below). The time-based RSUs and the stock options vest one-third after 12, 24, and 36 months from January 31st of the grant year, subject to continued service through those vesting dates. For information regarding the fair value of these awards, see the “Stock Awards” column and the related footnotes of the “Summary Compensation Table for 2020” included in “Executive Compensation Tables” below.
As noted above, performance-based RSUs are earned based on achievement of results over a three-year performance period, measuring actual 2020, 2021, and 2022 cumulative performance relative to targets established based on the 2020 long-range operating plan. Performance-based RSUs are earned based on the achievement of an Adjusted EBITDA performance metric and a relative TSR performance metric, with each metric being equally weighted. Adjusted EBITDA is a non-GAAP measure calculated consistently with the definition included in our Amended Form 10-K filing as adjusted for the effects of foreign currency exchange rate movements from the target metrics and other minor adjustments as called for in the LTIP. Adjusted EBITDA was selected as a performance metric as we believe it is an appropriate indicator of success and sustainable business performance that translates into increased shareholder value and is easily understandable and measurable. For a reconciliation of Net Income to Adjusted EBITDA and for other information concerning non-GAAP measures, see pages 60 - 64 of our Amended Form 10-K filing. Relative TSR compares the Company’s TSR over the three-year performance period, to the TSR of companies in a comparator group, consisting of companies included in the S&P 600 Index with a market capitalization between $1 billion and $5 billion as of December 31, 2019. Relative TSR was selected as a performance metric to tie a considerable portion of management’s LTIP awards to the Company’s share price performance as compared to the composite share price performance of a broad group of companies with similarly-sized market capitalizations.
If we achieve our Adjusted EBITDA and relative TSR performance levels at the threshold, target, or maximum levels of performance, then 50%, 100%, or 200% of the targeted number of performance-based RSUs will be deemed earned, respectively. If we meet the threshold for one metric, but not the other, all of the performance-based RSUs associated with the metric that did not achieve threshold performance will be forfeited, resulting in a 25% overall payout. Our Compensation Committee retains the right to make certain adjustments to actual performance results, similar to the Cash Incentive Plan.
Our Compensation Committee believes that providing executives with a long-term incentive opportunity that includes both time- and performance-based equity awards is competitive and allows us to attract and retain a talented executive team. In addition to serving as a retention tool, the 2020 awards were intended to incentivize the executives to focus on achieving certain levels of Adjusted EBITDA and share price performance, and therefore also align executive and shareholder interests.
In March 2020, in addition to approving the annual share pool limit for total number of awards available to be granted, our Compensation Committee awarded the following target number of awards under the 2020 LTIP to our Named Executive Officers:

Named Executive Officer	Time-based RSUs	Performance-based RSUs	Stock Options
Edward H. West	38,580	101,044	118,974
Gary W. Ferrera	14,330	28,660	33,743
Dan Antilley	6,032	12,063	14,202
Carter Hunt	5,856	11,712	13,790
Stuart Mackinnon	5,677	11,354	13,366
The cumulative Adjusted EBITDA threshold, target, and maximum levels for the three-year performance period were set in early 2020, and will be disclosed once the three-year results for the 2020 LTIP are finalized.
For the relative TSR metric the Committee pre-established threshold, target and maximum performance levels at the 25th, 55th, and 75th percentile of the Comparator Group. Actual results achieved will be disclosed once the three-year results for the 2020 LTIP are finalized.
64     CARDTRONICS

EXECUTIVE COMPENSATION
As discussed above, the performance-based RSUs vest following performance achievement. The time-based RSUs and the stock options vest one-third after 12, 24, and 36 months from January 31st of the grant year, with vesting contingent upon continued employment (or set to an employee’s qualified retirement date, if earlier).
2018 CEO Promotion Performance-based RSUs
In connection with Mr. West's promotion to CEO on January 1, 2018, the Committee granted Mr. West an award of 134,989 performance-based RSUs, which were earned solely by the Company’s achievement of relative TSR objectives over the three-year performance period ending on December 31, 2020 (“CEO Promotion Performance-based RSUs”). These relative TSR objectives compared the Company’s TSR over the three-year performance period, to the TSR of companies in a comparator group, consisting of companies included in the S&P 600 Index with a market capitalization between $1 billion and $5 billion as of December 29, 2017.

	Threshold	Target	Maximum	Actual Performance
Percentile Ranking	30th Percentile	55th Percentile	75th Percentile	74.7th Percentile
Payout Percentage	50%	100%	200%	198.4%
Upon achieving the above actual performance, Mr. West earned a final amount of 267,872 performance-based RSUs, which were distributed in 2021 upon the Committee approving the actual performance.
Other Equity Awards Granted in 2020
The Committee granted Mr. Hunt a one-time award of 5,394 time-based RSUs, which vests at the rate of 25% annually, beginning on January 31, 2021, in connection with the commencement of his employment with the Company on January 16, 2020.
Other Compensation and Tax Matters
DISCRETIONARY BONUSES

FORM OF COMPENSATION	Cash – variable

PURPOSE / OBJECTIVE	To reward an executive for significant contributions to a Company initiative, or when the executive has performed at a level above what was expected, or for attracting new executives.

KEY FEATURES	Granted at the discretion of our Compensation Committee, discretionary bonuses are not a recurring element of our executive compensation program.

PERFORMANCE METRIC(S)
Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive. Payments made from time to time upon hiring a new executive or, in conjunction with a significant relocation, are not performance-based.

HEALTH, LIFE, RETIREMENT SAVINGS AND OTHER BENEFITS

FORM OF COMPENSATION	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance, and disability plans (generally fixed).

PURPOSE / OBJECTIVE
Our broad-based employee benefits programs are designed to allow us to remain competitive in the market in terms of attracting and retaining employees, and in the case of our 401(k) plan, to assist our employees in providing for their retirement.

KEY FEATURES
Under our 401(k) plan, for 2020, we matched 100% of employee contributions up to 4% of the employee’s salary. Employees immediately vest in their contributions while our matching contributions vest at a rate of 20% per year. We do not provide any supplemental retirement benefits to our Named Executive Officers.

PERFORMANCE METRIC(S)	Not performance-based

2021 PROXY STATEMENT     65

EXECUTIVE COMPENSATION
Share Ownership Guidelines
We adopted a share ownership policy (the “Ownership Policy”) for senior executives and non-employee directors in August 2018, which requires such participants to maintain a stated level of share ownership in Cardtronics in order to align the interests of our senior executives and non-employee directors with those of our shareholders. The Ownership Policy is based on market trend information regarding executive and director share ownership policies, including design approaches, types of shares counted towards ownership, the time provided to participants to meet goals, and common multiples of base salary.
The Ownership Policy applies to our shares acquired by the participants on or after June 1, 2011, or the participant’s hire date, excluding shares acquired in the open market. Under the terms of the Ownership Policy, as of December 31, 2020, participants are required to attain at least the following target levels of share ownership in accordance with the terms of the Ownership Policy:

Position	Target Ownership Level
Non-employee Directors	5x annual retainer
Chief Executive Officer	5x base salary
Chief Financial Officer	3x base salary
Other Section 16 Officers	2x base salary
Prior to attaining the above target ownership levels, a participant is prohibited from selling, gifting or otherwise transferring more than 50% of any of the shares subject to the Ownership Policy, unless those shares are tendered to us or sold in order to cover payment of (i) a stock option exercise price or (ii) any state, federal or other income tax, payroll, social security and/or social insurance tax obligations that arise in connection with such shares. If a participant wishes to sell unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by our Compensation Committee, who has complete discretion to allow or disallow any such sales.
Participants are not subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through our incentive plans. If a participant’s base salary results in an increased ownership requirement, the participant’s equity grants will continue to be subject to the holding requirement until the new applicable target ownership level is attained. It is anticipated that actual levels of share ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, our Compensation Committee will review the target ownership levels to determine if any adjustments are appropriate. Furthermore, in response to unusual circumstances and in its sole discretion, our Compensation Committee may grant temporary relief or a waiver to individuals and/or categories of participants so as to permit them to sell unrestricted shares covered by the Ownership Policy even if such sale results in that participant falling below his or her prescribed target ownership level. All of our Named Executive Officers are currently in compliance with the Ownership Policy.
Tax Deductibility of Compensation
In general, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) denies a federal income tax deduction to the Company group in the U.S. for compensation in excess of $1 million per year paid to certain employees (the “Covered Employees”). Covered Employees include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers for the taxable year. Any individual who is a Covered Employee in any tax year beginning after December 31, 2016, will remain a Covered Employee for all future years.
While the Committee considers tax deductibility in developing and implementing our compensation program, the Committee also believes it is important to maintain flexibility in administering compensation programs to promote varying Company goals. Therefore, amounts paid under any of our executive compensation programs may be subject to Section 162(m) limitation on deductibility.
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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table for 2020
The following table discloses the compensation paid to or earned by our Named Executive Officers serving during the applicable period:

Name & Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Edward H. West Chief Executive Officer	2020	$675,000	$422,131	$4,226,926	—	$12,156	$5,336,213
	2019	$750,000	—	$4,086,500	$1,130,979	$11,794	$5,979,273
	2018	$749,519	—	$9,823,713	$1,475,070	$11,594	$12,059,896
Gary W. Ferrera Chief Financial Officer	2020	$530,306	$265,473	$1,269,757	—	$12,156	$2,077,692
	2019	$550,000	—	$1,517,831	$795,288	$11,794	$2,874,913
	2018	$551,763	—	$1,324,682	$1,006,539	$11,594	$2,894,578
Dan Antilley Executive Vice President, Operations and Chief Information Security Officer	2020	$409,782	$205,138	$534,445	—	$12,136	$1,161,501
	2019	$425,000	—	$620,255	$618,791	$11,761	$1,675,807
	2018	$426,362	—	$492,340	$765,030	$11,561	$1,695,293
Carter Hunt Executive Vice President, Managing Director of North America	2020	$374,327	$540,000	$768,910	—	$12,055	$1,695,292
Stuart Mackinnon Executive Vice President, Technology and Chief Information Officer	2020	$385,677	$164,110	$503,014	—	$12,092	$1,064,893
	2019	$393,269	—	$583,784	$452,533	$11,729	$1,441,315
	2018	$366,202	—	$434,418	$577,757	$11,495	$1,389,872
(1)All Named Executive Officers received a temporary salary reduction from April 1, 2020 through June 30, 2020 of 20%, except for Mr. West, who received a 40% temporary salary reduction for that same period, in response to business pressures due to COVID-19. As a result, the 2020 amounts presented in the "Salary" column above vary from the "2020 Annualized Base Salary" column presented in the "Base Salary" section included in the "Elements of Total Compensation" section above.
(2)Amounts represent the payout of 50% of target under the 2020 Cash Incentive Plan for all NEOs other than Mr. Hunt, who received a payout at 100% of target under his employment agreement. For a discussion of the factors considered by the Compensation Committee when determining this payout, see the “2020 Cash Incentive Plan Results and Payouts” section included in “Compensation Discussion and Analysis” above. For Mr. Hunt, the amount also includes a $115,000 sign-on bonus in connection with the commencement of his employment with the Company on January 16, 2020.
(3)Amounts included in the “Stock Awards” column represent the aggregate grant date fair value of the awards for 2020 made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, disregarding any estimates for forfeitures, based upon the assumptions in Note 4 - Share-Based Compensation footnote to our Amended Form 10-K filing for the year ended December 31, 2020. A portion of the awards made to our Named Executive Officers are time-based RSUs and stock options, for which the associated expense is recognized ratably up to four and three years, respectively. For more information about the stock awards granted in 2020, see “Grants of Plan-Based Awards for 2020” below.
Additionally, a portion of the awards are performance-based RSUs that are based upon the probable outcome of certain performance conditions at the date of the grant. The grant date fair values ultimately realized by the executives upon the actual earning of the awards may be or were different from the values reflected above. Performance payout for the performance-based awards granted in 2020 has not been finalized yet, as the awards have a three-year performance period. See the “2020 Long-Term Incentive Plan” section included in “Compensation Discussion and Analysis” above for further details. The maximum value of the performance-based RSUs granted under the 2020 LTIP if the highest level of performance conditions is achieved, would be $4,725,828 for Mr. West, $1,340,428 for Mr. Ferrera, $564,182 for Mr. Antilley, $547,770 for Mr. Hunt, and $531,027 for Mr. Mackinnon, based on a 200% of target maximum, and a grant date fair value of $20.92 for the performance-based awards with an Adjusted EBITDA metric, and $25.85 for the awards with a relative TSR metric, calculated using the Monte Carlo valuation method.
(4)Represents amounts paid to each of the Named Executive Officers under our Cash Incentive Plan in March of each following year based on the achievement of certain performance levels. For 2020, the payout is reflected in the “Bonus” column. See the “2020 Cash Incentive Plan Performance Levels” section included in “Compensation Discussion and Analysis” above for further details.
2021 PROXY STATEMENT     67

EXECUTIVE COMPENSATION TABLES
(5)Amounts presented in the “All Other Compensation” column for 2020 include the following:

Named Executive Officer	Matching 401(k) Contributions	Life Insurance Premiums	Total
Edward H. West	$11,400	$756	$12,156
Gary W. Ferrera	$11,400	$756	$12,156
Dan Antilley	$11,400	$736	$12,136
Carter Hunt	$11,400	$655	$12,055
Stuart Mackinnon	$11,400	$692	$12,092
Grants of Plan-Based Awards for 2020
The following table sets forth certain information for the RSUs and stock options granted during the year ended December 31, 2020, as well as the details regarding other plan-based awards granted in 2020 to each of our Named Executive Officers:

Named Executive Officer	Type of Incentive Plan Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Units)(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Stock Option Awards(4)	Exercise Price Of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Edward H. West	Cash Plan		$422,131	$844,262	$1,688,525	—	—	—	—	—	—	—
	LTIP Stock Options	3/31/2020	—	—	—	—	—	—	—	118,974	$20.92	$1,056,919
	LTIP Time-based RSUs	3/31/2020	—	—	—	—	—	—	38,580	—	—	$807,094
	LTIP Performance-based RSUs	3/31/2020	—	—	—	50,522	101,044	202,088	—	—	—	$2,362,914
Gary W. Ferrera	Cash Plan		$199,105	$530,945	$1,061,891	—	—	—	—	—	—	—
	LTIP Stock Options	3/31/2020	—	—	—	—	—	—	—	33,743	$20.92	$299,760
	LTIP Time-based RSUs	3/31/2020	—	—	—	—	—	—	14,330	—	—	$299,784
	LTIP Performance-based RSUs	3/31/2020	—	—	—	14,330	28,660	57,320	—	—	—	$670,214
Dan Antilley	Cash Plan		$153,853	$410,276	$820,552	—	—	—	—	—	—	—
	LTIP Stock Options	3/31/2020	—	—	—	—	—	—	—	14,202	$20.92	$126,165
	LTIP Time-based RSUs	3/31/2020	—	—	—	—	—	—	6,032	—	—	$126,189
	LTIP Performance-based RSUs	3/31/2020	—	—	—	6,031	12,063	24,126	—	—	—	$282,091
Carter Hunt	Cash Plan		$425,000	$425,000	$850,000	—	—	—	—	—	—	—
	LTIP Stock Options	3/31/2020	—	—	—	—	—	—	—	13,790	$20.92	$122,505
	New Hire Time-based RSUs	1/21/2020	—	—	—	—	—	—	5,394	—	—	$250,012
	LTIP Time-based RSUs	3/31/2020	—	—	—	—	—	—	5,856	—	—	$122,508
	LTIP Performance-based RSUs	3/31/2020	—	—	—	5,856	11,712	23,424	—	—	—	$273,885
68     CARDTRONICS

EXECUTIVE COMPENSATION TABLES

Named Executive Officer	Type of Incentive Plan Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Units)(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Stock Option Awards(4)	Exercise Price Of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Stuart Mackinnon	Cash Plan		$123,083	$328,221	$656,442	—	—	—	—	—	—	—
	LTIP Stock Options	3/31/2020	—	—	—	—	—	—	—	13,366	$20.92	$118,738
	LTIP Time-based RSUs	3/31/2020	—	—	—	—	—	—	5,677	—	—	$118,763
	LTIP Performance-based RSUs	3/31/2020	—	—	—	5,677	11,354	22,708	—	—	—	$265,513
(1)Represents payouts that could have been achieved under the 2020 Cash Incentive Plan for those Named Executive Officers employed for the entirety of 2020, based on the performance targets set by the Compensation Committee prior to the onset of the global pandemic. See footnote 2 to the Summary Compensation Table and the discussion in the “2020 Cash Incentive Plan Results and Payouts” section included in the “Compensation Discussion and Analysis” above.
(2)Represents performance-based RSU awards under the 2020 LTIP. See the "2020 Long-Term Incentive Plan" section included in the“Compensation Discussion and Analysis” above.
(3)Represents time-based RSU awards under the 2020 LTIP. See the "2020 Long-Term Incentive Plan" section included in the “Compensation Discussion and Analysis” above.
(4)Represents stock option awards under the 2020 LTIP. See the "2020 Long-Term Incentive Plan" section included in the “Compensation Discussion and Analysis” above.
(5)Grant date fair value of each RSU and stock option award computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.
Outstanding Equity Awards at Fiscal 2020 Year End
The following table sets forth information on our Named Executive Officers' outstanding equity awards. The equity awards reported in the Stock Option Awards columns consist of non-qualified stock options as of December 31, 2020. The equity awards reported in the Stock Awards columns consist of performance-based RSUs and time-based RSUs that have not vested as of December 31, 2020.

		Stock Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested(#)		Market Value of Units That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)(1)
Edward H. West	3/31/2020	—	118,974	$20.92	3/31/2030	38,580	(2)	$1,361,874	101,044	(6)	$3,566,853
	3/14/2019	22,843	45,688	$31.99	3/14/2029	19,214	(3)	$678,254	57,642	(7)	$2,034,763
	3/30/2018	76,363	38,181	$22.31	3/30/2028	160,802	(4)	$5,676,311	—		—
	1/1/2018	—	—	—	—	—		—	269,978	(8)	$9,530,223
	3/31/2017	—	—	—	—	8,794	(5)	$310,428	—		—
Gary W. Ferrera	3/31/2020	—	33,743	$20.92	3/31/2030	14,330	(2)	$505,849	28,660	(6)	$1,011,698
	3/14/2019	8,484	16,969	$31.99	3/14/2029	7,137	(3)	$251,936	21,410	(7)	$755,773
	3/30/2018	28,363	14,181	$22.31	3/30/2028	59,726	(4)	$2,108,328	—		—
	11/28/2017	—	—	—	—	6,941	(9)	$245,017	—		—
Dan Antilley	3/31/2020	—	14,202	$20.92	3/31/2030	6,032	(2)	$212,930	12,063	(6)	$425,824
	3/14/2019	3,467	6,934	$31.99	3/14/2029	2,917	(3)	$102,970	8,749	(7)	$308,840
	3/30/2018	10,542	5,270	$22.31	3/30/2028	22,199	(4)	$783,625	—		—
	5/30/2017	—	—	—	—	9,893	(10)	$349,223	—		—
2021 PROXY STATEMENT     69

EXECUTIVE COMPENSATION TABLES

		Stock Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested(#)		Market Value of Units That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)(1)
Carter Hunt	3/31/2020	—	13,790	$20.92	3/31/2030	5,856	(2)	$206,717	11,712	(6)	$413,434
	1/21/2020	—	—	—	—	5,394	(11)	$190,408	—		—
Stuart Mackinnon	3/31/2020	—	13,366	$20.92	3/31/2030	5,677	(2)	$200,398	11,354	(6)	$400,796
	3/14/2019	3,263	6,527	$31.99	3/14/2029	2,745	(3)	$96,899	8,235	(7)	$290,696
	3/30/2018	9,302	4,650	$22.31	3/30/2028	19,587	(4)	$691,421	—		—
	3/31/2017	—	—	—	—	1,637	(5)	$57,786	—		—
(1)The market value of awards that have not yet vested is based on the closing market price of our shares on December 31, 2020, of $35.30 per share.
(2)These RSU awards vest 33.3% on January 31, 2021, 2022, and 2023, and were granted under the 2020 LTIP, pursuant to our 2007 Plan.
(3)These RSU awards vest 33.3% on January 31, 2020, 2021, and 2022, and were granted under the 2019 LTIP, pursuant to our 2007 Plan.
(4)These RSU awards vest 100% on January 31, 2021, and were granted under the 2018 LTIP, pursuant to our 2007 Plan.
(5)These RSU awards vest after 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%. RSUs were granted under the 2017 LTIP, pursuant to our 2007 Plan.
(6)These performance-based RSU awards vest upon the completion of the three-year performance period, and were granted under the 2020 LTIP, pursuant to our 2007 Plan. Performance-based RSU awards are presented at the target-level of achievement. See the “2020 Long-Term Incentive Plan” section included in the “Compensation Discussion and Analysis” above.
(7)These performance-based RSU awards vest upon the completion of the three-year performance period, and were granted under the 2019 LTIP, pursuant to our 2007 Plan. Performance-based RSU awards are presented at target-level of achievement.
(8)These performance-based RSU awards vest upon the completion of the three-year performance period, and were granted pursuant to our 2007 Plan. Performance-based RSU awards are presented at maximum-level of achievement. See the "2018 CEO Promotion Performance-based RSUs" section included in the "Compensation Discussion and Analysis" above.
(9)These RSU awards vest 25% after 12, 24, 36, and 48 months from the grant date, and were granted pursuant to our 2007 Plan.
(10)These RSU awards include new hire awards that vest 25% after 12, 24, 36, and 48 months from the grant date. Additionally, these RSU awards include awards granted under the 2017 LTIP, which vest after 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%. RSUs were granted, pursuant to our 2007 Plan.
(11)These RSU awards vest 25% after 12, 24, 36 and 48 months from January 31st of the grant year. These RSUs were granted as new hire awards, pursuant to our 2007 Plan.
Option Exercises and Stock Vested During Fiscal Year 2020
The following table sets forth information relating to each vesting of RSUs during the year ended December 31, 2020, for each of our Named Executive Officers. No options were exercised by our Named Executive Officers during the year.

	Stock Awards
Named Executive Officer	Number of Shares/Units Acquired on Vesting	Value Realized on Vesting ($)(1)
Edward H. West	153,966	$6,180,895
Gary W. Ferrera	25,076	$995,866
Dan Antilley	16,764	$602,529
Carter Hunt	—	—
Stuart Mackinnon	13,029	$586,305
(1)Value realized was calculated by multiplying the market value of our shares (the closing price of our shares on the applicable vesting date) by the number of units that became vested on the applicable vesting dates.
70     CARDTRONICS

EXECUTIVE COMPENSATION TABLES
Pension Benefits
Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in, qualified or nonqualified defined benefit plans sponsored by us. In the future, however, our Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans if it determines that doing so is in our best interests (e.g., to attract and retain employees).
Nonqualified Deferred Compensation
In 2015, our Compensation Committee elected to provide our officers, directors, and other employees with nonqualified deferred compensation benefits. Under our nonqualified deferred compensation program, eligible employees (including non-employee directors) had the ability to defer eligible cash and equity compensation to a trust administered by a third party. No new deferrals were allowed under the program during 2020, and any future deferrals will be subject to the discretion of our Compensation Committee.
Named Executive Officer Employment-Related Agreements
The following is a description of the material terms of the employment agreements with our Named Executive Officers as of December 31, 2020.
Employment Agreement with Edward H. West - Chief Executive Officer and Former Chief Financial Officer/Chief Operations Officer
In December 2015, we entered into an employment agreement with Mr. West, for his employment commencing January 2016, and in the role of CFO effective February 22, 2016. The agreement with Mr. West provided for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement was terminated in accordance with its terms. Under the terms of that agreement, Mr. West received a base salary of $600,000 that was subject to periodic review by our Board (or a committee thereof), and that could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. West was eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. West’s agreement further entitled him to a sign-on $2,000,000 incentive award in the form of RSUs to vest over four years, and a $500,000 relocation allowance. In addition, Mr. West was entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. In July 2016, Mr. West’s role was expanded to also include the role of Chief Operations Officer. His employment agreement was not amended in connection with his new role. In December 2017, we entered into a new employment agreement with Mr. West, in connection with his promotion to CEO, which commenced January 1, 2018. The agreement with Mr. West provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. West receives a base salary of $750,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. West is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. West also received the CEO Promotion Time-Based RSUs and the CEO Promotion Performance-Based RSUs pursuant to this agreement. Mr. West is entitled to certain tax equalization payments for foreign taxes incurred as a result of the performance of his services under his employment agreement and certain perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.
Employment Agreement with Gary W. Ferrera - Chief Financial Officer
In November 2017, we entered into an employment agreement with Mr. Ferrera commencing November 28, 2017, which was amended on July 31, 2019, in order to confirm the terms of separation payments provided under the agreement in the event of his termination and the definition of "change in control" to terms applicable to other executive officers. The agreement with Mr. Ferrera provides for an initial term of four years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Ferrera receives a base salary of $550,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Ferrera is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. Ferrera’s agreement provided for a sign-on incentive award of $500,000 in the form of RSUs vesting over four years, a $100,000 sign-on bonus, and reimbursement of certain relocation costs. In addition, Mr. Ferrera is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year.
2021 PROXY STATEMENT     71

EXECUTIVE COMPENSATION TABLES
Employment Agreement with Dan Antilley - Executive Vice President, Operations and Chief Information Security Officer
In May 2017, we entered into an employment agreement with Mr. Antilley, commencing May 30, 2017. The agreement with Mr. Antilley provides for an initial term of four years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Antilley received a base salary of $425,000, which was subject to periodic review by our Board (or a committee thereof) and could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Antilley was eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. Antilley's agreement provided for a sign-on incentive award of $1,000,000 in the form of RSUs vesting over four years, and a $100,000 sign-on bonus. In addition, Mr. Antilley was entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. In October 2018, we entered into a new employment agreement with Mr. Antilley, which replaced the agreement entered into in May 2017. The new agreement with Mr. Antilley provides for an initial term of four years from May 30, 2017, the original date on which Mr. Antilley started with the Company, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Antilley receives a base salary of $425,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Antilley is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. In addition, Mr. Antilley is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year.
Employment Agreement with Carter Hunt - Executive Vice President, Managing Director of North America
In January 2020, we entered into an employment agreement with Mr. Hunt commencing January 16, 2020. The agreement with Mr. Hunt provides for an initial term of four years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Hunt receives a base salary of $425,000, which is subject to periodic review by our Board (or a committee thereof) and could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Hunt is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. Hunt's agreement guarantees a payment for 2020 under the Cash Incentive Plan of no less than 100% of his base salary. Further, Mr. Hunt's agreement provided for a sign-on incentive award of $250,000 in the form of RSUs vesting over four years, and a $115,000 sign-on bonus. In addition, Mr. Hunt is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year.
Employment Agreement with Stuart Mackinnon - Executive Vice President, Technology and Chief Information Officer
In October 2018, we entered into an employment agreement with Mr. Mackinnon. The agreement with Mr. Mackinnon provides for an initial term of four years from November 17, 2017, the date of his promotion to Executive Vice President, Technology and Operations and Chief Information Officer subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Mackinnon receives a base salary of $375,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Mackinnon is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. In addition, Mr. Mackinnon is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year.
Our employment agreements with Messrs. West, Ferrera, Antilley, Hunt, and Mackinnon require the executives to sign a full release within 30 days (or 45 days in some circumstances) of the executive’s termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives, or shareholders as a condition to receiving any severance benefits due under the employment agreements. Further, the employment agreements with Messrs. West, Ferrera, Antilley, Hunt, and Mackinnon also contain non-compete and non-solicitation restrictions for a 24-month period, during which the executives may not: (i) directly or indirectly participate in or have significant ownership in a competing company; (ii) solicit or advise any of our employees to leave our employment; or (iii) solicit any of our customers either for his own interest or that of a third party, subject to materiality thresholds.
72     CARDTRONICS

EXECUTIVE COMPENSATION TABLES
Potential Payments upon a Termination or Change in Control
We provide our Named Executive Officers with certain severance and change in control benefits in order to provide them with assurances against certain types of terminations. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the shareholders’ interests at all times. Our employment agreements with Messrs. West, Ferrera, Antilley, Mackinnon, and Hunt that were in effect on December 31, 2020 provide for cash severance payments based on certain terminations of employment, including for certain Named Executive Officers, additional payments or benefits in connection with a termination following a change in control.
A change in control under the employment agreements with Messrs. West, Ferrera, Antilley, Hunt, and Mackinnon may occur upon any of the following events: (i) a merger, reorganization, reincorporation, amalgamation, scheme of arrangement or consolidation involving us or the sale of all or substantially all of our assets to another entity (each, a “Reorganization”) if, in each case: (a) the holders of our equity securities immediately prior to such Reorganization no longer own immediately following such Reorganization, in substantially the same proportion, equity securities of the resulting entity that are entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of the resulting entity, the transferee entity or any new direct or indirect parent entity; or (b) the members of our Board immediately prior to such Reorganization no longer constitute at least a majority of the board of directors of the resulting entity, the transferee entity or any new direct or indirect parent entity immediately after such transaction or event; (ii) our dissolution or liquidation, other than a liquidation or dissolution into any entity in which the holders of our equity securities immediately prior to such liquidation or dissolution own immediately after such liquidation or dissolution, in substantially the same proportion, equity securities of the entity into which we were liquidated or dissolved that are entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of such entity; (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) more than 30% of the combined voting power of our outstanding equity securities, other than any entity in which the holders of our equity securities immediately prior to such acquisition own immediately after such acquisition, in substantially the same proportion as such persons owned our equity securities immediately prior to such acquisition, equity securities of the acquiring entity entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of the acquiring entity; or (iv) (a) in respect of Mr. West, as a result of or in connection with a contested election of directors, the members of our Board immediately before such election cease to constitute a majority of our Board; and (b) in respect of Messrs. Ferrera, Antilley, Hunt, and Mackinnon, during any twelve month period, the members of our Board on the dates of the employment agreements of Messrs. Ferrera, Antilley, Hunt, and Mackinnon (such directors, the “Incumbents”), respectively, and such persons appointed or recommended by a majority of the Incumbents, cease, for any reason, to collectively constitute a majority of the Board.
For the purposes of the employment agreements of Messrs. West, Ferrera, Antilley, Hunt, and Mackinnon, a termination without cause means a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause (as defined in the executives' respective employment agreement).
Each of our Named Executive Officers has received equity awards grants pursuant to our 2007 Plan. The award agreements for equity awarded under the 2007 Plan and their respective employment agreements contain provisions permitting accelerated vesting of the awards upon certain termination and corporate change (as defined in the 2007 Plan) or change in control scenarios, respectively. The equity award treatment in the event of a termination of employment or a corporate change or change in control under those agreements are summarized in the table below.
The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a corporate change or change in control of Cardtronics as of December 31, 2020. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our shareholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the table below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or non-renewal of the employment agreement by the Company, in each case, including following a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our Cash Incentive Plan (if not already paid) and a pro rata portion of the amount earned under our Cash Incentive Plan for the year in which the termination occurred. In the event of death or disability, the executive would also be entitled to receive payment of any prior year amount earned under our Cash Incentive Plan, if not already paid, but would not be entitled to any unpaid amount earned (or the target amount in the event such termination is within 24 months following a change in control for Messrs. Antilley, Hunt and Mackinnon) under our Cash Incentive Plan for the year in which the termination occurred. However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-equity incentive compensation awards in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2020.
2021 PROXY STATEMENT     73

EXECUTIVE COMPENSATION TABLES
The amount of compensation payable to each applicable Named Executive Officer for each situation is listed below based on the equity award agreements and/or the employment agreements in place for each executive as of December 31, 2020. The amounts shown assume that such termination event was effective as of December 31, 2020, and that the closing price of our shares on December 31, 2020, was $35.30. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.
Amounts set forth in the table below may differ from the estimated amounts payable to our Named Executive Officers disclosed in relation to our proposed transaction with NCR, as such amounts are based on a different set of assumptions. For more information about the estimated amounts that would be payable to our Named Executive Officers in relation to the proposed transaction with NCR, see our definitive merger proxy filed with the SEC on March 30, 2021.
Potential Payments upon a Termination or Change in Control Table

Named Executive Officer	Benefit	Termination by Us Without Cause or Non-Renewal of Employment Agreement, or Good Reason Termination By Executive		Change in Control/Corporate Change (Treatment of Equity Awards)		Termination in Connection with a Change in Control/Corporate Change		Death or Disability
Edward H. West	Base Salary	$1,500,000	(1)	—		$1,500,000	(1)	—
	Non-equity incentive compensation	$2,606,049	(1)	—		$2,606,049	(1)	—
	Post-employment health care	$36,519	(1)	—		$36,519	(1)	—
	Equity Awards(2)	$14,043,311	(3)	$10,310,217	(4)	$20,751,639	(5)	$17,695,483	(6)
	Total	$18,185,879		$10,310,217		$24,894,207		$17,695,483
Gary W. Ferrera	Base Salary	$1,133,000	(1)	—		$1,133,000	(1)	—
	Non-equity incentive compensation	$1,801,827	(1)	—		$1,801,827	(1)	—
	Post-employment health care	$36,519	(1)	—		$36,519	(1)	—
	Equity Awards(2)	$3,525,762	(7)	$3,495,876	(4)	$5,604,204	(8)	$4,677,814	(9)
	Total	$6,497,109		$3,495,876		$8,575,551		$4,677,814
Dan Antilley	Base Salary	$437,750	(10)	—		$875,500	(11)	—
	Non-equity incentive compensation	$410,276	(10)	—		$820,552	(11)	—
	Post-employment health care	$40,617	(10)	—		$40,617	(11)	—
	Equity Awards(2)	$1,609,169	(7)	$1,695,420	(4)	$2,479,045	(8)	$2,092,215	(9)
	Total	$2,497,812		$1,695,420		$4,215,713		$2,092,215
Carter Hunt	Base Salary	$425,000	(10)	—		$850,000	(11)	—
	Non-equity incentive compensation	$425,000	(10)	—		$850,000	(11)	—
	Post-employment health care	$36,241	(10)	—		$36,241	(11)	—
	Equity Awards(2)	$325,404	(7)	$1,008,859	(4)	$1,008,859	(8)	$733,236	(9)
	Total	$1,211,645		$1,008,859		$2,745,100		$733,236
74     CARDTRONICS

EXECUTIVE COMPENSATION TABLES

Named Executive Officer	Benefit	Termination by Us Without Cause or Non-Renewal of Employment Agreement, or Good Reason Termination By Executive		Change in Control/Corporate Change (Treatment of Equity Awards)		Termination in Connection with a Change in Control/Corporate Change		Death or Disability
Stuart Mackinnon	Base Salary	$412,000	(10)	—		$824,000	(11)	—
	Non-equity incentive compensation	$328,221	(10)	—		$656,442	(11)	—
	Post-employment health care	$36,519	(10)	—		$36,519	(11)	—
	Equity Awards(2)	$1,193,490	(7)	$1,320,785	(4)	$2,012,206	(8)	$1,648,110	(9)
	Total	$1,970,230		$1,320,785		$3,529,167		$1,648,110
(1)Pursuant to Messrs. West and Ferrera’s employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times the average amount paid to him for the two preceding calendar years under our Cash Incentive Plan. Mr. West is entitled to the monthly cost of COBRA premiums multiplied by 18. In the event Mr. Ferrera elected to continue benefits coverage through our group health plan under COBRA, we would reimburse Mr. Ferrera for the COBRA premiums for up to 18 months. The amounts payable to Mr. West would be payable in a lump sum within ten days following the effective date of the release, and the amounts payable to Mr. Ferrera would be payable in semi-monthly installments over twenty-four months.
(2)The amounts presented for RSUs represent the product of (i) the number of RSUs that would have vested as of December 31, 2020, upon the aforementioned events, and (ii) $35.30, the closing price of our shares as of December 31, 2020. The amounts presented for stock options include the product of (i) the number of stock options that would have vested as of December 31, 2020 upon the aforementioned events and (ii) $35.30, the closing price of our shares as of December 31, 2020, less the exercise price for the outstanding stock options for each Named Executive Officer as shown in the "Outstanding Equity Awards at Fiscal 2020 Year End" table above.
(3)Pursuant to Mr. West's employment agreement, in the event of a termination of Mr. West’s employment by the Company without cause, resignation by Mr. West for good reason or non-renewal of the employment agreement by the Company, the CEO Promotion Performance-based RSUs will vest based on actual performance obtained over a truncated performance period (the table above assumes target performance), prorated for the number of months Mr. West was employed during the performance period (other than in the event of non-renewal of the agreement), and any unvested portion of any annual LTIP grant that would have vested solely by the passage of time within the next twelve months from date of termination shall fully vest. According to the 2018 LTIP performance-based RSU award agreement, if Mr. West’s employment is terminated by the Company without cause or he resigns for a good reason, the performance-based RSUs granted in 2018 will be treated as follows: (i) if such termination is during the performance period, all such RSUs shall be forfeited and (ii) if such termination is after the performance period, any RSUs that have satisfied the performance criteria and would have become vested within twelve months from the date of termination shall vest on the date of termination. According to the 2019 and 2020 LTIP performance-based RSU award agreements, if Mr. West’s employment is terminated by the Company without cause, the performance-based RSUs granted in 2019 and 2020 will be treated as follows: (i) if such termination is within the first 12 months of the performance period, all such RSUs shall be forfeited, and (ii) if such termination is within the last 24 months of the performance period, the awards will vest based on actual performance achieved, prorated for the number of months Mr. West was employed during the performance period and shall be distributed upon approval of the achievements by the Committee.
(4)Pursuant to the terms of Messrs. West, Ferrera, Antilley, Hunt, and Mackinnon's 2017 LTIP award agreements, their 2019 and 2020 LTIP time-based award agreements, as applicable, and Messrs. Antilley and Hunt's new hire award agreements, in the event of a corporate change, the then-outstanding RSU awards would vest 100%, if not replaced with a replacement award. Pursuant to terms of their 2019 and 2020 LTIP Performance award agreements, in the event of a corporate change, if the awards are not assumed, the then-outstanding RSU awards would vest at the greater of target and actual performance based on performance calculated at that time. The amounts included in the table above assume no replacement award is provided upon a corporate change.
Additionally, pursuant to the terms of Messrs. West, Ferrera, Antilley, and Mackinnon's 2018 LTIP stock option award agreement, the outstanding unvested stock options shall fully vest upon a corporate change, and each outstanding stock option shall be canceled for a cash payment per share subject to the stock options equal to the excess, if any, of the corporate change value over the exercise price.
Finally, pursuant to the terms of Messrs. West, Ferrera, Antilley, Hunt, and Mackinnon's 2019 and 2020 LTIP stock option award agreements, as applicable, in the event of a corporate change, the outstanding unvested stock options shall fully vest, if the award is not assumed or replaced with a replacement award. The amounts included in the table assume no replacement award is provided upon a corporate change. Such amounts are also included in the column titled “Termination in Connection with a Change in Control/Corporate Change.”
(5)Pursuant to Mr. West’s employment agreement, in the event of a termination of Mr. West’s employment by the Company without cause, resignation by Mr. West for good reason or non-renewal of the employment agreement by the Company, in each case, within 24 months following a change in control, the unvested portion of any annual LTIP awards will vest, with any applicable performance goals deemed achieved at the greater of target or actual levels. Other than in the event of the Company’s non-renewal of the employment agreement, the CEO Promotion Performance-based RSUs shall vest based on the greater of target and actual performance over the truncated performance period through the date of the change in control (the table above assumes target performance).
2021 PROXY STATEMENT     75

EXECUTIVE COMPENSATION TABLES
Pursuant to the terms of Mr. West’s 2017 LTIP award agreement, and 2019 and 2020 LTIP time-based award agreements, in the event of a corporate change, the then-outstanding RSU awards would vest 100%, if not replaced with a replacement award. Pursuant to terms of the 2019 and 2020 LTIP Performance award agreements, in the event of a corporate change, if the awards are not assumed, the then-outstanding RSU awards would vest at the greater of target and actual performance based on performance calculated at that time. The amounts included in the table above assume no replacement award is provided upon a corporate change. Additionally, pursuant to the terms of Mr. West’s 2018 LTIP stock option award agreement, the outstanding unvested stock options shall fully vest upon a corporate change, and each outstanding stock option shall be canceled for a cash payment per share subject to the stock options equal to the excess, if any, of the corporate change value over the exercise price. Pursuant to the terms of Mr. West's 2019 and 2020 LTIP stock option award agreements, in the event of a corporate change, the outstanding unvested stock options shall fully vest, if the award is not assumed or replaced with a replacement award. The amounts included in the table above assume no replacement award is provided upon a corporate change. Such amounts are also included in the column titled “Change in Control/Corporate Change (Treatment of Equity Awards).”
(6)Pursuant to Mr. West’s employment agreement, in the event of Mr. West’s death or disability, the CEO Promotion Performance-based RSUs will vest based on the actual performance obtained over a truncated performance period (the table above assumes target performance), prorated for the number of months Mr. West was employed during the performance period, and any annual LTIP awards that would have otherwise vested solely by the passage of time within twelve months following such termination shall vest on the date of such termination. The LTIP stock option and time-based RSU award agreements provide that the award will fully vest if such termination is after the fiscal year of grant and will vest pro-rata based on the number of full and partial months Mr. West was employed within the fiscal year of grant divided by twelve if such termination is within the fiscal year of the grant. The LTIP performance-based RSU award agreements provide that if such termination is during the performance period, the awards will be deemed earned at target performance and prorated based on the number of full and partial months Mr. West was employed during the performance period divided by the total number of months in each performance period and if such termination is following the end of the performance period, the performance RSUs earned during the performance period will fully vest. Mr. West would receive the most favorable treatment of the terms described above for the applicable award.
(7)Pursuant to Messrs. Ferrera, Antilley, Hunt, and Mackinnon's employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, any sign-on or one-time equity awards will fully vest, the unvested portion of any annual LTIP grant that would have vested solely by the passage of time within the next twelve months following the date of termination shall vest as of the date of termination, and any annual LTIP grants that vest in whole or in part based on performance goals will be treated as follows: (i) if such termination is during the first twelve months of the performance period, the awards shall be forfeited, (ii) if such termination is following the first twelve months of the performance period but prior to the end of the performance period, such awards shall be earned at the actual level of performance at the end of the performance period and prorated for the number of full and partial months the executive was employed within the performance period divided by the total number of months in the performance period and (iii) if such termination is following the end of the performance period, any awards earned during the performance period that would vest but for such termination of employment shall vest as of the date of such termination.
(8)Pursuant to Messrs. Ferrera, Antilley, Hunt, and Mackinnon's employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, in each case, within 24 months following a change in control, any sign-on or one-time equity awards will fully vest, any annual LTIP awards that vest solely based on continued service will fully vest, and annual LTIP awards that vest solely or in part based on performance goals, will be treated as follows: (1) in the event such termination is during the performance period, such awards shall be deemed earned at the greater of target, or actual performance and any time-vesting condition will be deemed satisfied as of the date of such termination and (2) in the event such termination is following the end of the performance period, any awards earned during the performance period that would vest but for such termination of employment shall vest on the date of such termination. The amounts included in the table above assume no replacement award is provided upon a change in control.
Pursuant to the terms of Messrs. Ferrera, Antilley, Hunt, and Mackinnon's 2017 LTIP award agreements, and 2019 and 2020 LTIP time-based award agreements, as applicable, and Mr. Hunt's new hire award agreement, in the event of a corporate change, the then-outstanding RSU awards would vest 100%, if not replaced with a replacement award. Pursuant to terms of their 2019 and 2020 LTIP performance-based award agreements, in the event of a corporate change, if the awards are not assumed, the then-outstanding RSU awards would vest at the greater of target and actual performance based on performance calculated at that time. The amounts included in the table above assume no replacement award is provided upon a corporate change.
Additionally, pursuant to the terms of Messrs. Ferrera, Antilley, and Mackinnon's 2018 LTIP stock option award agreement, the outstanding unvested stock options shall fully vest upon a corporate change, and each outstanding stock option shall be canceled for a cash payment per share subject to the stock options equal to the excess, if any, of the corporate change value over the exercise price. Pursuant to the terms of Messrs. Ferrera, Antilley, Hunt, and Mackinnon's 2019 and 2020 LTIP stock option award agreements, as applicable, in the event of a corporate change, the outstanding unvested stock options shall fully vest, if the award is not assumed or replaced with a replacement award. Such amounts are also included in the column titled “Change in Control/Corporate Change (Treatment of Equity Awards).”
(9)Pursuant to Messrs. Ferrera, Antilley, Hunt, and Mackinnon's employment agreements, in the event of their death or disability, any sign-on or one-time awards will fully vest, the unvested portion of any annual LTIP grant would have vested solely by the passage of time within the next twelve months following the date of termination shall vest as of the date of termination, and any annual LTIP grants that vest in whole or in part based on performance goals will be treated as follows: (i) if such termination is during the performance period, such awards shall be earned at the target level of performance and prorated for the number of full and partial months the executive was employed within the performance period divided by the total number of months in the performance period and (ii) if such termination is following the performance period, any awards earned during the performance period shall fully vest. The LTIP stock option and time-based RSU award agreements provide that, if the executive’s death or disability is after the fiscal year of the grant the award will fully vest and if the executive’s death or disability is during the fiscal year of the grant the award will vest pro-rata based on the number of full and partial months the executive was employed within the fiscal year of grant divided by twelve months. The LTIP performance-based RSU award agreements provide that if such termination is during the performance period, the awards will be deemed earned at target performance and prorated based on the number of full and partial months the executive was employed during the performance period divided by the total number of months in each performance period and if such termination is following the end of the performance period, the performance RSUs earned during the performance period will fully vest. Messrs. Ferrera, Antilley, Hunt, and Mackinnon would receive the most favorable treatment of the terms described above for the applicable award.
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EXECUTIVE COMPENSATION TABLES
(10)Pursuant to Messrs. Antilley, Hunt, and Mackinnon's employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for a good reason or non-renewal of the employment agreement by the Company, in each case, other than within 24 months following a change in control, the executive would be entitled to receive severance pay equal to one times his then-current base salary plus one times his annual target bonus amount under our Cash Incentive Plan. All amounts would be payable to Messrs. Antilley, Hunt, and Mackinnon in bi-weekly installments for twelve months. Additionally, Messrs. Antilley, Hunt, and Mackinnon would be eligible to receive a lump-sum payment equal to the product of (a) the monthly cost of the premiums for continued benefits coverage through our group health plan under COBRA and (b) eighteen.
(11)For Messrs. Antilley, Hunt, and Mackinnon, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, in each case, within 24 months following a change in control, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times his annual target bonus amount under our Cash Incentive Plan. Additionally, Messrs. Antilley, Hunt, and Mackinnon would be entitled to a payment equal to the product of (a) the monthly cost of the premiums for continued benefits coverage through our group health plan under COBRA and (b) eighteen. All amounts would be payable in a lump sum.
Terms of the 2007 Plan
Pursuant to the terms of our 2007 Plan, our Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the 2007 Plan. Such actions and/or changes could include (but are not limited to): (i) acceleration of the vesting of the outstanding, non-vested options; (ii) modifications to the number and price of shares subject to the option agreements; and/or (iii) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific corporate change event). Our Compensation Committee also has the discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding shares by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the 2007 Plan. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.
Hedging
Our Insider Trading Policy prohibits our directors, executive officers, employees, and consultants from engaging in hedging or monetization transactions, whether direct or indirect, involving the Company’s securities.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Edward H. West, our CEO, during the year ended December 31, 2020.
To identify the median employee, we identified our employee population as of October 1, 2020, and used base salary paid during the year as our consistently applied compensation measure across our global employee population excluding our CEO.
Mr. West’s annual total compensation for 2020 was $5,336,213, as reflected in the Summary Compensation Table. The 2020 annual total compensation of our median employee, other than the CEO, calculated in the same manner as required for the Summary Compensation Table, was $61,633. As a result, Mr. West’s annual total compensation was 87 times that of our median employee in 2020.
The ratio and annual total compensation amount of the median employee are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. The Company notes that its ratio and annual total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee may vary significantly among companies.
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PROPOSAL 6 To approve, on an advisory basis, the Directors’ Remuneration Report (other than the Directors' Remuneration Policy) for the fiscal year ended December 31, 2020	Our Board recommends that shareholders vote FOR the approval of the directors’ remuneration report.

In accordance with Section 439 of the U.K. Companies Act 2006, shareholders are voting to approve, on an advisory basis, the Directors’ Remuneration Report (other than the directors’ remuneration policy, which was approved at the 2020 Annual Meeting and will automatically apply for three years' from its implementation in 2020, unless determined otherwise). The report sets out the remuneration that has been paid to each person who has served as a director of Cardtronics at any time during the fiscal year ended December 31, 2020.
We encourage shareholders to read the Directors’ Remuneration Report as set forth in Annex A to this proxy statement.
This advisory vote is not binding on our Board or our Compensation Committee. A vote against this proposal will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any action with respect to the remuneration decisions set out therein. However, our Compensation Committee will take into account the outcome of the vote when considering future director compensation decisions.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that the adoption of the ordinary resolution approving the Directors’ Remuneration Report is advisable and in the best interests of Cardtronics and our shareholders.
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PROPOSAL 7 To receive our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2020, together with the reports of the auditors therein	Our Board recommends that shareholders vote FOR the receipt of our U.K. annual reports and accounts.

In accordance with the U.K. Companies Act 2006, our Board is required to present our audited U.K. statutory accounts, together with the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2020, to the shareholders at the Annual Meeting. We will propose an ordinary resolution for the shareholders at the Annual Meeting to receive our U.K. Annual Reports and Accounts and to ask questions of the representative of KPMG LLP (U.K.) in attendance at the Annual Meeting.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that receiving our U.K. Annual Reports and Accounts is advisable and in the best interests of Cardtronics and our shareholders.
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PROXY STATEMENT
These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (our “Board”) of Cardtronics plc, an English public limited company (“Cardtronics”), for use at our 2021 Annual General Meeting of Shareholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held at 6 p.m. BST at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom. Due to travel restrictions relating to COVID-19, please also note that the Board of Directors may not be present at this address, but may join the Annual Meeting telephonically.
On or prior to June 11, 2021, we will mail a Notice of Internet Availability to our shareholders of record and beneficial owners who owned our Class A ordinary shares at the close of business on May 25, 2021 (the “Record Date”). The Notice of Internet Availability contains information on how to access the proxy materials and vote online at www.proxyvote.com. The Notice of Annual General Meeting of Shareholders, this proxy statement and our Amended Form 10-K filing for the fiscal year ended December 31, 2020 are available to you in the Investor Relations section of our website at http://www.cardtronics.com or, upon your request, paper versions of these materials will be delivered to you by mail.
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ABOUT THE ANNUAL MEETING
What is the purpose of the 2021 Annual General Meeting of Shareholders?
At the Annual Meeting, our shareholders will be asked to: (1) elect three Class II directors, Juli C. Spottiswood, Edward H. West and Rahul Gupta each by separate ordinary resolution, to our Board of Directors to serve until the 2024 Annual General Meeting of Shareholders; (2) ratify, on an advisory basis, our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2021; (3) re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders; (4) authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration; (5) approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement; (6) approve, on an advisory basis, the directors’ remuneration report (other than the directors' remuneration policy) for the fiscal year ended December 31, 2020; (7) receive our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2020, together with the reports of the auditors therein. Each of the above matters that will be submitted to shareholders for their approval is described in more detail herein.
Resolutions in the proposals will be proposed as ordinary resolutions, which means that assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.
With respect to the non-binding advisory votes in Proposal 2 (ratification of our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2021), Proposal 5 (approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement) and Proposal 6 (approval, on an advisory basis, of the directors’ remuneration report (other than the directors' remuneration policy) for the fiscal year ended December 31, 2020), the result of the vote for each proposal will not require our Board to take any action. Our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote on each proposal.
Certain proposals are items that are required to be approved by shareholders periodically in accordance with the U.K. Companies Act 2006 and may not have an analogous requirement under U.S. laws or regulations. As such, while these proposals may be familiar to shareholders accustomed to being shareholders of companies incorporated in England and Wales, other shareholders may be less familiar with these proposals and should review and consider each proposal carefully.
Who may vote at the Annual Meeting?
Our Board has fixed May 25, 2021, as the record date for the Annual Meeting. If you are a shareholder of Cardtronics as of the close of business on the Record Date, you are qualified to receive notice of and to vote at the Annual Meeting.
As of the Record Date, there were 45,284,943 shares outstanding and entitled to vote at the Annual Meeting. As of the Record Date, our directors and executive officers beneficially owned, in the aggregate, 9,828,574 such shares, representing beneficial ownership of approximately 21.7% of the outstanding shares as of that date, and these shares are included in the number of shares entitled to vote at the Annual Meeting.
A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our offices in Houston, Texas, during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the Annual Meeting.
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ABOUT THE ANNUAL MEETING
When and where is the Annual Meeting?
Our Annual Meeting will take place on Wednesday, June 30, 2021, at 6 p.m. BST at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, then you own shares through multiple accounts with our transfer agent and/or your broker, bank or other nominee. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.
What is the difference between holding shares as a “shareholder of record” and holding shares in “street name”?
▪Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a “shareholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the shareholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.
▪Street Name Shareholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that bank, broker or nominee (such bank, broker or nominee having been granted an omnibus proxy by the shareholder of record). As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you either obtain a signed proxy from the shareholder of record giving you the right to vote the shares, or the bank, broker or nominee who was granted the omnibus proxy by the shareholder of record grants you a proxy, giving you the right to vote the shares. Your broker, bank or other nominee, who is granted a proxy by the shareholder of record has provided voting instructions for you to use in directing them how to vote your shares. If you fail to provide sufficient instructions to your broker, bank or other nominee, such broker, bank or other nominee may be prohibited from voting your shares as discussed elsewhere in this proxy statement.
How do I vote my shares?
▪Shareholder of Record. Shares held directly in your name as the shareholder of record can be voted in person at the Annual Meeting, or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
▪Street Name Shareholder. If you hold your shares in “street name,” please follow the instructions provided by your broker, bank or other holder of record (the record-holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.
What is a proxy?
A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed the individuals indicated on the enclosed proxy card (the “Proxy Holders”) to serve as proxies for the Annual Meeting.
If you are a shareholder of record and you properly complete and submit a proxy, your shares will be voted by the Proxy Holders in accordance with your instructions on this proxy. If you complete and submit a proxy, but do not indicate how you wish to vote, the Proxy Holders will vote in accordance with the recommendations of our Board as set forth after each proposal.
If you hold shares in “street name” through a broker, in some cases, your shares may be voted even if you do not provide your broker, bank or other nominee with voting instructions. At the Annual Meeting, a broker will not have discretionary authority to vote on any of the proposals in the absence of timely instructions from the beneficial owners, except for Proposal 2 (ordinary resolution to ratify our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2021), Proposal 3 (ordinary resolution to re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006), Proposal 4 (ordinary resolution to authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration) and Proposal 7 (ordinary resolution to receive our U.K. Annual Reports and Accounts). See “What is the effect of abstentions and broker non-votes, and what vote is required to approve each proposal discussed in this proxy statement?” below for additional information.
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ABOUT THE ANNUAL MEETING
How many votes must be present to hold the Annual Meeting?
There must be a quorum present for any business to be transacted at the Annual Meeting. A quorum is a presence at the Annual Meeting, in person or by proxy, of shareholders who together are entitled to cast at least the majority of the voting rights of Cardtronics as of the Record Date. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting. As of the Record Date, there were 45,284,943 shares issued outstanding and entitled to vote at the Annual Meeting. Consequently, the presence of the holders of at least 22,642,472 shares, in person or by proxy, is required to establish a quorum for the Annual Meeting.
If less than a quorum is represented at the Annual Meeting, the meeting will be adjourned by the chair of the meeting, or as otherwise provided in our Articles of Association, to such other day and such other time and/or place as determined in accordance with our Articles of Association.
How many votes do I have?
You are entitled to one vote for each share that you owned on the Record Date on all proposals considered at the Annual Meeting. Pursuant to our Articles of Association, cumulative voting rights are prohibited.
Can I change my vote after I return my proxy card?
Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (i) submitting a written notice of revocation to our Company Secretary, Aimie Killeen, by mail to Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042 or by facsimile at (832) 308-4770 no later than June 25, 2021; (ii) mailing in a new proxy card bearing a later date, but received by us no later than June 25 , 2021 or (iii) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.
If you hold your shares in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with that entity’s procedures.
Could other matters be decided at the Annual Meeting?
At the time this proxy statement was filed, we did not know of any matters to be raised at the Annual Meeting other than those proposals referenced in this proxy statement. With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.
What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this proxy statement?
Proposal 1. Each of the proposed directors will be elected if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the proposed director as required for the uncontested election of each of the proposed directors. This means that each of the Class II director nominees must receive the simple majority of votes cast (whether in person or by proxy) for that Class II director nominee to be elected to our Board. You may vote “FOR,” “AGAINST” or “ABSTAIN” for each Class II director nominee. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. This proposal is considered a non-routine matter, so if you are a street name shareholder, your broker, bank, or other nominee is not permitted to vote your shares on this proposal without your instruction (a “Broker Non-Vote”). Broker Non-Votes are not treated as entitled to cast a vote and, therefore, will have no impact on the proposal.
Proposals 2, and 3. Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. These proposals are considered “routine” matters, so if you are a street name shareholder, your broker, bank, or other nominee has the discretion to vote your shares on each of these proposals even if your broker does not receive voting instructions from you.
Proposals 4, 5, 6 and 7. Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker Non-Votes are not treated as entitled to cast a vote and, therefore, will have no impact on the proposals.
How does the pending NCR Transaction effect my vote?
On January 25, 2021, Cardtronics entered into a definitive agreement with NCR Corporation under which NCR UK Group Financing Limited, a wholly-owned indirect subsidiary undertaking of NCR Corporation will acquire all outstanding shares of Cardtronics for $39.00 per share, pursuant to a Scheme of Arrangement in accordance with the agreement (the “NCR Transaction”). On May 7, 2021, a substantial majority of our shareholders approved the NCR Transaction at a special meeting of shareholders. The NCR Transaction is expected to close in the coming weeks, subject to, among other things, the sanction of the NCR Transaction by the High Court of Justice of England and Wales (the
2021 PROXY STATEMENT     83

ABOUT THE ANNUAL MEETING
“Court”). The Court will be requested to sanction the NCR Transaction at a hearing scheduled to be held on June 17, 2021. If the Court sanctions the NCR Transaction and following the scheme becoming effective, under the terms of the scheme, NCR UK Group Financing Limited will be appointed as attorney to exercise (in place of and to the exclusion of Cardtronics shareholders) any voting rights attaching to the Cardtronics shares acquired pursuant to the scheme including executing any form of proxy in respect of such shares.
Who is participating in this proxy solicitation, and who will pay for its cost?
We will bear the entire cost of soliciting proxies, including the cost of the preparation and distribution of this proxy statement, the proxy card, and any additional information furnished to our shareholders. In addition to this solicitation, our directors, officers, and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person, or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.
What is “householding” and how does it affect me?
We participate, and some brokers, banks, trustees, custodians and other nominees may be participating, in the practice of “householding” proxy materials. This procedure allows multiple shareholders residing at the same address the convenience of receiving a single proxy statement and Annual Report on Form 10-K and Notice of Internet Availability. You may request a separate copy of this proxy statement by calling 1-866-540-7095 or by writing us at Cardtronics plc, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Whom should I contact with questions about the Annual Meeting?
If you have any questions about this proxy statement or the Annual Meeting, please contact our Company Secretary Aimie Killeen, at 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042 or by telephone at (832) 308-4518.
Where may I obtain additional information about Cardtronics plc?
We refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2021 as amended by Amendment No. 1 (the "Amended Form 10-K"). Our Annual Report on Form 10-K, including audited financial statements, is available on our website at http://www.cardtronics.com.
IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS PLEASE CONTACT OUR COMPANY SECRETARY, AIMIE KILLEEN, AT 2050 WEST SAM HOUSTON PARKWAY SOUTH, SUITE 1300, HOUSTON, TEXAS 77042.
On the previous pages, we have set forth the proposals that are being submitted to the shareholders for their approval. Following each proposal is a summary of the proposal as well as our Board’s recommendation in support thereof.
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PROPOSALS FOR THE 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS
Pursuant to the various rules promulgated by the SEC and without prejudice to the rights of a shareholder under the U.K. Companies Act 2006, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2022 Annual General Meeting of Shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Company Secretary no later than February 11, 2022.
Without prejudice to the rights of a shareholder under the U.K. Companies Act 2006, eligible shareholders making a nomination for election to our Board or a proposal of business, must deliver proper notice to our Company Secretary no earlier than 120 days and no later than 90 days prior to the anniversary date of the 2021 Annual General Meeting of Shareholders. In other words, for a shareholder nomination for election to our Board or a proposal of business to be considered at the 2022 Annual General Meeting of Shareholders, it should be properly submitted to our Company Secretary no earlier than March 2, 2022, and no later than the close of business on April 1, 2022.
Shareholders are advised to review our Articles of Association, which contain further details and additional requirements about advance notice of shareholder proposals and director nominations, including the information required to be included in such notice. Without prejudice to the rights of a shareholder under the U.K. Companies Act 2006 we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the requirements as set forth in our Articles of Association. Please see “Corporate Governance—Our Board—Director Selection and Nomination Process” above for additional information concerning the notice requirements for director nominations by shareholders under our Articles of Association.
Under Section 338 of the U.K. Companies Act 2006, shareholders meeting the threshold requirements in that section may require the Company to include a resolution in its Notice of Annual General Meeting. Provided that the appropriate thresholds are met, a notice of the resolution must be received by our Company Secretary at least six weeks prior to the date of the Annual General Meeting or, if later, at the time notice of the Annual General Meeting is delivered to shareholders.
OTHER MATTERS
Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.
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ANNUAL REPORT TO SHAREHOLDERS
Our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2020, accompanies the proxy material and is available at http://www.cardtronics.com. Our Annual Report on Form 10-K is not part of the proxy solicitation material.
We will provide you, without charge upon your request, printed copies of our Annual Report on Form 10-K for the year ended December 31, 2020, including the financial statements and financial schedules. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting our Company Secretary, Aimie Killeen, by mail to Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042 or by telephone at (832) 308-4518.

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ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT
Introduction
The current Directors' Remuneration Policy (the "Policy") of Cardtronics plc ("us," "we," "our," "ours," the "Company" or "Cardtronics") was approved and came into effect on May 13, 2020 at the 2020 Annual Meeting. A full copy of the Policy is available in the 2020 Proxy Statement on our website at https://ir.cardtronics.com/node/19756/html. The Committee reviews the approved Policy annually to ensure that it remains aligned with the Company’s strategic objectives. This year, the Committee has determined that no changes should be made.
Numerical information in the Directors' Remuneration Report (the "Report") is not audited, except as explicitly stated below (in conformity with the requirements of Regulation 41 of Schedule 8 of the U.K. Large & Medium-Sized Companies and Groups (Accounts and Reports) Regulations 2008 (as amended)).
Chair’s Statement
Dear Shareholder:
As Chairman of the Compensation Committee of the Board of Directors, I am pleased to present the Directors' Remuneration Report for the year ended December 31, 2020. The primary principles underlying our approach to compensation are unchanged from prior years: that our pay practices are aligned with shareholders’ interests and that they incentivize and support the Company’s strategic objectives.
For 2020, to ensure ongoing focus on long-term performance, we maintained the executive equity award program design we implemented in 2019, as permitted under the Policy. Under this design, performance-based Restricted Stock Units (“performance-based RSUs”) use a three-year performance period, and executive equity awards are comprised of performance-based Restricted Stock Units ("performance-based RSUs") (50%), stock option awards (25%), and time-based RSUs (25%). Performance-based RSUs for 2020 have a three year performance period and are tied to two performance metrics: cumulative Adjusted EBITDA and relative Total Shareholder Return (“TSR”), comparing the Company’s TSR for the performance period against that of a group of companies in the selected comparator group. We selected these 2020 long-term incentive metrics because we believe they are an appropriate indicator of success and sustainable business performance over three years.
For the 2020 Cash Incentive Plan, after achieving strong 2019 results against objectives, the Committee set performance goals for Revenue and Adjusted EBITDA above the 2019 results to incentivize management to deliver growth in both metrics year-over-year. Shortly after establishing these 2020 programs, with their associated performance goals, we experienced substantial and unexpected business impacts related to the COVID-19 pandemic. Our core priorities rightfully shifted to focus on protecting our employees’ safety and well-being while taking care of customers and ensuring the Company’s long-term success. Our Compensation Committee and Board met with management regularly throughout the year to communicate our business goals and objectives to management and ensure they met these critical objectives.
Despite unexpected business impacts and priority shifts in 2020, we did not alter any performance goals related to the 2020 executive equity award program. We also did not alter the targets established for the 2020 Cash Incentive Plans. However, we did communicate ongoing business goals and objectives for management to align with our strategic goals to navigate our people and our business through the global pandemic, including cost reductions, maintaining cash flow, preserving balance sheet and liquidity, and meeting COVID-19 revised forecast objectives. Ultimately, as a result of the business disruption caused by the global pandemic, the Company did not achieve the financial targets initially established in the 2020 Cash Incentive Plan, but management met or exceeded the ambitious business goals and objectives which were set to transform the business to ensure its long-term success. Despite the reduced transaction volumes and substantial disruption caused by the pandemic, management delivered a solid financial performance, developed important new customer relationships, enabled our proprietary NeotermTM software on over 20,000 ATMs, deployed thousands of new ATMs worldwide, generated impressive free cash flow, reduced net debt, maintained system availability, and even improved customer satisfaction and employee engagement scores.
During the second quarter, in the midst of the pandemic’s initial wave, management took a temporary 20% salary reduction while our CEO took a temporary 40% salary reduction to help ensure the Company continued to produce positive cash flows through this especially challenging period. The Non-Executive Directors of the Board also took a temporary 40% reduction in their cash retainer fees. This voluntary financial sacrifice by management and the Board helped the Company achieve positive cash flow during the second quarter and successfully execute important financing activities. After assessing management's performance against all 2020 business goals and

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT
strategic objectives, the Compensation Committee determined that it was prudent and necessary to exercise its discretion under the 2020 Cash Incentive Plan to approve a payout under the plan of approximately 50% of the established 2020 Cash Incentive Plan target amounts. The Compensation Committee also supported similar partial bonus payments of approximately 50% of target amounts to all bonus-eligible employees across the business. The Committee felt this exercise of discretion was appropriate and necessary to reward these individuals for effectively driving execution against our strategic objectives throughout and in spite of a global crisis, and to retain them and motivate their continued contributions to our long-term success.
We had insightful discussions throughout 2020 with many of our shareholders and valued the feedback on our executive compensation programs and any potential pandemic impacts, along with many related topics, such as succession planning, human capital management, and inclusion and diversity. Based on the feedback we received from many of our largest shareholders, we believe our incentive plans have been structured to align with most of our shareholders’ views and objectives.
At our 2020 Annual General Meeting, our Directors’ Remuneration Policy received 99.4% vote support, and our Directors’ Remuneration Report received 97.5% vote support. This year, shareholders are voting to approve, on an advisory basis, the Report alone, as our Directors' Remuneration Policy has a three year term and therefore does not require a binding vote this year. The Report sets out the remuneration that has been paid to each person who has served as a director of Cardtronics at any time during the fiscal year ended December 31, 2020. We thank you for your past support and welcome your feedback on our current practices.

G. Patrick Phillips
Chair, Compensation Committee
Remuneration Report
Implementation Section
All amounts are expressed in U.S. dollars.
Compensation Committee
In 2020, the Compensation Committee was composed of five independent non-executive directors: Douglas L. Braunstein, Julie Gardner (until April 30, 2020), Rahul Gupta (as of May 1, 2020), Warren Jenson, and G. Patrick Phillips (Committee chair).
Our Compensation Committee is responsible for designing, recommending, and evaluating all compensation programs for our executive officers (including each of the Named Executive Officers) as well as oversight for other broad-based employee benefits programs. Our Compensation Committee receives information and advice from third-party compensation consultants as well as from our human resources department and management to assist in making decisions regarding compensation matters.
An external compensation consultant, Meridian Compensation Partners LLC (“Meridian”), was appointed by the Compensation Committee. Meridian was selected based on their reputation in the market and after being interviewed by the Compensation Committee. The Compensation Committee considered and determined that Meridian is independent on the basis of the following factors, outlined by Meridian in a letter: (i) other services provided to us by the consultant; (ii) fees paid by us as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and a member of our Compensation Committee; (v) any company shares owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Our Compensation Committee discussed these considerations, among other things, and concluded that the work of Meridian did not raise any conflicts of interest.
Fees paid to the Compensation Committee’s external compensation consultants in 2020 were approximately $229,000, such fees being charged on the firm’s standard terms of business for the advice provided.

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT
Shareholder Voting on Remuneration Matters
The last Annual General Meeting of Shareholders of Cardtronics was held on May 13, 2020. The U.S. “Advisory Vote to Approve Named Executive Officer Compensation”, the “Advisory Vote to Approve the Directors’ Remuneration Report”, and the "Binding Vote to Approve the Directors' Remuneration proposal received overwhelming support from shareholders:

Proposal	For	Against	Abstain
2020 Advisory Vote to Approve Named Executive Officer Compensation
Total Shares Voted	40,513,888	1,508,050	1,790
% of Voted	96.4%	3.6%
2020 Advisory Vote to Approve the Directors’ Remuneration Report
Total Shares Voted	40,957,937	1,063,001	2,790
% of Voted	97.5%	2.5%
2020 Binding Vote to Approve the Directors’ Remuneration Policy
Total Shares Voted	41,773,318	248,670	1,740
% of Voted	99.4%	0.6%
Single Figure Tables—Audited
The tables below summarize the total remuneration earned by each director of the Company for the fiscal years ended December 31, 2020 and December 31, 2019.
EXECUTIVE DIRECTOR

CEO/Executive Director	Year	Salary	Benefits(1)	Cash Bonus(2)	RSUs(3)	Stock Options(4)	Pension(5)	Total	Total Fixed Remuneration	Total Variable Remuneration
Edward H. West	2020	$675,000	$18,008	$422,131	$10,817,756	$1,710,846	$11,400	$13,655,141	$704,408	$12,950,733
	2019	$750,000	$16,986	$1,130,979	$8,466,667	$867,602	$11,200	$11,243,434	$778,186	$10,465,248
(1)Benefits comprise core benefits and any taxable benefits (that are or would be taxable in the U.K., if the director was resident in the U.K. for tax purposes). The amounts disclosed above include Life Insurance Premiums and amounts paid by the Company for health and welfare benefits (such as medical, vision, and dental benefits). The gross value (before tax) of the benefits has been included. All U.S. employees are entitled to participate in the same benefit programs.
(2)A detailed discussion of the current year cash bonus awarded to Mr. West is available in the "Cash Incentive Plan" section below, including details on the performance measures used and their weighting, as well as actual performance relative to the targets set, the discretion exercised by the Compensation Committee in calculating the cash bonus, and the resulting actual payout. None of the bonus was deferred.
(3)The value of the RSU awards made in the corresponding fiscal year is based on the closing market price of our shares on December 31, 2020, of $35.30 per share, and on December 31, 2019, of $44.65 per share.
The awards shown for 2020 were granted under the Company’s 2007 Plan (as defined in the "Long-term Incentive Programs" section below), including the time-base portion granted under the 2020 LTIP, and Performance-based RSUs granted in 2018 as part of the CEO Promotion Performance-based RSUs. A detailed discussion on the 2020 LTIP and the CEO Promotion Performance-based RSUs are available in the "Long-term Incentive Programs" section below, including details on the performance measures used for the CEO Promotion Performance-based RSUs, as well as actual performance relative to the targets set. The performance-based RSUs granted under the 2020 LTIP are excluded from the above presentation, as the three year performance period is not completed. Included in the amount above is $4,494,892 related to the CEO Promotion Performance-based RSUs, which is attributable to the share price appreciation from when the award was granted in 2018 to December 31, 2020 (see "2018 CEO Promotion Performance-based RSUs" below for further information). No discretion was exercised as part of the achievement of the Performance-based RSUs.
The awards shown for 2019 were granted under the Company’s LTIP (as defined in the "Long-term Incentive Programs" section below), including the time-base portion granted under the 2019 LTIP, and Performance-based RSUs granted under the 2018 LTIP. A detailed discussion on the 2019 LTIP and the 2018 LTIP are available on pages 61 - 63 of the 2020 proxy statement, which is included as Appendix 3 of our U.K. Companies Act Annual Report for the year ended December 31, 2019, including details on the performance measures used for the 2018 LTIP and their weighting, as well as actual performance relative to the targets set for the two-year performance period ending in 2019. The performance-based RSUs granted under the 2019 LTIP are excluded from the above presentation, as the three year performance period ends in 2021 and therefore is not completed. Included in the amount above is $3,592,317 related to the 2018 LTIP Performance-based RSUs, which is attributable to the share price appreciation from when the award was granted to December 31, 2019. No discretion was exercised as part of the achievement of the Performance-based RSUs.
(4)The value of the Stock Option awards made in the corresponding fiscal year is based on the closing market price of our shares on December 31, 2020, of $35.30 per share less the option exercise price of $20.92, and on December 31, 2019, of $44.65 per share less the option exercise price of $31.99. These time-based awards were granted under the Company’s LTIP (as defined in the "Long-term Incentive Programs" section below). A detailed discussion on the current year LTIP is available in the "Long-term Incentive Programs" section below.
(5)Pension consists of the matching contribution made by the Company to the executive director’s 401(k) plan.

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT
NON-EXECUTIVE DIRECTORS

	2020
Director	Gross Retainers Paid	Tax Preparation Fees	Stock Awards Granted(1)	Total	Total Fixed Remuneration	Total Variable Remuneration
Douglas H. Braunstein	$111,000	$1,984	$124,516	$237,500	$112,984	$124,516
Jorge M. Diaz	$50,968	$1,984	$124,516	$177,468	$52,952	$124,516
Julie Gardner	$114,417	$1,984	$124,516	$240,917	$116,401	$124,516
Rahul Gupta	$67,258	—	$121,106	$188,364	$67,258	$121,106
Warren Jenson	$120,000	$1,984	$124,516	$246,500	$121,984	$124,516
Michelle Moore	$59,758	—	$121,106	$180,864	59,758	$121,106
G. Patrick Phillips	$120,000	$1,984	$124,516	$246,500	$121,984	$124,516
Mark Rossi	$198,583	$1,984	$124,516	$325,083	$200,567	$124,516
Juli C. Spottiswood	$120,000	$1,984	$124,516	$246,500	$121,984	$124,516

	2019
Director	Gross Retainers Paid	Tax Preparation Fees	Stock Awards Granted(2)	Total	Total Fixed Remuneration	Total Variable Remuneration
Douglas H. Braunstein	$110,000	$2,701	$191,013	$303,714	$112,701	$191,013
Jorge M. Diaz	$120,000	$5,402	$191,013	$316,415	$125,402	$191,013
Julie Gardner	$110,000	$5,402	$191,013	$306,415	$115,402	$191,013
Rahul Gupta	—	—	—	—	—	—
Warren Jenson	$120,376	$2,701	$191,013	$314,090	$123,077	$191,013
Michelle Moore	—	—	—	—	—	—
G. Patrick Phillips	$130,000	$5,402	$191,013	$326,415	$135,402	$191,013
Mark Rossi	$205,860	$5,402	$191,013	$402,275	$211,262	$191,013
Juli C. Spottiswood	$130,000	$5,402	$191,013	$326,415	$135,402	$191,013
(1)Stock Awards Granted shows the value of the time-based RSU awards made in the corresponding fiscal year using the closing market price of our shares on December 31, 2020 of $35.30 per share (being the best estimate of the fair value at the vesting date). The RSUs are not performance-based.
(2)Stock Awards Granted shows the value of the time-based RSU awards made in the corresponding fiscal year using the closing market price of our shares on December 31, 2019, of $44.65 per share (being the best estimate of the fair value at the vesting date).
Cash Incentive Plan
Each year, our Compensation Committee reviews and approves a the Cash Incentive Plan. Under the Cash Incentive Plan, the Compensation Committee sets the threshold, target, and maximum payouts for each executive participating in the Cash Incentive Plan. These are dependent on the payouts at each level for each performance metric, which can vary by participant. Performance below the threshold for a metric generally results in no incentive payout for that metric.
Components of 2020 Cash Incentive Plan
The design of the 2020 Cash Incentive Plan for the Chief Executive Officer included two primary components to determine whether and at what payout level a participant’s award would be achieved: (i) performance qualifiers; and (ii) financial performance metrics.

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT

Component		Description

Performance Qualifiers		Absolute prerequisites that must be met before we will make any payments under the Cash Incentive Plan.
Our compliance with all material public company regulations and reporting requirements for the fiscal year, the participant’s achievement of the minimum performance standards established by his superior or our Board, and completion of required corporate and compliance training as assigned.

Performance Metrics	Financial Performance Metrics
Key metrics designated as critical to our success.
Appropriate indicators of success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.
2020 Metrics: •Revenue(1) •Adjusted EBITDA(2) •Adjusted Free Cash Flow(3)

(1)Revenue is defined as “Total Revenues” on a U.S. GAAP basis, as reported in our 2020 consolidated financial statements or as reported in the division’s financial statements, defined and reported in the same manner as in our consolidated financial statements included in our Amended Form 10-K for the year ended December 31, 2020, available on our Investor Relations webpage.
(2)Adjusted EBITDA is a non-GAAP measure calculated consistently with the definition included in our Amended Form 10-K for the year ended December 31, 2020 as adjusted for the effects of foreign currency exchange rate movements from the target metrics and other minor adjustments as called for in the Cash Incentive Plan.
(3)Adjusted Free Cash Flow is a non-GAAP measure, which for incentive plan purposes is calculated as Adjusted EBITDA less payments for capital expenditures as reported in the statement of cash flows in our Amended Form 10-K for the year ended December 31, 2020.
Targets and Financial Performance Metrics
The 2020 Cash Incentive Plan targets and performance metrics were established prior to the onset of the global COVID-19 pandemic. Our Compensation Committee also established the relative weighting of each performance metric for each participant, which were established in 2020 in connection with setting the 2020 performance goals prior to the onset of the global pandemic. Mr. West’s target was comprised of 33.3% Revenue, 33.3% Adjusted EBITDA and 33.3% Adjusted Free Cash Flow, in each case for Global performance.
The following table provides (i) the 2020 pre-established threshold, target and maximum performance levels for each of our financial performance metrics and (ii) our performance results for each metric, as adjusted for the effects of foreign currency exchange rate movements from the target, and other minor adjustments as called for in the Cash Incentive Plan.

	Threshold	Target	Maximum	Performance Results Achieved
Performance Metric	(In thousands)
Global Revenue	$1,343,512	$1,399,492	$1,455,472	$1,099,855
Global Adjusted EBITDA	$320,869	$337,757	$364,778	$265,182
Global Adjusted Free Cash Flow	$177,981	$197,757	$229,398	$172,904
North America Revenue	$856,760	$892,459	$928,157	$763,176
North America Adjusted EBITDA	$258,670	$272,284	$294,067	$213,521
North America Adjusted Free Cash Flow	$187,006	$207,784	$241,030	$165,688
2020 Cash Incentive Plan Results and Payouts
As a result of the unprecedented conditions across all of our markets and unexpected impacts of the pandemic, following the first quarter of 2020, we withdrew our financial outlook for the full year and shifted our goals to focus on the protection of our employees’ safety and well-being, taking care of customers, and ensuring the company’s long-term success. Our Compensation Committee and Board met with management frequently throughout 2020 and communicated ongoing business goals and objectives for management to align with our strategic goals to navigate our people and our business through the global pandemic.
Ultimately, due to the business disruption caused by the global pandemic, we did not achieve the financial targets initially established in the 2020 Cash Incentive Plan. However, management met or exceeded the revised and shifting objectives set by the Compensation Committee and the Board throughout 2020 to effectively manage and continue to transform the business to ensure its long-term success while also taking temporary salary reductions during the highly dynamic and uncertain second quarter of 2020 (20% salary reduction for

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT
executive management and most employees and 40% for the CEO). In spite of the substantial disruption caused by the global pandemic in 2020, management’s commitment and decisive actions allowed the Company to exit the year in a strong position financially and positioned for continued long-term growth. As a result, based on management’s performance against the full suite of 2020 strategic objectives, the Compensation Committee believed it was both prudent and necessary to exercise its discretion to reward management, including the CEO, for its substantial effort and performance. Accordingly, the Committee determined to exercise its discretion provided under the 2020 Cash Incentive Plan by approving a payout of approximately 50% of established 2020 bonus target amounts to all bonus-eligible employees, including our CEO. As noted in the tables above, Mr. West received a cash bonus of $422,131 for the year ended December 31, 2020.
Long-term Incentive Programs
Our Compensation Committee approves our annual long-term incentives that include performance and time-based equity awards ("LTIP"), which are subject to the terms and conditions of our Fourth Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”) and formalize specific details for the equity awards granted during the year.
2020 Long-Term Incentive Plan
The 2020 LTIP provided for the grant of performance-based RSUs (with a 50% weighting), time-based RSUs (with a 25% weighting), and nonqualified stock options (with a 25% weighting) to executives, with the except of Mr. West, for whom the weighting was set by the Compensation Committee at 53% performance-based RSUs, 27% time-based RSUs, and 20% Options. The performance-based RSUs are earned based on cumulative performance achievement over three years with 100% vesting following performance achievement (as described more fully below). The time-based RSUs and the stock options vest one-third after 12, 24, and 36 months from January 31st of the grant year, subject to continued service through those vesting dates.
As noted above, performance-based RSUs are earned based on achievement of results over a three-year performance period, measuring actual 2020, 2021, and 2022 cumulative performance relative to targets established based on the 2020 long-range operating plan. Performance-based RSUs are earned based on the achievement of an Adjusted EBITDA performance metric and a relative TSR performance metric, with each metric being equally weighted. Adjusted EBITDA is an alternative financial measure calculated consistent with the definitions included in the 2020 Form 10-K, as amended (the "Amended Form 10-K"), as adjusted for the effects of foreign currency exchange rate movements from the target metrics and other minor adjustments as called for in the LTIP. Adjusted EBITDA was selected as a performance metric as we believe it is an appropriate indicator of success and sustainable business performance that translates into increased shareholder value and is easily understandable and measurable. For a reconciliation of Profit for the year to Adjusted EBITDA see the Amended Form 10-K. Relative TSR compares the Company’s TSR over the three-year performance period, to the TSR of companies in a comparator group, consisting of companies included in the S&P 600 Index with a market capitalization between $1 billion and $5 billion as of December 31, 2019. Relative TSR was selected as a performance metric to tie a considerable portion of management’s LTIP awards to the Company’s share price performance as compared to the composite share price performance of a broad group of companies with similarly-sized market capitalisations.
If we achieve our Adjusted EBITDA and relative TSR performance levels at the threshold, target, or maximum levels of performance, then 50%, 100%, or 200% of the targeted number of performance-based RSUs will be deemed earned, respectively. If we meet the threshold for one metric, but not the other, all of the performance-based RSUs associated with the metric that did not achieve threshold performance will be forfeited, resulting in a 25% overall payout. Our Compensation Committee retains the right to make certain adjustments to actual performance results, similar to the Cash Incentive Plan.
The cumulative Adjusted EBITDA threshold, target, and maximum levels for the three-year performance period were set in early 2020, and will be disclosed in the 2023 Directors' Remuneration Report, once the three-year results for the 2020 LTIP are finalized.
For the relative TSR metric, the Committee pre-established threshold, target and maximum performance levels at the 25th, 55th, and 75th percentile of the Comparator Group. Actual results achieved will be disclosed in the 2023 Directors' Remuneration Report, once the three-year results for the 2020 LTIP are finalized.
As discussed above, the performance-based RSUs vest following performance achievement. The time-based RSUs and the stock options vest one-third after 12, 24, and 36 months from January 31st of the grant year, with vesting contingent upon continued employment (or set to an employee’s qualified retirement date, if earlier).

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT
2018 CEO Promotion Performance-based RSUs
In connection with Mr. West's promotion to CEO on January 1, 2018, the Committee granted Mr. West an award of 134,989 performance-based RSUs, which were earned solely by the Company’s achievement of relative TSR objectives over the three-year performance period ending on December 31, 2020 (“CEO Promotion Performance-based RSUs”). These relative TSR objectives compared the Company’s TSR over the three-year performance period, to the TSR of companies in a comparator group, consisting of companies included in the S&P 600 Index with a market capitalization between $1 billion and $5 billion as of December 29, 2017.

	Threshold	Target	Maximum	Actual Performance
Percentile Ranking	30th Percentile	55th Percentile	75th Percentile	74.7th Percentile
Payout Percentage	50%	100%	200%	198.4%
Upon achieving the above actual performance, Mr. West earned a final amount of 267,872 performance-based RSUs, which were distributed on January 29, 2021 upon the Committee approving the actual performance.
Equity Awards Made During the Fiscal Year (Scheme Interests Awarded during the Fiscal Year)—Audited
The following table sets forth information for each director who served the Company during 2020 regarding the RSUs granted during the year ended December 31, 2020. The terms of the RSUs awarded to the non-executive directors are summarized below. The terms of the RSUs awarded to Mr. West are summarized in the "Long-term Incentive Programs" section above.

	Type of Award	Face Value of Award		Performance Conditions	Threshold vesting level %	Performance period end
Executive Director
Edward H. West	Performance-based RSUs (LTIP)(1)	$4,725,828	(2)	See details above	50%	12/31/2022
	Time-based RSUs (LTIP)(1)	$807,094	(3)	None	—	—
	Stock Options (LTIP)(1)	$1,056,919	(4)	None	—	—
Non-Executive Directors
Douglas H. Braunstein	Time-based RSUs(5)	$124,516	(6)	None	—	—
Jorge M. Diaz	Time-based RSUs(5)	$124,516	(6)	None	—	—
Julie Gardner	Time-based RSUs(5)	$124,516	(6)	None	—	—
Rahul Gupta	Time-based RSUs(5)	$121,106	(7)	None	—	—
Warren Jenson	Time-based RSUs(5)	$124,516	(6)	None	—	—
Michelle Moore	Time-based RSUs(5)	$121,106	(7)	None	—	—
G. Patrick Phillips	Time-based RSUs(5)	$124,516	(6)	None	—	—
Mark Rossi	Time-based RSUs(5)	$124,516	(6)	None	—	—
Juli C. Spottiswood	Time-based RSUs(5)	$124,516	(6)	None	—	—
(1)Total 2020 LTIP target award based on 5.75x base salary and the average closing share price of March 17, 2020 through March 31, 2020. Of the total amount, 53% of the total target award is performance-based RSUs, 20% is time-based RSUs, and 27% is stock options. See the "Long-term Incentive Programs" section above for a full description of the 2020 LTIP, including performance metrics and vesting dates.
(2)Calculated as the maximum RSUs available to earn of 202,088 multiplied by the weighted average grant date fair value of $23.39. The date of these grants was March 31, 2020.
(3)Calculated as 38,580 RSUs multiplied by the grant date fair value of $20.92. The date of grant was March 31, 2020.
(4)Calculated as 118,974 Options multiplied by the grant date fair value of $8.88. The date of grant was March 31, 2020. Exercise price is $20.92.
(5)Non-executive director RSU awards granted at an approximate value of $135,000, with the exception of Mr. Gupta and Ms. Moore's awards, which granted an an approximate value of $131,300, and vest approximately one year after grant subject to continuous service.
(6)Calculated as 5,952 RSUs multiplied by the grant date fair value of $20.92. The date of grant was March 31, 2020.
(7)Calculated as 5,789 RSUs multiplied by the grant date fair value of $20.92. The date of grant was March 31, 2020.

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT
Directors’ Shareholding and Share Interests
Share Ownership Guidelines
We adopted a share ownership policy (the “Ownership Policy”) for senior executives and Non-Executive Directors in August 2018, which requires such participants to maintain a stated level of share ownership in Cardtronics in order to align the interests of our senior executives and non-employee directors with those of our shareholders. The Ownership Policy is based on market trend information regarding executive and director share ownership policies, including design approaches, types of shares counted towards ownership, the time provided to participants to meet goals, and common multiples of base salary.
The Ownership Policy applies to our shares acquired by the participants on or after June 1, 2011, or the participant’s hire date, excluding shares acquired in the open market. Under the terms of the Ownership Policy, as of December 31, 2020, participants are required to attain at least the following target levels of share ownership in accordance with the terms of the Ownership Policy:

Position	Target Ownership Level
Non-Executive Directors	5x annual retainer
Executive Director - Chief Executive Officer	5x base salary
Prior to attaining the above target ownership levels, a participant is prohibited from selling, gifting or otherwise transferring more than 50% of any of the shares subject to the Ownership Policy, unless those shares are tendered to us or sold in order to cover payment of (i) a stock option exercise price or (ii) any state, federal or other income tax, payroll, social security and/or social insurance tax obligations that arise in connection with such shares. If a participant wishes to sell unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by our Compensation Committee, who has complete discretion to allow or disallow any such sales.
Participants are not subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through our incentive plans. If a participant’s base salary results in an increased ownership requirement, the participant’s equity grants will continue to be subject to the holding requirement until the new applicable target ownership level is attained. It is anticipated that actual levels of share ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, our Compensation Committee will review the target ownership levels to determine if any adjustments are appropriate. Furthermore, in response to unusual circumstances and in its sole discretion, our Compensation Committee may grant temporary relief or a waiver to individuals and/or categories of participants so as to permit them to sell unrestricted shares covered by the Ownership Policy even if such sale results in that participant falling below his or her prescribed target ownership level.
As of the date of this Report, all directors are in compliance with the share ownership policy. The following table sets forth information for each director regarding the number of shares, RSUs, and Stock Options held as of December 31, 2020.

Director	Shares held outright	Outstanding unvested RSUs		Outstanding unearned Performance-based RSUs		Outstanding Stock Options		Aggregate holding of Shares and Share Interests
Edward H. West	250,821	227,390	(1)	293,675	(2)	302,049	(3)	1,073,935
Douglas H. Braunstein(4)	8,652,968	5,952	(5)	—		—		8,658,920
Julie Gardner	23,576	5,952	(5)	—		—		29,528
Rahul Gupta	7,000	5,789	(5)	—		—		12,789
Warren Jenson	8,088	5,952	(5)	—		—		14,040
G. Patrick Phillips	34,741	5,952	(5)	—		—		40,693
Mark Rossi	54,253	5,952	(5)	—		—		60,205
Juli C. Spottiswood	29,951	5,952	(5)	—		—		35,903
(1)RSUs granted under the 2017 LTIP and vesting 24, 36 and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25% respectively, RSUs granted under the 2018 LTIP and vesting 100% on January 31, 2021, and RSUs granted under the 2019 and 2020 LTIP and vesting 33.3% 12, 24, and 36 months from January 31st of the grant year.
(2)Performance-based RSUs granted as the CEO Promotion Award and under the 2019 and 2020 LTIP, shown at the target level of performance achievement, vesting 100% upon completion of the three-year performance periods. See the "Long-term Incentive Programs" section above for a description of the CEO Promotion Performance-based RSUs and the 2020 LTIP, including performance metrics. See pages 61 and 62 of the 2020 proxy statement, included as Appendix 3 of our U.K. Companies Act Annual Report for the year ended December 31, 2019, for a full description of the 2019 LTIP, including performance metrics.
(3)Stock Options granted under the 2018, 2019, and 2020 LTIP, and vesting 12, 24 and 36 months from January 31st of the grant year, at 33.3% on each vesting date. Exercise price is $22.31, $31.99, and $20.92 per share for those granted under the 2018, 2019, and 2020 LTIP, respectively.

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT
(4)Mr. Braunstein’s holdings aggregate all securities of the Company held by him, Hudson Executive Capital LP (“HEC”), HEC Management GP LLC (“Hudson Management”) and their affiliated investment funds by virtue of Hudson Management being the general partner of HEC and Mr. Braunstein being the managing partner of HEC and managing member of Hudson Management. Mr. Braunstein, HEC, Hudson Management, and their affiliated investment funds held 8,652,968 shares as of December 31, 2020.
(5)RSUs granted March 31, 2020, and vested March 9, 2021.
Payments to Past Directors
No payments were made by the Company to past directors.
Payments for Loss of Office—Audited
No payments were made by the Company to directors for loss of office.
Performance Graph and Table
The graph below represents the relative investment performance of the Company’s shares to the NASDAQ Composite Index. The Board has selected the NASDAQ Composite Index for the comparison of total shareholder return for purposes of U.K. requirements as it represents a good market comparator.

COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

The table below sets out the following compensation for our CEO:
•Total remuneration is seen in the single figure table for the relevant financial year calculated using the share prices at the end of the relevant financial year;
•The bonus paid as a percentage of maximum opportunity;
•The value of the long-term incentives that have met their performance condition against the maximum possible level, which could have been earned in that period.

Item	2016	2017	2018	2019	2020
Total CEO remuneration	$8,000,402	$2,415,579	$790,619	$11,243,435	$13,655,141
Annual bonus as % of maximum	41.4%	43.2%	98.3%	75.4%	25.0%
Performance units meeting condition in year as % of maximum	68.0%	41.5%	—	91.1%	99.2%
Annual Change in Directors’ Remuneration Compared to Average Employee Remuneration
The U.K. legislation requires the Company to disclose the percentage change in certain remuneration items between 2019 and 2020 for all directors and all employees of Cardtronics plc, the parent company. Cardtronics plc does not employ any non-director employees, therefore nothing is disclosed.

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT
Chief Executive Officer Pay Ratio Compared to U.K. Employees
The U.K. legislation requires the Company to disclose the ratio between CEO pay and that of the U.K. employee population’s 25th, 50th (“Median”), and 75th percentile employee.

Year	Method	25th percentile Pay Ratio	Median Pay Ratio	75th percentile Pay Ratio
2020	Option A	349:1	317:1	240:1
2019	Option A	291:1	259:1	198:1
Consistent with 2019, the Company has selected Option A as the pay ratio methodology for 2020, as it is the most statistically accurate method available. The 25th, Median, and 75th percentile employees were determined based on the FTE remuneration as of December 31, 2020 and December 31, 2019 of all U.K. employees employed for the full 2020 and 2019 fiscal years, respectively. The calculations followed the same methodology applied to the CEO total remuneration disclosed in the Single Figure Table above, inclusive of bonuses earned in each fiscal year, even if they were paid in the following year. RSUs and Stock Options, were similarly calculated on the same basis as in the Single Figure Table above. The U.K. employees’ remuneration amounts were converted from pounds sterling to U.S. dollars using the yearly average exchange rates of approximately $1.28 for 2020 and 2019.
The table below shows the breakdown of total FTE remuneration for each percentile employee for 2020.

	Salary	Benefits	Cash Bonus	Pension	Total FTE Remuneration
75th Percentile	$45,204	$9,763	—	$1,876	$56,843
Median	$41,739	$157	—	$1,172	$43,068
25th Percentile	$37,870	$157	—	$1,114	$39,141
Approximately 30% of our U.K. employees work within the Cash In Transit team, and approximately 30% work within the ATM Engineering team. As a result, these two teams (disproportionately) impact the pay ratio figures. A Collective Bargaining Agreement between Cardtronics and the Usdaw trade union governs the terms and conditions of the Cash In Transit team, which are formally negotiated annually. This is different from the rest of the organization where employee remuneration and benefits are more dependent on individual performance, in addition to role and level of responsibility. Progression within the Cash In Transit organization can also be more prescriptive than for non-unionized U.K. employees due to the very defined nature of the roles and team structure. For 2020, both the Median employee and the 25th Percentile employee are members of the Cash in Transit team. As a result, the pay, reward, and progression policies of the Median employee are not consistent with those of the majority of the U.K. employees.
Compared to most of our U.K. employees, a much larger portion of our CEO's remuneration is variable pay. As a result, our CEO's total remuneration can fluctuate significantly, based on the performance achieved against targets for Performance-based RSUs and cash bonuses. This was the main driver for the increase in the disclosed pay ratios from 2019 to 2020, along with an increase in Stock Options granted in 2020 with a lower exercise price, compared to 2019. See further details on our CEO's total remuneration disclosed in the Single Figure Table above.
As a company publicly traded on NASDAQ, the Company is also required to provide the pay ratio disclosure in Part III. Item 11. Executive Compensation of the Amendment No. 1 to our Form 10-K for the fiscal year ended December 31, 2020, (“CD&A CEO Pay Ratio”). There are various differences between the methodologies used to calculate that disclosure and the one set out above. For example, the employee population used for the purposes of the CD&A CEO Pay Ratio is the Company’s global employee population (including senior-level corporate employees), rather than only U.K. employees. Additionally, total compensation used both for the CEO and the median employee in the CD&A CEO Pay Ratio includes all equity awards granted in the year, valued at the share price on the date of grant, with performance-based RSU awards at target payout, whereas total remuneration used for the pay ratios above includes non-performance-related equity awards granted in the year, valued at the share price at the end of the fiscal year, and performance-based RSU awards at final payout where the performance period is completed in the year under review. These and other differences in methodology result in different employees being selected as the median employee for the two pay ratio calculations, leading to different pay ratio figures.
Relative Importance of Spend on Pay
U.K. legislation requires the Company to show the annual change in spending on certain specified items. The following table includes the statutory items for the current and prior year:
•Total remuneration for all employees across the Company;
•Share repurchases;
•Dividends paid.

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT

	2019	2020	Change
Total Employee Remuneration(1)	$207,097,836	$167,303,479	(19.2)%
Share Repurchases	$49,996,833	$16,782,194	(66.4)%
Dividends Paid	—	—	N/A
Total Employee Remuneration costs include all compensation related costs for employees, including salaries, bonuses, benefits and taxes incurred by the Company, etc. Equity Awards granted in the year to employees (net of forfeitures in the year) are included at closing market price of our stock on December 31, 2020 of $35.30 per share and December 31, 2019 of $44.65 per share, and performance-based RSUs are included at the actually earned values. The decrease in total employee remuneration is attributable to lower incentive compensation, temporary salary reductions during the three months ended June 30, 2020, and workforce reductions. Additionally, total employee remuneration in 2019 includes the time-based awards granted in 2019 as well as the 2018 performance-based awards that had been earned at the end of the second year of the performance period. In 2019, the Company granted performance-based awards with a three year performance period. Therefore, for 2020, the calculation includes the time-based awards granted in 2020 but it excludes the performance-based awards granted in 2019 because they were not yet earned at December 31, 2020, the end of the second year of the performance period.
Statement of Implementation of Policy in 2021
In 2021, the Compensation Committee intends to continue to provide remuneration in accordance with the Policy. Base salaries may be increased in line with increases across the Group, and new targets will be set for the Cash Incentive Plan and the Performance-based RSU awards, as explained below. The appropriate level of awards to be granted in 2021 is assessed by the Compensation Committee, but in all cases will remain within the maximums stated in the Policy.
Effective March 2021, the following will apply:
Chief Executive Officer
Base Salary - The Compensation Committee approved our CEO’s base salary as $750,000, making no changes from 2020.
Cash Incentive Plan - The 2021 Cash Incentive Plan will utilize the following performance metrics and weightings:
•Total Revenue (33.3%)
•Adjusted EBITDA (33.3%)
•Adjusted Free Cash Flow (33.3%)
Consistent with 2020, our CEO’s Cash Incentive target for 2021 is set at 125% of his base salary.
Stock Option, Performance-based and Time-based RSUs - The 2021 LTIP will utilize the following performance measures and weightings for the Performance-based RSUs, measured over a three year performance period, consistent with the 2020 LTIP:
•Cumulative Adjusted EBITDA (50%)
•Relative Total Shareholder Return (50%)
The value of the share-based payments granted to our CEO is based on an award of 5.75x base salary for 2021, consistent with 2020, with 50% being Time-based RSUs and 50% being Performance-based RSUs, a shift from 2020 where it was 27% Options, 20% Time-based RSUs and 53% Performance-based RSUs.
Specific performance targets are considered commercially sensitive as they will give our competitors information about our operating plan and strategy. The targets and actual results achieved will be accurately disclosed following the final performance period year.
Non-Executive Directors
Fees and Time-based RSUs - Director Fees and Time-based RSUs granted will remain consistent with 2020 as described below:
•the annual award of RSUs will remain at approximately $135,000 at the time of grant;
•the annual cash retainer will remain at $70,000;
•the additional annual cash retainer for the Chair of our Board will remain at $85,000;
•the meeting fee for each Board meeting attended in person in the United Kingdom will be $10,000 with no additional fees paid for committee or other Board meetings attended;
•the annual cash retainer for each committee of which the director is a member will remain at $10,000;
•the additional annual cash retainer for the chair of the Audit, Finance and Compensation Committee will remain at $10,000, and the additional annual cash retainer for the chair of our Nominating & Governance Committee will remain at $5,000; and
•reimbursement of reasonable fees related to the preparation of U.K. tax returns.

CARDTRONICS

2050 W. Sam Houston Parkway South, Suite 1300,
Houston, Texas, USA 77042
Tel: (832) 308-4000 | cardtronics.com

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CARDTRONICS PLC

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D55469-P59014

CARDTRONICS PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS
Wednesday, June 30, 2021, 6:00 PM London Time

This proxy is solicited by the Board of Directors

The undersigned hereby revokes all prior proxies and appoints Edward H. West, Aimie Killeen, Marc Terry, Jana Hile, Martin Jackson and Paul Carbonelli, and each of them, as proxyholders with full power of substitution (and the power to each of them to appoint other persons as proxies), to represent, vote and act with respect to all Class A ordinary shares of Cardtronics plc, which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders to be held on Wednesday, June 30, 2021 at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL United Kingdom London Time at 6:00 PM, or any postponements or adjournments thereof, on any matter properly coming before the meeting, with all the powers the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance will the recommendations of the Board of Directors. Please see the accompanying proxy statement for additional details.

Continued and to be signed on reverse side